Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213780

PROSPECTUS

Diebold, Incorporated

OFFER TO EXCHANGE

Up to $400,000,000 aggregate principal amount of its 8.5% Senior Notes due

2024 registered under the Securities Act of 1933 for

any and all outstanding 8.5% Senior Notes due 2024

that were issued on April 19, 2016

•	We are offering to exchange new registered 8.5% Senior Notes due 2024, which we refer to herein as the “exchange notes,” for all of our outstanding 8.5% Senior Notes due 2024 that were issued on April 19, 2016, which we refer to herein as the “original notes.” We refer herein to this offer to exchange as the “Exchange Offer.” We refer herein to the exchange notes and the original notes, collectively, as the “notes.”

•	The Exchange Offer expires at 5:00 p.m., New York City time, on November 17, 2016, unless extended.

•	The Exchange Offer is subject to customary conditions that we may waive.

•	All outstanding original notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged for the exchange notes.

•	Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the Exchange Offer.

•	We believe that the exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the Exchange Offer.

•	The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

•	If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•	There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

See “Risk Factors” beginning on page 24 for a discussion of matters you should consider before you participate in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2016.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Corporate Secretary, Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 (telephone number (330) 490-4000). In order to ensure timely delivery of this information, any request should be made by November 9, 2016, five business days prior to the expiration date of the Exchange Offer.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the Exchange Offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prosecutes or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

NOTICE TO INVESTORS

This prospectus contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in this prospectus or incorporated by reference into this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

i

The exchange notes will be available in book-entry form only. The exchange notes will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture, dated as of April 19, 2016, or the Indenture, governing the notes.

NON-GAAP FINANCIAL MEASURES

We refer to the terms EBITDA and Adjusted EBITDA (as defined in “Prospectus Summary—Summary historical consolidated and unaudited pro forma condensed combined financial information”) in various places in this prospectus. These are supplemental financial measures that are not prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Our measurements of EBITDA and Adjusted EBITDA may not be comparable to those of other companies. Please see “Prospectus Summary—Summary historical consolidated and unaudited pro forma condensed combined financial information” for a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus, including the reasons that we believe this information is useful to management and to investors and a reconciliation of EBITDA and Adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this Exchange Offer, we encourage you to read this entire prospectus, including the information set forth under “Risk Factors”, the consolidated financial statements and related notes incorporated by referenced into this prospectus and other documents incorporated by reference into this prospectus.

Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “we,” “our,” “us”, the “combined company” and the “Company” refer to Diebold, Incorporated and its consolidated subsidiaries after the consummation of the Acquisition (as defined herein);“Diebold” refers to Diebold, Incorporated and its consolidated subsidiaries before the consummation of the acquisition of Wincor Nixdorf; and references to “Wincor Nixdorf” refer to Wincor Nixdorf AG and its consolidated subsidiaries for all periods before and following the consummation of the Acquisition. Financial and other information identified in this prospectus as “pro forma” gives effect to the consummation of the Transactions (as defined herein).

Acquisition overview

On November 23, 2015, Diebold, a global leader in providing self-service delivery, value-added services and software primarily to the financial services industry, and Wincor Nixdorf, a leading provider of information technology, or IT, solutions and services to the financial services and retail industries, announced that the companies had entered into the Business Combination Agreement (as defined herein). Pursuant to the Business Combination Agreement, on February 5, 2016, Diebold made a voluntary public takeover offer to all shareholders of Wincor Nixdorf, which we refer to herein as the takeover offer. Under the terms of the takeover offer, Diebold offered Wincor Nixdorf shareholders €38.98 in cash plus 0.434 Diebold common shares per Wincor Nixdorf ordinary share, which is herein referred to as the takeover offer consideration. The acquisition of Wincor Nixdorf ordinary shares pursuant to the takeover offer is herein referred to as the Acquisition. The Acquisition, along with the other transactions described under “The Transactions,” are herein referred to collectively as the Transactions.

On August 15, 2016, Diebold completed the takeover offer and delivered the takeover offer consideration to Wincor Nixdorf shareholders who validly tendered, and did not withdraw, their Wincor Nixdorf ordinary shares in the takeover offer. In connection with the closing of the takeover offer, Diebold issued 9,928,514 of new Diebold common shares, or the New Shares, on August 15, 2016. At the closing, Diebold acquired, through Diebold Holding Germany Inc. & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien) and a wholly owned subsidiary of Diebold, 22,876,760 Wincor Nixdorf ordinary shares, representing 69.15 percent of the total number of issued Wincor Nixdorf ordinary shares inclusive of treasury shares (76.7 percent of all Wincor Nixdorf ordinary shares outstanding) in exchange for an aggregate takeover offer consideration of approximately €891.7 million in cash and the New Shares (representing €49.94, or $55.74, per Wincor Nixdorf ordinary share, based on the closing price of Diebold common shares as of August 12, 2016 of $28.17), valuing Wincor Nixdorf at approximately €1.6 billion, or $1.8 billion based on an exchange rate of $1.1161 per euro.

The New Shares commenced trading on the New York Stock Exchange and all Diebold common shares commenced trading on the Frankfurt Stock Exchange.

See “The Transactions.”

Acquisition rationale

We believe that the combination of Diebold and Wincor Nixdorf brings together leading innovators in value-added services, branch automation and omnichannel experiences to create a global market leader in financial self-service, or FSS, solutions for financial and retail markets. The combined company will focus on the entire value chain—“consult, design, build and operate”—to help financial institutions and retailers in their endeavor to provide automated and omnichannel experiences for their clients, building upon the two companies’ shared vision that services and software drive the consumer experience and enable customers to differentiate themselves in evolving industries. The collective capabilities and existing global presence of Diebold and Wincor Nixdorf will allow us to offer a broader range of services and solutions to our customers and will enable the combined company to pursue a larger total addressable market, which we currently estimate to be approximately $60 billion globally. We expect to benefit from growing demand for software and services, supported by innovative hardware and an installed base of nearly one million automated teller machines, or ATMs, worldwide. In addition, we expect that the combined company will be better positioned to support Wincor Nixdorf’s retail offering in North America through Diebold’s field service organization.

The two companies share a complementary geographic reach across the Americas, Europe, the Middle East and Africa, or EMEA, and within Asia Pacific, have strong and established brands and offer sophisticated engineering solutions. Diebold is a market leader in the Americas, whereas Wincor Nixdorf is a market leader in Europe. These two regions are key drivers for innovation and digital transformation—both in banking and retail.

Following the end of the third full year after the completion of the Acquisition, the combined company plans to deliver approximately $160 million of annual cost synergies. We believe that synergies will be achieved through increased scale, a streamlined portfolio of products and solutions, higher utilization of the service organization, workforce rationalization in overlapping regions and shared back office resources. We also expect that, after completion of the business combination and integration, we will generate strong free cash flow, which would be used to make investments in innovative software and solutions and reduce debt.

Pro forma company overview

After giving pro forma effect to the Transactions, the combined company generated pro forma net sales of $5,200.7 million, pro forma net loss of $103.0 million and pro forma Adjusted EBITDA of $434.8 million during the year ended December 31, 2015, and pro forma net sales of $2,505.8 million, pro forma net income of $159.2 million and pro forma Adjusted EBITDA of $264.2 million during the six months ended June 30, 2016. See “—Summary historical consolidated and unaudited pro forma condensed combined financial information.”

Our common shares are publicly listed on the New York Stock Exchange and the Frankfurt Stock Exchange. We have registered offices in North Canton, Ohio and operate from headquarters in North Canton, Ohio and Paderborn, Germany.

The table below provides an overview of Diebold’s and Wincor Nixdorf’s historical revenues by product and geographic regions, as well as the combined company’s revenues by product and geographic regions. In the case of Diebold, such information is based in its revenue for the year ended December 31, 2015; in the case of Wincor Nixdorf, such information is based on its revenue for the fiscal year ended September 30, 2015.

Diebold	Wincor Nixdorf	The combined company(3)
Product mix(1)

Diebold	Wincor Nixdorf	The combined company(3)
Geographic mix(1)(2)

(1)	Wincor Nixdorf’s revenue by product and geographic region has been translated to U.S. dollars using the average exchange rate of €1.00 = $1.1487 for the period from October 1, 2014 to September 30, 2015.
(2)	The presentation of Wincor Nixdorf’s revenue by geographic region has been adjusted for purposes of this presentation to align more closely with Diebold’s presentation of revenue by geographic region. Wincor Nixdorf’s revenue for the fiscal year ended September 30, 2015 from Africa of approximately €59 million is currently reported in Asia Pacific and has been realigned to EMEA to be consistent with Diebold’s reporting of Africa revenue.
(3)	The combined company’s revenue by product and geographic regions has been derived by taking Diebold’s revenue by product and geographic regions, respectively, for the year ended December 31, 2015 and adding Wincor Nixdorf’s revenue by product and geographic regions, respectively, for the fiscal year ended September 30, 2015.

Transaction highlights

Creates a global leader in connected commerce with a balanced geographic footprint

Diebold and Wincor Nixdorf have been market leaders in the Americas and Europe, respectively. Following the Acquisition, we will be a connected commerce leader with a balanced geographic footprint across these regions and an installed base of approximately one million ATMs and one million ePOS. Our leadership in the Americas and across Europe is meaningful because customers in these two regions are at the forefront of branch and store transformation.

Large global installed base of ATMs and ePOS provides substantial services and software opportunity

Diebold Nixdorf has an installed base of nearly one million ATMs and one million ePOS. We intend to leverage our customer relationships and the scale of our offerings to increase the mix of revenue from higher value services and software. Prior to the acquisition, Diebold and Wincor Nixdorf had service arrangements with respect to approximately 85% and 60% of their installed base, respectively. Because third-party service partners are relied upon in certain regions, the company has an opportunity to upsell our break/fix services, value-added services and managed services to these customers. In addition, we will be able to offer our sophisticated omnichannel software solutions and our Phoenix, multi-vendor software solutions to a much broader customer set. We are targeting approximately 65% of our revenue from software and services in the medium term.

Complementary product and service offerings enable the combined company to compete in a larger total addressable market

We will aim to leverage existing products and services to create a strong platform with omnichannel capabilities and integrated solutions for banking and retail customers. The combination strengthens our solution set. Integrating Wincor Nixdorf technology and services will enhance Diebold’s deposit automation, cash recycler and teller automation technologies, as well as Diebold’s professional services for software management. In turn, Wincor Nixdorf will be able to leverage Diebold’s “managed” and “maintenance” service platforms to create a more complete services offering for us. After successfully integrating the product and service strengths of both businesses, the combined company will be in the position to provide better products and services to what we believe is an approximately $60 billion current global addressable market.

Well-positioned to benefit from dynamic industry conditions

Through our combination with Wincor Nixdorf, we believe we are well-positioned to benefit from growth in the higher margin services and software segments—particularly in the areas of managed services, branch and store automation, mobile and omnichannel solutions. Both retail and financial customers are focused on increasing automation and using technology to reduce operating costs and enhance compliance. Financial service and retail customers are adjusting to changes which include: evolving customer demands for always on and mobile solutions, an increasing number of competitors, increasing security and compliance reporting, and the rising importance of cash management. Some of the tools our customers need for success include open systems, flexible architectures and innovative client software, knowledgeable service technicians, and standard user-interfaces. We expect that the combined company will be better able to compete in the FSS market by leveraging the relationships and knowledge gained from its industry leading installed base.

Meaningful expected cost synergies through execution of the integration plan

By leveraging innovative solutions and talent from both companies, we believe that the combined company will have the scale, strength and flexibility to better support customers as they respond to dynamic market conditions. We anticipate that the Acquisition will result in significant cost synergies and efficiencies. The business combination is expected to yield approximately $160 million run-rate annual cost synergies by the end of the third full year following the close. Product consolidation efficiencies, which the company expects to achieve through greater scale in direct material procurement, consolidated research and development costs and greater overhead savings as a result of consolidation of manufacturing processes, are currently expected to account for approximately 40% of such annual cost synergies. Service rationalization is currently expected to account for approximately 30% of such annual cost synergies, while shared back office resources are currently expected to account for approximately 30% of such annual cost synergies. Of the $160 million of expected annual cost synergies, approximately $90 million are currently expected to result from a reduction in cost of goods sold and approximately $70 million are currently expected to relate to a decrease in operating expenses.

Experienced leadership team comprised of top Diebold and Wincor Nixdorf personnel

Our new company is comprised of industry leaders that cultivate operational excellence and possess strong execution capabilities. We will benefit from a senior management team and Board of Directors comprised of both Diebold and Wincor Nixdorf executives. The combined company’s eight person Management Executive Committee is equally represented by business leaders from both Diebold and Wincor Nixdorf, including the current chief executive officers and chief financial officers from both Diebold and Wincor Nixdorf.

In addition, along with Diebold’s existing Board members, two new directors from Wincor Nixdorf have joined the Board of Diebold, with a third expected to join in the future. Finally, to facilitate integration, key leadership personnel from both companies will continue to work at the combined company to provide continuity, expertise and experience with the Diebold and Wincor Nixdorf individual businesses, customers, geographic locations and culture.

Summary of the Exchange Offer

On April 19, 2016, we issued the original notes in a transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. In connection with the offering of the original notes, we entered into a registration rights agreement, dated as of April 19, 2016, with the initial purchasers of the original notes, or the registration rights agreement. In the registration rights agreement, we agreed to offer the exchange notes, which will be registered under the Securities Act, in exchange for the original notes. The Exchange Offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. You should read the discussions under the headings “Prospectus Summary—Summary of the Terms of the Exchange Notes” and “Description of the Exchange Notes” for information regarding the exchange notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes generally will be freely transferable. Based upon interpretations by the staff of the Securities and Exchange Commission, or SEC, set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	acquire the exchange notes in the ordinary course of your business;

•	are not and do not intend to become engaged in a distribution of the exchange notes;

•	are not an “affiliate” (within the meaning of the Securities Act) of ours;

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer.”

Registration Rights Agreement

Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to consummate the Exchange Offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, liquidated damages will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the Exchange Offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See “The Exchange Offer—Liquidated Damages.”

Minimum Condition	The Exchange Offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the Exchange Offer.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on November 17, 2016, unless we extend it.

Exchange Date	We will accept original notes for exchange at the time when all conditions of the Exchange Offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.

Conditions to the Exchange Offer	Our obligation to complete the Exchange Offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the Exchange Offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration of the Exchange Offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering Original Notes	See “The Exchange Offer—How to Tender.”

United States Federal Income Tax Consequences	We believe that the exchange of the original notes for the exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss as a result of such exchange. See “Material United States Federal Income Tax Considerations.”

Effect on Holders of Original Notes	If the Exchange Offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See “The Exchange Offer—Other.”

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted original notes, will continue to be subject to the transfer restrictions provided for in the original notes and the Indenture. To the extent that original notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the original notes could be adversely affected. See “Risk Factors—Risks Associated with the Exchange Offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the Exchange Offer,” “Risk Factors—Risks Associated with the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the Exchange Offer” and “The Exchange Offer—Other.”

Appraisal Rights	Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the Indenture. See “The Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the Exchange Offer.

Exchange Agent	U.S. Bank National Association, the trustee under the Indenture, is serving as the exchange agent in connection with this Exchange Offer.

Summary of the Terms of the Exchange Notes

Issuer	Diebold, Incorporated.

Exchange Notes	$400,000,000 in aggregate principal amount of 8.5% Senior Notes due 2024.

Maturity Date	April 15, 2024.

Interest Rate	8.5% per annum, payable semi-annually on April 15 and October 15.

Optional Redemption	The notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2019, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to April 15, 2019, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 108.5% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

At any time prior to April 15, 2019, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus a “make-whole premium,” together with accrued and unpaid interest, if any, to, but excluding, the date of redemption.

See “Description of the Exchange Notes—Optional redemption.”

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, we will be required to make an offer to repurchase the notes at 101% of their face amount, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Exchange Notes—Repurchase at the option of holders—Change of control.”

Asset Disposition Offer	If we or our restricted subsidiaries sell assets, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Exchange Notes—Repurchase at the option of holders—Asset sales.”

Note Guarantees	The notes are and will be guaranteed on a senior unsecured basis by (i) all of our existing and future direct and indirect domestic subsidiaries (other than securitization subsidiaries) that guarantee our borrowings under the Credit Agreement, dated as of November 23, 2015, as amended on December 23, 2015, May 6, 2016 and August 16, 2016 (as further amended, supplemented and otherwise modified), with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other persons party thereto, which we refer to herein as the Senior Credit Facility, and (ii) all of our existing and future direct and indirect domestic subsidiaries (other than securitization subsidiaries and immaterial subsidiaries) that guarantee any of our or our subsidiary guarantors’ indebtedness for borrowed money. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of the Exchange Notes—Note guarantees.”

For the six months ended June 30, 2016, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries represented approximately 79.5 percent of our net sales.

As of June 30, 2016, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries:

•	represented approximately 55.2 percent of our total assets; and

•	had approximately $1,892.4 million of total liabilities, including trade payables but excluding intercompany liabilities.

Ranking	The notes and the note guarantees are our and the subsidiary guarantors’ senior unsecured obligations and:

•	rank senior in right of payment to all of our and the subsidiary guarantors’ future subordinated indebtedness;

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	are effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, including indebtedness under our Senior Credit Facility, to the extent of the value of the assets securing such debt; and

•	are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of June 30, 2016, on a pro forma basis after giving effect to the Transactions:

•	we would have had approximately $2,614.2 million of total indebtedness (including the notes);

•	of our total indebtedness, we would have had approximately $2,189.1 million of secured indebtedness, all of which would have been incurred under our Senior Credit Facility, to which the notes would have been effectively subordinated to the extent of the value of the assets securing such indebtedness;

•	we would have had $210.0 million available under the Senior Credit Facility and $97.5 million available under uncommitted lines of credit; and

•	our non-guarantor subsidiaries would have had approximately $1,892.4 million of total liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Covenants	The Indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. In addition, if for such period of time, if any, that the notes have received investment grade ratings from both Standard & Poor’s Ratings Services, or S&P, and Moody’s Investors Service, Inc., or Moody’s, and no default or event of default exists under the Indenture, we will not be subject to certain of the covenants listed above. For more details, see “Description of the Exchange Notes.”

Risk Factors	See “Risk Factors” and the other information included and incorporated by reference into this prospectus for a discussion of the factors you should consider before deciding whether to exchange any outstanding notes.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the Exchange Offer.

Trustee	U.S. Bank National Association is the trustee for the holders of the exchange notes.

Governing Law	The exchange notes, the Indenture and the other documents for the offering of the exchange notes are governed by the laws of the State of New York.

For additional information about the exchange notes, see the section of this prospectus entitled “Description of the Exchange Notes.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the Exchange Offer.

Summary historical consolidated and unaudited pro forma condensed combined financial information

Summary historical consolidated financial information of Diebold

The following table sets forth our summary historical consolidated and unaudited pro forma condensed combined financial information for the periods ended and as of the dates indicated below.

The summary historical consolidated financial information as of June 30, 2016 and 2015, as of December 31, 2015 and 2014, for each of the six-month periods ended June 30, 2016 and 2015 and for each of the years ended December 31, 2015, 2014 and 2013 have been prepared in accordance with GAAP. The balance sheet information as of December 31, 2015 and 2014 and the statement of operations and cash flow information for the years ended December 31, 2015, 2014 and 2013 have been derived from the audited consolidated financial statements of Diebold, which are incorporated by reference in this prospectus. The balance sheet information as of June 30, 2016 and 2015 and the statement of operations and cash flow information for the six-month periods ended June 30, 2016 and 2015 have been derived from the unaudited consolidated financial statements of Diebold, which are incorporated by reference in this prospectus.

The summary unaudited pro forma condensed combined financial information as of June 30, 2016 and for the year ended December 31, 2015 and the six months ended June 30, 2016 have been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information and the accompanying notes thereto incorporated by reference in this prospectus. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2016 combines the consolidated balance sheets of Diebold and Wincor Nixdorf as of June 30, 2016 and March 31, 2016, respectively, and gives effect to the Acquisition as if it had occurred on June 30, 2016. The unaudited pro forma condensed combined statement of operations combines the historical results of Diebold and Wincor Nixdorf for the years ended December 31, 2015 and September 30, 2015, respectively, and gives effect to the Acquisition as if it occurred on January 1, 2015. The unaudited pro forma condensed combined statement of operations combines the historical results of Diebold and Wincor Nixdorf for the six months ended June 30, 2016 and March 31, 2016, respectively, and gives effect to the Acquisition as if it occurred on January 1, 2015. For purposes of the unaudited pro forma condensed combined financial information presented below, the historical financial statements of Diebold and Wincor Nixdorf have been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the combined statements of operations, expected to have a continuing impact on the combined company’s consolidated results. The unaudited pro forma condensed combined statement of operations does not include the impact of either (i) any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs or (ii) one-time charges or costs arising from the Acquisition, such as incremental advisory, legal and accounting expenses. The unaudited pro forma condensed combined financial information reflects adjustments to reconcile Wincor Nixdorf’s historical audited financial statements prepared in accordance with international financial reporting standards, or IFRS, to GAAP and conversion from Euros to U.S. dollars.

The summary unaudited pro forma condensed combined financial information is for illustrative purposes only and does not purport to present what our results of operations and financial condition would have been had the Acquisition actually occurred on the dates assumed for such purposes in the preparation of such pro forma financial information, nor does it project our results of operations for any future period or our financial condition at any future date. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Diebold believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the consummation of the Acquisition.

The information set forth below should be read in conjunction with the historical consolidated financial statements of Diebold and Wincor Nixdorf incorporated by reference in this prospectus.

			Historical			Pro Forma
	(Unaudited) Six months ended		Year ended December 31,			Year ended	Six months ended
(dollars in millions)	June 30, 2016	June 30, 2015	2015	2014	2013	December 31, 2015	June 30, 2016
Consolidated statement of operations:

Net sales:
Services	$693.2	$694.5	$1,394.2	$1,432.8	$1,420.8	$2,824.8	$1,386.9
Products	396.4	524.8	1,025.1	1,302.0	1,161.9	2,375.9	1,118.9

Total net sales	1,089.6	1,219.3	2,419.3	2,734.8	2,582.7	5,200.7	2,505.8

Cost of sales:
Services	463.9	464.2	932.8	974.8	1,048.3	2,097.4	999.4
Products	331.8	425.1	834.5	1,033.8	948.4	1,955.6	866.7

Total cost of sales	795.7	889.3	1,767.3	2,008.6	1,996.7	4,053.0	1,866.1

Gross profit	293.9	330.0	652.0	726.2	586.0	1,147.7	639.7
Operating expenses:
Selling, general and administrative	252.9	245.4	488.2	478.4	564.5	949.8	465.7
Research, development and engineering expense	36.1	46.2	86.9	93.6	92.2	192.5	86.1
Impairment of assets(1)	—	18.9	18.9	2.1	72.0	18.9	—
Gain on sale of assets, net(2)	0.3	(1.5)	(0.6)	(12.9)	(2.4)	(0.6)	0.3

Total operating expenses	289.3	309.0	593.4	561.2	726.3	1,160.6	552.1

Operating income (loss)	4.6	21.0	58.6	165.0	(140.3)	(12.9)	87.6
Other income (expense):
Investment income	11.2	14.7	26.0	34.5	27.6	24.0	11.2
Interest expense	(35.8)	(15.6)	(32.5)	(31.4)	(29.2)	(154.9)	(93.7)
Foreign exchange (loss) gain, net	(3.6)	(10.5)	(10.0)	(11.8)	0.2	(51.3)	(11.7)
Miscellaneous, net	7.8	(0.3)	3.7	(1.6)	(0.1)	(3.3)	(6.6)

Total other expense, net	(20.4)	(11.7)	(12.8)	(10.3)	(1.5)	(185.5)	(87.6)

Income (loss) from continuing operations before taxes	(15.8)	9.3	45.8	154.7	(141.8)	(198.4)	—
Income tax (benefit) expense	(15.7)	(0.3)	(13.7)	47.4	48.4	(79.5)	(10.9)

Income from continuing operations, net of tax	(0.1)	9.6	59.5	107.3	(190.2)	(118.9)	10.9
Income from discontinued operations, net of tax(3)	148.3	8.7	15.9	9.7	13.7	—	—

Net income (loss)	148.2	18.3	75.4	117.0	(176.5)	(118.9)	10.9
Less: Income attributable to non-controlling interests, net of tax(4)	1.1	(1.1)	1.7	2.6	5.1	38.9	18.9

Net income (loss) attributable to Diebold, Incorporated	147.1	$19.4	$73.7	$114.4	$(181.6)	$(157.8)	$(8.0)

			Historical			Pro Forma
	(Unaudited) Six months ended		Year ended December 31,			Year ended	Six months ended
(dollars in millions)	June 30, 2016	June 30, 2015	2015	2014	2013	December 31, 2015	June 30, 2016

Balance sheet information (at period end)(5):
Cash and cash equivalents	$335.5	$244.4	$313.6	$326.1			$1,395.6
Net working capital(6)	$2,540.2	$692.8	$687.8	$627.7			$1,998.0
Property, plant and equipment, net	$166.1	$176.2	$175.3	$165.7			$424.6
Total assets	$4,040.5	$2,395.7	$2,249.3	$2,342.1			$6,544.7
Total debt	$2,313.0	$669.9	$645.1	$505.4			$2,614.2
Total Diebold, Incorporated stockholders’ equity	$578.3	$465.6	$412.4	$531.5			$1,446.0

Cash flow information:
Net cash provided by (used in):
Operating activities	$(206.2)	$(99.1)	$36.7	$186.9	$124.2
Investing activities	$(1,359.4)	$(83.2)	$(64.9)	$13.8	$(52.7)
Financing activities	$1,584.9	$122.6	$42.2	$(81.2)	$(204.5)
Capital expenditures from continuing operations	$(11.3)	$(24.7)	$(52.3)	$(60.1)	$(33.8)

Non-GAAP financial information:
EBITDA(7)	$188.0	$51.8	$132.2	$234.7	$(44.1)	$144.9	$327.8
Adjusted EBITDA(7)	$83.2	$101.8	$211.6	$263.3	$210.7	$434.8	$264.2
Interest expense(8)	$35.8	$15.6	$32.5	$31.4	$29.2	$154.9	$93.7

(1)	As of March 31, 2015, Diebold agreed to sell its equity interest in its Venezuela joint venture to its joint venture partner and recorded a $10.3 million impairment of assets in the first quarter of 2015. On April 29, 2015, Diebold closed the sale for the estimated fair market value and recorded a $1.0 million reversal of impairment of assets based on final adjustments in the second quarter of 2015, resulting in a $9.3 million impairment of assets. Final fair value adjustments resulted in an overall impairment of $9.7 million. Diebold no longer has a consolidating entity in Venezuela, but will continue to operate in Venezuela on an indirect basis. Additionally, Diebold recorded an impairment related to other intangibles in Latin America in the second quarter of 2015 and an impairment of $9.1 million related to redundant legacy Diebold internally-developed software as a result of the acquisition of Phoenix in the first quarter of 2015 in which the carrying amounts of the assets were not recoverable. Diebold performed an other-than-annual assessment for its Brazil reporting unit in the third quarter of 2013 based on a two-step impairment test and concluded that the goodwill within the Brazil reporting unit was partially impaired. For 2013, the impairment primarily related to a $70.0 million pre-tax, non-cash goodwill impairment charge recorded in the third quarter due to deteriorating macro-economic outlook, structural changes to an auction-based purchasing environment and new competitors entering the market.
(2)	During the second quarter of 2014, Diebold divested its subsidiary, Diebold Eras Inc., resulting in a gain on sale of assets of $13.7 million. During the first quarter of 2013, Diebold recognized a gain on assets of $2.2 million resulting from the sale of certain U.S. manufacturing operations to a long-time supplier.
(3)	Diebold divested its electronic security business located in the U.S. and Canada for an aggregate purchase price of approximately $350.0 million in cash. The transaction closed on February 1, 2016. The operating results for the electronic security business were previously included in Diebold’s North America segment and have been reclassified to discontinued operations for all of the periods presented.

(4)	The pro forma income attributable to non-controlling interest, net of tax, combines the historical results of Diebold and Wincor Nixdorf for the years ended December 31, 2015 and September 30, 2015, of $1.7 million and $1.5 million, respectively. The Wincor Nixdorf profit attributable to non-controlling interests of €1.3 million was translated at the historical average rate of $1.1487 per euro. Diebold’s non-controlling interest relates primarily to China and Central America. Wincor Nixdorf’s non-controlling interest relates to the remaining ownership interests in Prosystems IT GmbH.

Subsequent to the closing of the Acquisition, on August 16, 2016, the board of directors of Diebold and the supervisory and management boards of Wincor Nixdorf approved the entry into a proposed domination and profit and loss transfer agreement. The parties executed such agreement after a meeting of shareholders of Wincor Nixdorf approved the domination and profit and loss transfer agreement on September 26, 2016. Following effectiveness and registration of the domination and profit and loss transfer agreement, Wincor Nixdorf shareholders will be offered to elect either (i) to receive a compensation in cash of €55.02 per Wincor Nixdorf ordinary share in exchange for their Wincor Nixdorf ordinary shares, or (ii) to remain Wincor Nixdorf shareholders and receive a recurring compensation in cash of €3.13 (€2.82 net under the current taxation regime) for each full fiscal year of Wincor Nixdorf and for each Wincor Nixdorf ordinary share. The ultimate timing of any future cash payments related to the domination and profit and loss transfer agreement is uncertain. Noncontrolling interests with certain redemption features, such as put rights that are not within the control of the issuer, are considered redeemable noncontrolling interests. As the domination and profit and loss transfer agreement will not be effective until registered with the German commercial register, the carrying value of the noncontrolling interest has been presented as a component of total equity. As of and for the period of time that the domination and profit and loss transfer agreement is effective, the carrying value of the noncontrolling interest will be classified as a total equity to redeemable noncontrolling interest and presented outside of equity in the consolidated balance sheet of Diebold.

(5)	Diebold recast its financial statements for its divestiture of the electronic security business for its Annual Report on Form 10-K for the year ended December 31, 2015. Pursuant to GAAP, Diebold recast its balance sheet accounts as of December 31, 2015 and 2014. As a result, audited December 31, 2013 balance sheet information is not available for the recast electronic security business.
(6)	Diebold defines “Net working capital” as current assets minus current liabilities.
(7)	Diebold defines “EBITDA” as net income (loss) excluding income tax (benefit) expense, net interest and depreciation and amortization expense. Diebold defines “Adjusted EBITDA” as EBITDA before the effect of the following items: income from discontinued operations, net of tax, share-based compensation, foreign exchange loss, net, other (expense) income, miscellaneous, net, restructuring expense, and non-routine expenses, net. These are non-GAAP financial measurements used by management to enhance the understanding of our operating results. EBITDA and Adjusted EBITDA are key measures we use to evaluate our operational performance. Diebold provides EBITDA and Adjusted EBITDA because it believes that investors and securities analysts will find EBITDA and Adjusted EBITDA to be useful measures for evaluating Diebold’s operating performance and comparing its operating performance with that of similar companies that have different capital structures and for evaluating Diebold’s ability to meet its future debt service, capital expenditures, and working capital requirements. However, EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as a measure of operating results or as alternatives to cash flows from operating activities as a measure of liquidity in accordance with GAAP. In addition, the Indenture and the credit agreement governing the Senior Credit Facility contain debt incurrence ratios that are calculated by reference to measures similar, but not identical, to Adjusted EBITDA. Non-compliance with these debt incurrence ratios would prohibit the Company from being able to incur additional indebtedness other than pursuant to specified exceptions. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

EBITDA and Adjusted EBITDA and the related ratios are not calculated or presented in accordance with GAAP, and other companies in Diebold’s industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect certain impairments and adjustments for purchase accounting;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•	they do not reflect income tax expense or the cash requirements to pay taxes; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Diebold’s presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. For additional information regarding EBITDA and Adjusted EBITDA and Diebold’s use and presentation of those measures and the related risks, see “Non-GAAP Financial Measures” and “Risk Factors—Risks related to our business—The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and may not be an indication of Diebold’s future results of operations or financial condition. The actual future results of operations and financial condition of Diebold may be substantially different, which may adversely affect the market price of the notes.”

Because the ratios of total debt to pro forma Adjusted EBITDA, secured debt to pro forma Adjusted EBITDA and pro forma Adjusted EBITDA to interest expense are based in part on pro forma Adjusted EBITDA, these measures are similarly impacted by the limitations referenced above and should not be considered in isolation or as substitutes for GAAP measures.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to our GAAP net income (loss):

			Historical			Pro Forma
	(Unaudited) Six months ended		Year ended December 31,			Year ended	Six months ended
(in millions)	June 30, 2016	June 30, 2015	2015	2014	2013	December 31, 2015	June 30, 2016
Net income (loss)(a)	$148.2	$18.3	$75.4	$117.0	$(176.5)	$(103.0)	$159.2
Income tax (benefit) expense	(15.7)	(0.3)	(13.7)	47.4	48.4	(79.5)	(10.9)
Interest income	(11.2)	(14.7)	(26.0)	(34.5)	(27.6)	(24.0)	(11.2)
Interest expense	35.8	15.6	32.5	31.4	29.2	154.9	93.7
Depreciation and amortization expense(b)	30.9	32.9	64.0	73.4	82.4	196.5	97.0

EBITDA	188.0	51.8	132.2	234.7	(44.1)	144.9	327.8
Income from discontinued operations, net of tax	(148.3)	(8.7)	(15.9)	(9.7)	(13.7)	(15.9)	(148.3)
Share-based compensation(c)	10.1	9.1	12.4	21.5	15.4	18.3	10.1
Foreign exchange loss, net	3.6	10.5	10.0	11.8	(0.2)	51.3	11.7
Miscellaneous, net	(7.8)	0.3	(3.7)	1.6	0.1	3.3	6.6
Restructuring expense(d)	5.4	10.2	21.2	11.6	53.2	113.1	21.8
Non-routine, net:
Impairment of assets	—	18.9	18.9	2.1	72.0	18.9	—
Legal, indemnification and professional fees(e)	6.2	8.7	14.7	9.2	5.1	14.7	6.2
Acquisition/divestiture fees(f)	25.4	—	21.1	—	—	21.1	27.7
Purchase accounting adjustment(g)	—	—	—	—	—	64.4	—
Brazil indirect tax(h)	0.6	0.5	0.2	(5.8)	0.8	0.2	0.6
Gain on sale of Eras	—	—	—	(13.7)	—	—	—
Legal settlements(i)	—	—	—	—	45.2	—	—
Executive severance	—	—	—	—	9.3	—	—
Special pension charges(j)	—	—	—	—	67.6	—	—
Other	—	0.5	0.5	—	—	0.5	—

Adjusted EBITDA	$83.2	$101.8	$211.6	$263.3	$210.7	$434.8	$264.2

(a)	The pro forma net income (loss) is calculated as:

(in millions)	Year ended December 31, 2015	Six months ended June 30, 2016
Income (loss) from continuing operations, net of tax	$(118.9)	$10.9
Income from discontinued operations, net of tax	15.9	148.3

Total pro forma net income (loss)	$(103.0)	$159.2

(b)	The pro forma depreciation and amortization expense is calculated as:

(in millions)	Year ended December 31, 2015	Six months ended June 30, 2016
Wincor consolidated depreciation expense (USD translated at the historical average rate of $1.1487 per euro)	$49.6	$23.8
Diebold consolidated depreciation and amortization expense	64.0	30.9
Incremental pro forma depreciation expense	(6.3)	(2.0)
Incremental pro forma amortization expense(k)	89.2	44.3

Total pro forma depreciation and amortization expense	$196.5	$97.0

(c)	The pro forma stock compensation information for the year ended December 31, 2015 includes $12.4 million relating to the Diebold stock compensation plan and $5.9 million or (€5.1 million translated at the historical average rate of $1.1487 per euro) relating to the Wincor Nixdorf plan. The pro forma stock compensation information for the six months ended June 30, 2016 includes $10.1 million relating to the Diebold stock compensation plan. There was no stock compensation relating to the Wincor Nixdorf plan recorded for the six months ended June 30, 2016.
(d)	Restructuring expenses for Diebold relate to the multi-year realignment focused on globalizing its global service organization and creating a unified center-led global organization for research and development, as well as transforming its general and administrative cost structure. The pro forma information for the year ended December 31, 2015 and the six months ended June 30, 2016 includes $21.2 million and $5.4 million relating to the Diebold restructuring plan. Wincor Nixdorf launched realignment and restructuring steps under its Delta Program aimed at evolving Wincor Nixdorf into a software and IT services company and improving Wincor Nixdorf’s margins and profitability in the second half of fiscal 2015. The pro forma information for the year ended December 31, 2015 was $91.9 million (or €80.0 million translated at the historical average rate of $1.1487 per euro) related to the Wincor Nixdorf restructuring plan. The pro forma information for the six month period ended June 30, 2016 was $16.4 million (or €14.9 million translated at the historical average rate of $1.0995 per euro) related to the Wincor Nixdorf restructuring plan.
(e)	Legal, indemnification and professional fees primarily relate to corporate monitor efforts. The corporate monitor was assigned by the SEC and Department of Justice, or DOJ, in connection with the remediation for Foreign Corrupt Practices Act of 1977, or FCPA, matters described in “Risk Factors— Regulatory and legal risks pertaining to the combined company—Any actions or other governmental investigations or proceedings related to or arising from the matters that resulted in Diebold’s previous settlements could result in substantial costs to defend enforcement or other related actions that could have a materially adverse effect on our business, operating results or financial condition.”
(f)	For the six months ended June 30, 2016 and the year ended December 31, 2015, acquisition/divestiture fees reflect acquisition and divestiture related costs of $25.4 million and $21.1 million, respectively, included within selling and administrative expense relating to the Acquisition and Inspur joint venture and the completed divestiture of Diebold’s North America electronic security business. For the six months ended June 30, 2016, Wincor Nixdorf acquisition / divestiture fees included costs of $2.3 million relating to the Acquisition and its acquisition of Brinks cash-in-transit operations in the Netherlands.
(g)

The inventory adjustment reflects an increase in book value of $64.4 million to reflect the estimated fair value of inventory, estimates of selling price, less cost to sell that resulted in a corresponding increase in cost of sales in the unaudited pro forma condensed combined statement of operations. The fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents its highest and best use. The final fair value determination for inventories may differ from this preliminary determination and any such difference could be material.
(h)	In August 2012, one of Diebold’s Brazil subsidiaries was notified of a tax assessment of approximately R$270.0 million, including penalties and interest, regarding certain Brazil federal indirect taxes (Industrialized Products Tax, Import Tax, Programa de Integração Social and Contribution to Social Security Financing) for 2008 and 2009. The assessment alleges improper importation of certain components into Brazil’s free trade zone that would nullify certain indirect tax incentives. On September 10, 2012, Diebold filed its administrative defenses with the tax authorities. This proceeding is currently pending an administrative level decision, which could negatively impact Brazil federal indirect taxes in other years that remain open under statute. It is reasonably possible that we could be required to pay taxes, penalties and interest related to this matter, which could be material to the Company’s consolidated financial statements.

In response to an order by the administrative court, the tax inspector provided further analysis with respect to the initial assessment in December 2013, which has now been accepted by the initial administrative court that indicates a potential exposure that is significantly lower than the initial tax assessment received in August 2012. This revised analysis has been accepted by the initial administrative court; however, this matter remains subject to ongoing administrative proceedings and appeals. Accordingly, Diebold cannot provide any assurance that its exposure pursuant to the initial assessment will be lowered significantly or at all. In addition, this matter could negatively impact Brazil federal indirect taxes in other years that remain open under statute. It is reasonably possible that we could be required to pay taxes, penalties and interest related to this matter, which could be material to our consolidated financial statements. The Company continues to defend itself in this matter. The calculated adjustment for the Brazil indirect tax matter relates to the additional interest and penalties accrued as well as the removal of certain accruals relates to the passage of the statute of limitations in connection with the above matter.

(i)	Legal settlement consists of $28.0 million related to the settlement of the FCPA investigation and $17.2 million related to the settlement of our securities class action in 2013. These charges were included within selling and administrative expense. See “Risk Factors—Regulatory and legal risks pertaining to the combined company—Any actions or other governmental investigations or proceedings related to or arising from the matters that resulted in Diebold’s previous settlements could result in substantial costs to defend enforcement or other related actions that could have a materially adverse effect on our business, operating results or financial condition.”
(j)	In connection with our voluntary early retirement program in the fourth quarter of 2013, we recorded a non-cash pension charge of $67.6 million recognized in selling and administrative expense within Diebold’s statement of operations. The non-cash pension charge included $8.7 million curtailment loss, $20.2 million settlement loss and $38.7 million in special termination benefits.
(k)	See footnotes 8(c) and 8(d) to the unaudited pro forma condensed combined financial information contained in our Current Report on Form 8-K filed on September 23, 2016, which is incorporated herein by reference.

(8)	Pro forma interest expense represents the annual GAAP treatment of interest expense on Diebold’s total debt for the six months ended June 30, 2016 and the year ended December 31, 2015, after giving effect to the Acquisition and assuming the borrowings under the Senior Credit Facility and the notes were outstanding as of January 1, 2015. For purposes of calculating pro forma interest expense, we have used the following:

		Year ended December 31, 2015
	Acquisition financing borrowing(i)	Interest expense	Commitment fee on undrawn portion	Deferred cost amortization(ii)	Total increase to interest expense(iii)
Revolving Credit Facility	$310.0	$7.8	$0.5	$0.9	$9.2
Term Loan A	230.0	5.7	—	0.9	6.6
Delayed Draw Term Loan A	250.0	6.1	—	0.2	6.3
Term Loan B	1,399.1	73.7	—	5.9	79.6
Senior Notes	400.0	34.6	—	0.9	35.5

	$2,589.1	$127.9	$0.5	$8.8	$137.2

		Six-month period ended June 30, 2016
	Acquisition financing borrowing(i)	Interest expense	Commitment fee on undrawn portion	Deferred cost amortization(ii)	Total increase to interest expense(iii)
Revolving Credit Facility	$310.0	$3.9	$0.1	$0.4	$4.4
Term Loan A	230.0	2.9	—	0.5	3.4
Delayed Draw Term Loan A	250.0	3.1	—	0.1	3.2
Term Loan B	1,399.1	37.1	—	3.0	40.1
Senior Notes	400.0	17.3	—	0.4	17.7

	$2,589.1	$64.3	$0.1	$4.4	$68.8

(i)	Reflects actual allocation of the debt.
(ii)	Represents the straight-line amortization (which approximates the effective interest method) of debt issuance costs and debt discount related to the original notes over a five-year period for the Revolving Facility, Term Loan A Facility and the Delayed Draw Term Loan A Facility; seven-year period for the Term Loan B Facility; and eight-year period for the notes.
(iii)	The blended interest rate for borrowings under the Senior Credit Facility and the original notes is approximately 5.7 percent.

Summary historical consolidated financial information of Wincor Nixdorf

The following table sets forth summary historical consolidated financial information for Wincor Nixdorf and its subsidiaries for the periods ended and as of the dates indicated below.

The summary historical consolidated financial information has been derived from Wincor Nixdorf’s consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB. The balance sheet information as of September 30, 2015 and 2014 and the statement of operations and cash flows information for each of the three years ended September 30, 2015, 2014, and 2013 have been derived from Wincor Nixdorf’s audited consolidated financial statements, which are incorporated by reference in this prospectus. The balance sheet information as of September 30, 2013 has been derived from Wincor Nixdorf’s audited consolidated financial statements not included in this prospectus. The group balance sheet information as of June 30, 2016 and the group income statement and group cash flows statement for the nine months ended June 30, 2016 and 2015 have been derived from Wincor Nixdorf’s unaudited nine-month interim report incorporated by reference in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Wincor Nixdorf’s management, the unaudited interim consolidated financial statements include all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair statement of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

The information set forth below should be read in conjunction with the historical consolidated financial statements of Wincor Nixdorf incorporated by reference in this prospectus.

	Year ended			Nine months ended
(euros in thousands)	September 30, 2015	September 30, 2014	September 30, 2013	June 30, 2016	June 30, 2015
Consolidated statements of income:
Net sales	€2,426,995	€2,469,418	€2,465,004	€1,938,356	€1,768,072
Cost of sales	(1,993,415)	(1,925,657)	(1,922,312)	(1,475,413)	(1,421,641)
Research and development expenses	(89,620)	(98,344)	(98,711)	(70,681)	(69,842)
Selling, general and administrative expenses	(320,087)	(314,841)	(313,385)	(272,887)	(235,641)
Other operating income(1)	—	25,752	202	10,297	—
Result from equity accounted activities	(2,022)	(1,348)	733	(143)	(1,156)

Net profit on operating activities	21,851	154,962	131,531	129,529	39,792
Finance income	1,469	1,009	1,120	1,732	1,074
Finance costs	(8,407)	(9,587)	(8,310)	(5,472)	(5,842)
Profit before income taxes	14,913	146,384	124,341	125,789	35,024
Income taxes	(7,141)	(42,284)	(36,492)	(36,735)	(10,275)
Profit for the period	7,772	104,100	87,849	89,054	24,749
Profit attributable to non-controlling interests	1,306	3,215	721	919	1,105
Profit attributable to equity holders of Wincor Nixdorf AG	€6,466	€100,885	€87,128	€88,135	€23,644

Consolidated balance sheet information (at period end):
Cash and cash equivalents	€37,838	€43,584	€43,174	€86,580	€37,838
Current assets	€931,701	€979,641	€853,302	€1,031,976	€931,701
Total assets	€1,507,234	€1,539,940	€1,405,954	€1,637,468	€1,507,234
Current liabilities	€919,055	€887,345	€804,971	€928,984	€919,055
Equity (including non-controlling interests)	€391,440	€426,809	€382,861	€452,965	€391,440
Total equity and liabilities	€1,507,234	€1,539,940	€1,405,954	€1,637,468	€1,507,234
Cash flow information:
Net cash provided by (used in):
Operating activities	€96,902	€84,405	€159,793	€115,038	€90,534
Investing activities	€(55,382)	€(35,385)	€(50,317)	€(41,764)	€40,579
Financing activities	€(71,331)	€(39,749)	€(75,607)	€4,239	€(65,400)
Capital expenditures	€(39,462)	€(47,739)	€(39,235)	€(27,786)	€(28,650)
Other financial and operating information:
EBITDA(2)	€76,058	€215,910	€191,118	€174,383	€80,258

(1)	Other operating income for the year ended September 30, 2014 primarily resulted from the gain from the sale of real estate.

(2)	EBITDA is defined as net profit on operating activities before amortization/depreciation of property rights, licenses and property, plant and equipment and write-down of reworkable service parts. The following table provides a reconciliation of net operating profit on operating activities to EBITDA:

	Year ended			Nine months ended
(in thousands)	September 30, 2015	September 30, 2014	September 30, 2013	June 30, 2016	June 30, 2015
Net profit on operating activities	€21,851	€154,962	€131,531	€129,529	€39,792
Amortization/depreciation of property rights, licenses and property, plant and equipment	51,826	54,363	53,133	40,299	36,411
Write-down of reworkable service parts	2,381	6,585	6,454	4,555	4,055
EBITDA	€76,058	€215,910	€191,118	€174,383	€80,258

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges is set forth on page 63 of this prospectus.

Principal Offices

Our executive offices are located at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 and our telephone number is (330) 490-4000. Our website address is http://www.dieboldnixdorf.com. Our website and the information contained on, or that can be accessed through, our website are not part of this prospectus.

RISK FACTORS

Participating in the Exchange Offer involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus before deciding whether to participate in the Exchange Offer. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks related to the notes and our debt

We are highly leveraged. Our failure to meet our debt service obligations could have a material adverse effect on our business, financial condition and results of operations.

We borrowed approximately $2,029.1 million to complete the Acquisition. As of June 30, 2016, on a pro forma basis after giving effect to the Transactions, the total indebtedness of the combined company would have been approximately $2,614.2 million, and we would have had availability of $210.0 million under our Senior Credit Facility and $97.5 million available under uncommitted lines of credit. This high level of indebtedness could, among other things:

•	make it more difficult for us to pay or refinance our debts as they become due during adverse economic and industry conditions because we may not have sufficient cash flows to make our scheduled debt payments;

•	require us to use a larger portion of our cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

•	limit our ability to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	make us more vulnerable to general adverse economic and industry conditions;

•	put us at a competitive disadvantage compared to competitors with less indebtedness;

•	result in a downgrade in our corporate or debt credit ratings, which could increase the cost of our borrowings; and

•	limit our ability to raise additional capital in the future to fund working capital, capital expenditures, research and development and other general corporate purposes.

We may also incur additional long-term debt and working capital lines of credit to meet future financing needs, which would increase our total indebtedness. Although the terms of the Indenture, the credit agreement governing our Senior Credit Facility and of the agreements governing our other debt contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions and debt incurred in compliance with these restrictions could be substantial. If we incur significant additional debt, the related risks could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. In addition, the terms of our existing or future debt arrangements may restrict us from effecting any of these alternatives.

In addition, we conduct a significant portion of our operations through our subsidiaries, certain of which are not and will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture and the credit agreement governing the Senior Credit Facility limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Credit Facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the Indenture and the credit agreement governing our Senior Credit Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of June 30, 2016, on a pro forma basis after giving effect to the Transactions, our Senior Credit Facility would have provided for commitments of $520.0 million ($310.0 million of which would have been drawn), which could increase by more than $400.0 million, subject to certain conditions. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

Prior to the Domination Agreement Effective Date, neither Wincor Nixdorf nor any of its subsidiaries will be subject to any of the restrictive covenants contained in the Indenture or the Senior Credit Facility.

Prior to the date on which we enter into a domination and profit and loss transfer agreement with Wincor Nixdorf, or the Domination Agreement Effective Date, neither Wincor Nixdorf nor any of its subsidiaries will be subject to any of the restrictive covenants of the Indenture, including the covenants limiting the ability of any restricted subsidiary to incur indebtedness, create liens, make investments or restricted payments or sell or otherwise dispose of assets, even though the results of Wincor Nixdorf and its subsidiaries will not be disregarded for purposes of the Indenture, including the definitions of “Consolidated Net Income,” “Consolidated EBITDA” and “Total Tangible Assets” included therein. Similarly, prior to the Domination Agreement Effective Date, neither Wincor Nixdorf nor any of its subsidiaries will be subject to any of the restrictive covenants of the Senior Credit Facility; however, their results will not be disregarded for purposes of the Senior Credit Facility. While we expect to be able to enter into a domination and profit and loss transfer agreement within six months following the consummation of the Acquisition, there can be no assurance as to when the Domination Agreement Effective Date will occur. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

The terms of the credit agreement governing our Senior Credit Facility and the Indenture restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Indenture and the credit agreement governing our Senior Credit Facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our Senior Credit Facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussions under the headings “Description of the Exchange Notes—Certain covenants,” and “Description of Other Indebtedness” for further information about these covenants.

A breach of the covenants or restrictions under the Indenture or under the credit agreement governing our Senior Credit Facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our Senior Credit Facility would permit the lenders under our Senior Credit Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our Senior Credit Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; and

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Senior Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, each quarter point change in interest rates would result in a $6.6 million change in annual interest expense on our indebtedness under our Senior Credit Facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes are effectively subordinated to our and our subsidiary guarantors’ indebtedness under the Senior Credit Facility and any of our other secured indebtedness to the extent of the value of the property securing that indebtedness.

The notes are not secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the guarantees are effectively subordinated to our and our subsidiary guarantors’ indebtedness under the Senior Credit Facility with respect to the assets that secure that indebtedness. As of June 30, 2016, on a pro forma basis after giving effect to the Transactions, we would have had approximately $2,189.1 million of secured indebtedness under our Senior Credit Facility, and we would have had availability of $210.0 million under the Senior Credit Facility and $97.5 million available under uncommitted lines of credit. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under the Senior Credit Facility and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes are and will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are and will be guaranteed on a senior unsecured basis by (i) all of our existing and future direct and indirect domestic subsidiaries (other than securitization subsidiaries) that guarantee our Senior Credit Facility and (ii) all of our existing and future direct and indirect domestic subsidiaries (other than securitization subsidiaries and immaterial subsidiaries) that guarantee any of our or our subsidiary guarantors’ indebtedness for borrowed money. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our foreign subsidiaries, have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the Indenture, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the six months ended June 30, 2016, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries represented approximately 79.5 percent of our net sales. As of June 30, 2016, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries represented approximately 55.2 percent of our total assets and had $1,892.4 million of total liabilities, including trade payables but excluding intercompany liabilities.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the note guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the Exchange Notes—Note guarantees.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to make an offer to repurchase all outstanding notes at 101 percent of their principal amount, plus accrued and unpaid interest to, but excluding, the purchase date. Additionally, under the Senior Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our Senior Credit Facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the Indenture. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our Senior Credit Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the Indenture, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Exchange Notes—Repurchase at the option of holders—Change of control.”

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the Indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the note guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•	the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•	we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Many of the covenants in the Indenture do not apply during any period in which the notes are rated investment grade by both Moody’s and S&P.

Many of the covenants in the Indenture do not apply to us during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay dividends or make distributions, make loans and investments, incur indebtedness and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the Indenture. See “Description of the Exchange Notes—Certain covenants—Effectiveness of covenants.”

Risks related to our business

We may be unable to achieve, or may be delayed in achieving, our cost-cutting initiatives, and this may adversely affect its operating results and cash flow.

Prior to the Acquisition, each of Diebold and Wincor Nixdorf launched a number of cost-cutting initiatives to improve operating efficiencies and reduce operating costs. Although in the aggregate we have achieved a substantial amount of annual cost savings associated with these cost-cutting initiatives, we may be unable to sustain the cost savings that we have achieved. In addition, if we are unable to achieve, or have any unexpected delays in achieving, additional cost savings, our results of operations and cash flows may be adversely affected. Even if we meets our goals as a result of these initiatives, we may not receive the expected financial benefits of these initiatives.

We face competition that could adversely affect its sales and financial condition.

All phases of our business are highly competitive. Some of our services and products are in direct competition with similar or alternative services or products provided by our competitors. We encounter competition in price, delivery, service, performance, product innovation, product recognition and quality.

Some of our competitors are extremely large companies, some of which have more financial and technical resources, or more widespread distribution and market penetration for their platforms and service offerings, than we do. In addition, we compete with smaller companies in specific niche portions of the retail banking and retail industries. Because of the potential for consolidation in any market, our competitors may become larger, which could make them more efficient and permit them to be more price-competitive. Increased size could also permit them to operate in wider geographic areas and enhance their abilities in other areas such as research and development and customer service. As a result, this could also reduce our profitability.

We expect that our competitors will continue to develop and introduce new and enhanced services and products. This could cause a decline in market acceptance of our services and products. In addition, our competitors could cause a reduction in the prices for some of our services and products as a result of intensified price competition. Also, we may be unable to effectively anticipate and react to new entrants in the marketplace competing with our services and products.

Competitive pressures can also result in the loss of major customers or the failure to obtain new customers on favorable terms or at all. Larger customers may be able to negotiate lower prices. They may also reduce services if they decide to move services in-house. Further, some customers may exert pricing pressure due to pricing competition or other economic needs or pressures such customers experience from their own customers. On some occasions, this pricing pressure may result in lower revenue from a customer than had been anticipated. For some potential customers, switching from one vendor (or from an internally-developed system) to a new vendor is a significant undertaking. As a result, potential customers often resist change. There can be no assurance that our strategies for overcoming potential customers’ reluctance to change vendors will be successful. An inability to compete successfully could have an adverse effect on our operating results, financial condition and cash flows in any given period.

Our future competitive performance and market position depend on a number of factors, including our ability to:

•	react to competitive product and pricing pressures;

•	penetrate and meet the changing competitive requirements and deliverables in developing and emerging markets, such as Russia;

•	cross-sell additional products and services to our existing customer base;

•	rapidly and continually design, develop and market, or otherwise maintain and introduce, innovative solutions and related products and services that are competitive in the marketplace;

•	react on a timely basis to shifts in market demands;

•	reduce costs without creating operating inefficiencies or impairing product or service quality;

•	maintain competitive operating margins;

•	improve product and service delivery quality; and

•	effectively market and sell all of our products and services.

We face constant pricing pressure from our customers and competitors with respect to hardware sales, which may decrease our profit margins.

Competition in our hardware market is intense, and we expect that competition will continue to increase, thereby creating a highly aggressive pricing environment. Diebold and some of its competitors have in the past reduced average selling prices. In addition, competitors may reduce their average selling prices faster than our ability to reduce costs, which can also accelerate the rate of decline of our selling prices. When prices decline, we may also be required to write down the value of our inventory.

The effects of such pricing pressures on our business may be exacerbated by inflationary pressures that affect our costs of supply. When we are unable to extract comparable concessions from our suppliers on prices they charge us, this in turn reduces gross profit if we are unable to raise prices. Further, uncertainty or adverse changes in the economy could also lead to a significant decline in demand for our products and pressure to reduce our prices.

The pricing pressure we face on our products requires us to introduce new and more advanced technology products to maintain average selling prices or reduce any declines in average selling prices.

Additional tax expense or additional tax exposures could affect our future profitability.

We are subject to income taxes in both the United States and various non-U.S. jurisdictions, and our domestic and international tax liabilities are dependent upon the distribution of income among these different jurisdictions. If we decide to repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions, there could be further negative impact on foreign and domestic taxes. Our tax expense includes estimates of additional tax that may be incurred for tax exposures and reflects various estimates and assumptions, including assessments of future earnings that could affect the valuation of our net deferred tax assets. Our future results could be adversely affected by changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation, changes in the valuation of deferred tax assets and liabilities, the results of audits and examinations of previously filed tax returns and continuing assessments of our income tax exposures.

In addition, the uncertain tax environment in some regions could limit our ability to enforce our rights. As a globally operating organization, we conduct business in countries subject to complex tax rules, which may be interpreted in different ways. Future interpretations or developments of tax regimes may affect our business, financial condition and results of operations. We are regularly examined by tax authorities in various jurisdictions. With respect to changes in tax legislation, with the finalization of specific actions, or the Actions, contained within the Organization for Economic Cooperation and Development’s, or the OECD’s, Base Erosion and Profit Shifting study, many OECD countries have acknowledged their intent to implement the Actions and update their local tax laws. The extent (if any) to which countries in which we operate adopt and implement the Actions could affect our effective tax rate and its future results from non-U.S. operations.

Additionally, our future results could be adversely affected by the results of indirect tax audits and examinations, and continuing assessments of our indirect tax exposures. For example, in August 2012, one of Diebold’s Brazil subsidiaries was notified of a tax assessment of approximately R$270.0 million, including penalties and interest, regarding certain Brazil federal indirect taxes (Industrialized Products Tax, Import Tax, Programa de Integração

Social and Contribution to Social Security Financing) for 2008 and 2009. The assessment alleges improper importation of certain components into Brazil’s free trade zone that would nullify certain indirect tax incentives. On September 10, 2012, Diebold filed its administrative defenses with the tax authorities.

In response to an order by the administrative court, the tax inspector provided further analysis with respect to the initial assessment in December 2013 that indicates a potential exposure that is significantly lower than the initial tax assessment received in August 2012. This revised analysis has been accepted by the initial administrative court; however, this matter remains subject to ongoing administrative proceedings and appeals. Accordingly, the combined company cannot provide any assurance that its exposure pursuant to the initial assessment will be lowered significantly or at all. In addition, this matter could negatively impact Brazil federal indirect taxes in other years that remain open under statute. It is reasonably possible that Diebold could be required to pay significant taxes, penalties and interest related to this matter, which could be material to the combined company’s consolidated financial statements. Diebold continues to defend itself in this matter.

Furthermore, beginning in July 2014, Diebold challenged customs rulings in Thailand seeking to retroactively collect customs duties on previous imports of ATMs. Management believes that the customs authority’s attempt to retroactively assess customs duties is in contravention of World Trade Organization agreements and, accordingly, is challenging the rulings. In the third quarter of 2015, Diebold received a prospective ruling from the United States Customs Border Protection that is consistent with its interpretation of the treaty in question. Diebold presented that ruling for consideration in the ongoing dispute with Thailand. The matters are currently in the appeals process and management continues to believe that Diebold has a valid legal position in these appeals. Accordingly, Diebold has not accrued any amount for this contingency; however, Diebold cannot provide any assurance that it will not ultimately be subject to retroactive assessments.

A loss contingency is reasonably possible if it has a more than remote but less than probable chance of occurring. Although management believes Diebold has valid defenses with respect to its indirect tax positions, it is reasonably possible that a loss could occur in excess of the estimated accrual. Diebold estimated the aggregate risk at June 30, 2016 to be up to approximately $209.1 million for its material indirect tax matters, of which approximately $179.1 million and $24.0 million, respectively, relates to the Brazil indirect tax matter and Thailand customs matter disclosed above. The aggregate risk related to indirect taxes is adjusted as the applicable statutes of limitations expire. It is reasonably possible that Diebold could be required to pay taxes, penalties and interest related to this matter or other open years, which could be material to its financial condition and results of operations.

In international markets, we compete with local service providers that may have competitive advantages.

In a number of international markets in each region where we operate, for instance in Brazil and China, we face substantial competition from local service providers that offer competing services and products. Some of these companies may have a dominant market share in their territories and may be owned by local stakeholders. This could give them a competitive advantage. Local providers of competing services and products may also have a substantial advantage in attracting customers in their countries due to more established branding in that country, greater knowledge with respect to the tastes and preferences of customers residing in that country and/or their focus on a single market.

Because our operations are conducted worldwide, they are affected by risks of doing business abroad.

We generate a significant percentage of revenue from operations conducted outside the United States. Diebold’s revenue from international operations amounted to approximately 58.1 percent in 2015, 62.1 percent in 2014 and 57.2 percent in 2013 of total revenue during these respective years. For the year ended September 30, 2015, approximately 68.1 percent of Wincor Nixdorf’s net sales were generated in Europe, approximately 19.8 percent in the Asia/Pacific/Africa region and approximately 12.1 percent in the Americas.

Accordingly, the combined company’s international operations are subject to the risks of doing business abroad, including, among other things, the following:

•	fluctuations in currency exchange rates, particularly in China (renminbi), Brazil (real) and Europe (primarily the euro);

•	transportation delays and interruptions;

•	political and economic instability and disruptions, including sovereign debt crises;

•	the failure of foreign governments to abide by international agreements and treaties;

•	restrictions on the transfer of funds;

•	the imposition of duties, tariffs and other taxes;

•	import and export controls;

•	changes in governmental policies and regulatory environments;

•	ensuring our compliance with U.S. laws and regulations and applicable laws and regulations in other jurisdictions, including the FCPA, the U.K. Bribery Act, and applicable laws and regulations in other jurisdictions;

•	labor unrest and current and changing regulatory environments;

•	the uncertainty of product acceptance by different cultures;

•	the risks of divergent business expectations or cultural incompatibility inherent in establishing joint ventures with foreign partners;

•	difficulties in staffing and managing multi-national operations;

•	limitations on the ability to enforce legal rights and remedies;

•	reduced protection for intellectual property rights in some countries;

•	potentially adverse tax consequences, including conflict and overlap among tax regimes and repatriation of profits;

•	potentially longer sales and payment cycles;

•	potentially greater difficulties in collecting accounts receivable; and

•	data protection and privacy in regard to customer, partner or employee data.

Any of these events could have an adverse effect on our international operations by reducing the demand for our services and products or decreasing the prices at which we can sell our services and products, thereby adversely affecting our financial condition or operating results. We may not be able to continue to operate in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. In addition, these laws or regulations may be modified in the future and the combined company may not be able to operate in compliance with those modifications.

Additionally, there are ongoing concerns regarding the short- and long-term stability of the euro and its ability to serve as a single currency for a variety of individual countries. These concerns could lead individual countries to revert, or threaten to revert, to their former local currencies, which could lead to the dissolution of the euro. Should this occur, the assets we hold in a country that re-introduces its local currency could be significantly devalued. Furthermore, the dissolution of the euro could cause significant volatility and disruption to the global economy, which could impact our financial results. Finally, if it were necessary for us to conduct our business in additional currencies, we would be subjected to additional earnings volatility as amounts in these currencies are translated into euros or U.S. dollars.

We may expand operations into international markets in which we may have limited experience or rely on business partners.

We continually look to expand our services and products into international markets. As we expand into new international markets, we will have only limited experience in marketing and operating services and products in such markets. In other instances, the combined company may rely on the efforts and abilities of foreign business partners in such markets. Certain international markets may be slower than domestic markets in adopting our services and products, and our operations in international markets may not develop at a rate that supports our level of investment. Further, violations of laws by our foreign business partners, or allegations of such violations, could disrupt our business and result in financial penalties and other consequences that may have a material adverse effect on our business, financial condition or results of operations.

Our sales in emerging markets involve numerous additional risks.

We expect that sales to emerging markets will continue to account for a portion of our total net sales, as our business naturally evolves and as developing nations and regions around the world increase their demand for our product offering. Emerging market operations involve various risks, including civil unrest, health concerns, cultural differences such as employment and business practices, volatility in gross domestic product, economic and governmental instability, the potential for nationalization of private assets and the imposition of exchange controls. Operations in China are influenced by a legal system that is still developing and is subject to change. Our growth strategy could be limited by governments supporting local industries. Our business could be adversely affected if future demand, prices and gross domestic product in the markets in which we operate do not develop as favorably as expected due to such regulatory measures. If any of these risks or similar risks associated with international operations were to materialize, our business, financial condition and results of operations could be materially adversely affected.

We may be unable to successfully and effectively manage acquisitions, divestitures and other significant transactions, which could harm our operating results, business and prospects.

As part of our business strategy, we frequently engage in discussions with third parties regarding possible investments, acquisitions, strategic alliances, joint ventures, divestitures and outsourcing arrangements, and we enter into agreements relating to such transactions in order to further our business objectives. In order to pursue this strategy successfully, we must identify suitable candidates, successfully complete transactions, some of which may be large and complex, and manage post-closing issues such as the integration of acquired companies or employees, the divestiture of certain operations, the closure of redundant or inefficient facilities and the rationalization of the workforce of the combined entity. Integration, divestiture and other risks of these transactions can be more pronounced in larger and more complicated transactions, or if multiple transactions are pursued simultaneously. If we fail to identify and successfully complete transactions that further our strategic objectives, we may be required to expend resources to develop products and technology internally. This may put us at a competitive disadvantage and we may be adversely affected by negative market perceptions, any of which may have a material adverse effect on our revenue, gross margin and profitability.

Integration and divestiture issues are complex, time-consuming and expensive and, without proper planning and implementation, could significantly disrupt our business. The challenges involved in integrating and divesting include:

•	combining service and product offerings and entering into new markets in which we are not experienced;

•	convincing customers and distributors that any such transaction will not diminish client service standards or business focus, preventing customers and distributors from deferring purchasing decisions or switching to other suppliers or service providers (which could result in additional obligations to address customer uncertainty), and coordinating service, sales, marketing and distribution efforts;

•	consolidating and rationalizing corporate information technology infrastructure, which may include multiple legacy systems from various acquisitions and integrating software code;

•	minimizing the diversion of management attention from ongoing business concerns;

•	persuading employees that business cultures are compatible, maintaining employee morale and retaining key employees, integrating employees into the combined company, correctly estimating employee benefit costs and implementing restructuring programs;

•	coordinating and combining administrative, service, manufacturing, research and development and other operations, subsidiaries, facilities and relationships with third parties in accordance with local laws and other obligations while maintaining adequate standards, controls and procedures;

•	achieving savings from supply chain and administration integration; and

•	efficiently divesting business operations, which may involve the de-integration of such operations from embedded systems and processes and the disaggregation and transfer of customer and other data.

We evaluate and enter into these types of transactions on an ongoing basis. We may not fully realize all of the anticipated benefits of any transaction, including the Acquisition, and the timeframe for achieving benefits of a transaction may depend partially upon the actions of employees, suppliers or other third parties. In addition, the pricing and other terms of our contracts for these transactions require us to make estimates and assumptions at the time we enter into these contracts, and, during the course of our due diligence, we may not identify all of the factors necessary to estimate costs accurately. Any increased or unexpected costs, unanticipated delays or failure to achieve contractual obligations could make these agreements less profitable or unprofitable.

Managing these types of transactions requires varying levels of management resources, which may divert our attention from other business operations. These transactions could result in significant costs and expenses and charges to earnings, including those related to severance pay, early retirement costs, employee benefit costs, asset impairment charges, charges from the elimination of duplicative facilities and contracts, in-process research and development charges, inventory adjustments, assumed litigation, regulatory compliance and other liabilities, legal, accounting and financial advisory fees and required payments to executive officers and key employees under retention plans. Moreover, we could incur additional depreciation and amortization expense over the useful lives of certain assets acquired in connection with these transactions, and, to the extent that the value of goodwill or intangible assets with indefinite lives acquired in connection with a transaction becomes impaired, we may be required to incur additional material charges relating to the impairment of those assets. In order to complete an acquisition, we may issue common shares, potentially creating dilution for existing shareholders, or borrow funds, which could affect our financial condition, results of operations and potentially our credit ratings. Any prior or future downgrades in our credit rating associated with a transaction could adversely affect the combined company’s ability to borrow and its borrowing cost, and result in more restrictive borrowing terms. In addition, our effective tax rate on an ongoing basis is uncertain, and such transactions could impact our effective tax rate. We also may experience risks relating to the challenges and costs of closing a transaction and the risk that an announced transaction may not close. As a result, any completed, pending or future transactions may contribute to financial results that differ materially from your expectations.

We have a significant amount of long-term assets, including goodwill and other intangible assets, and any future impairment charges could adversely impact our results of operations.

We review long-lived assets, including property, plant and equipment and identifiable amortizing intangible assets, for impairment whenever changes in circumstances or events may indicate that the carrying amounts are not recoverable. If the fair value is less than the carrying amount of the asset, a loss is recognized for the difference. Factors which may cause an impairment of long-lived assets include significant changes in the manner of use of these assets, negative industry or market trends, a significant underperformance relative to historical or projected future operating results, or a likely sale or disposal of the asset before the end of its estimated useful life.

As of June 30, 2016, Diebold had $169.2 million of goodwill. The combined company will assess all existing goodwill at least annually for impairment on a reporting unit basis. The techniques that will be used in our qualitative and quantitative assessment and goodwill impairment tests will incorporate a number of estimates and assumptions will be subject to change. Although we believe these estimates and assumptions will be reasonable and reflect market conditions forecast at the assessment date, any changes to these assumptions and estimates due to market conditions or otherwise may lead to an outcome where impairment charges would be required in future periods.

System security risks, systems integration and cybersecurity issues could disrupt our internal operations or services provided to customers, and any such disruption could adversely affect revenue, increase costs, and harm the combined company’s business and reputation.

Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate our own confidential information or those of our customers, corrupt data, create system disruptions or cause shutdowns. A network security breach could be particularly harmful if it remained undetected for an extended period of time. Groups of hackers may also act in a coordinated manner to launch distributed denial of service attacks, or other coordinated attacks, that may cause service outages or other interruptions. We could incur significant expenses in addressing problems created by network security breaches, such as the expenses of deploying additional personnel, enhancing or implementing new protection measures, training employees or hiring consultants. Further, such corrective measures may later prove inadequate. Moreover, actual or perceived security vulnerabilities in the combined company’s services and products could cause significant reputational harm, causing the combined company to lose existing or potential customers. Reputational damage could also result in diminished investor confidence. Actual or perceived vulnerabilities may also lead to claims against us. Although our license agreements typically contain provisions that eliminate or limit our exposure to such liability, there is no assurance these provisions will withstand legal challenges.

We could also incur significant expenses in connection with customers’ system failures. If defects or errors delay product installation or make it more difficult, we could experience delays in customer acceptance, or if our products require significant amounts of customer support, it could result in incremental costs to us. In addition, customers may deploy our software in both standard and non-standard configurations in different environments with different computer platforms, system management software and equipment and networking configurations, which may increase the likelihood of technical difficulties. Our products may need to be integrated with other components or software, and, in the event that there are defects or errors, it may be difficult to determine the origin of such defects or errors.

In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. The costs to eliminate or alleviate security problems, viruses and bugs could be significant, and the efforts to address these problems could result in interruptions, delays or cessation of service that could impede sales, manufacturing, distribution or other critical functions.

Portions of our information technology infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems, and transitioning data and other aspects of the process could be expensive, time-consuming, disruptive and resource-intensive. Such disruptions could adversely impact the ability to fulfill orders and interrupt other processes and, in addition, could adversely impact our ability to maintain effective internal control over financial reporting. Delayed sales, lower margins, lost customers or diminished investor confidence resulting from these disruptions could adversely affect our business, financial results and reputation.

Cybersecurity and data privacy issues could negatively impact our business.

We collect, use and store personal information of our customers and their personnel in connection with certain of our service offerings. We also may have access to personal information of our customers’ customers in the course of servicing our products or third-party products. Additionally, we collect, use and store personal information of our employees and of contractor personnel in the ordinary course of business. While we use commercially available security technologies to safeguard this personal data and implements access controls to limit the risk of unauthorized use or disclosure by employees and contractors, a breach of these security measures could result in unauthorized access to, or disclosure of, personal data, resulting in claims, costs and reputational harm that could materially and adversely affect our operating results.

We may also detect, or may receive notice from third parties (including governmental agencies) regarding, potential vulnerabilities in our information technology systems, our products, or third-party products used in conjunction with our products. Even if these potential vulnerabilities do not result in a data breach, their existence can adversely affect customer confidence and our reputation in the marketplace. To the extent such vulnerabilities require remediation, such remedial measures could require significant resources and may not be implemented before such vulnerabilities are exploited.

An inability to attract, retain and motivate key employees could harm current and future operations.

In order to be successful, we must attract, retain and motivate executives and other key employees, including those in managerial, professional, administrative, technical, sales, marketing and information technology support positions. We also must keep employees focused on our strategies and goals. Hiring and retaining qualified executives, engineers and qualified sales representatives are critical to our future, and competition for experienced employees in these areas can be intense. The failure to hire or loss of key employees could have a significant impact on our operations.

In addition, if any of our senior management team or key employees joins a competitor, we may lose clients, suppliers, know-how and key IT professionals and staff members. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. If any dispute arises between any members of our senior management team or key employees and us, any noncompetition, nonsolicitation and nondisclosure agreements we have with its senior executives or key employees might not provide effective protection to us in light of legal uncertainties associated with the enforceability of such agreements.

We may not be able to generate sufficient cash flows to fund its operations and make adequate capital investments, or to make payments with respect to the notes.

Our cash flows from operations depend primarily on sales and service margins. To develop new service and product technologies, support future growth, achieve operating efficiencies and maintain service and product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and service and product technology. In addition to cash provided from operations, Diebold and Wincor Nixdorf have from time to time utilized external sources of financing. Depending upon general market conditions or other factors, the combined company may not be able to generate sufficient cash flows to fund its operations and make adequate capital investments, or to make payments with respect to indebtedness. In addition, any tightening of the credit markets may limit our ability to obtain alternative sources of cash to fund our operations.

New service and product developments may be unsuccessful.

We are constantly looking to develop new services and products that complement or leverage the underlying design or process technology of our traditional service and product offerings. We make significant investments in service and product technologies and anticipate expending significant resources for new software-led services and product development over the next several years. Our ability to successfully grow our software and services businesses depends on a number of different factors, among others, including market acceptance of our software solutions and expanding our services capabilities and geographic coverage. In addition, development of these businesses may require increased capital and research and development expenses and resource allocation, and these costs may reduce our gross margins and the return on these investments may be lower, or may develop more slowly, than expected.

To achieve market acceptance and high customer satisfaction, new products and product enhancements often require long development and testing periods. Development work and market introductions are subject to risks. For example, products might not completely meet our stringent high-quality standards, including security standards, might not fulfill market needs or customer expectations, or might not comply with local standards and requirements. Therefore, market launches, entering new markets, or the introduction of new innovations could be delayed or unsuccessful.

In addition, new products, including third-party technologies we have licensed and open source software components used in those products, could contain undetected defects or they might not be mature enough from the customer’s point of view for business-critical solutions. The detection and correction of any defects especially after shipment could be expensive and time-consuming and the combined company might not be able to meet the expectations of customers regarding time and quality in the defect resolution process. In some circumstances, we might not be in a position to rectify such defects or entirely meet the expectations of customers, specifically as we are expanding our product portfolio into additional markets. As a result, we might be faced with customer claims for cash refunds, damages, replacement software, or other concessions. The risk of defects and their adverse consequences could increase as we seek to introduce a variety of new and complex software products simultaneously. Significant undetected defects or delays in introducing new products or product enhancements could affect market acceptance of our software products and could have an adverse effect on our reputation, business, financial position, profit, and cash flows.

The use of existing software products by customers in business-critical solutions and processes and the relative complexity and technical interdependency of our software products create a risk that customers or third parties may pursue warranty, performance, or other claims against us for actual or alleged defects in our software products, in our provision of services, or in our application hosting services. We have in the past been, and may in the future be, subject to warranty, performance, or other similar claims. In addition, regardless of the merits of a claim, such claim could entail substantial expense and require the devotion of significant time and attention by key management personnel. Publicity surrounding such claims could affect our reputation and the demand for our software.

There can be no assurance that our service and product development efforts will be successful, that we will be able to cost effectively develop or manufacture these new services and products, that we will be able to successfully market these services and products or that margins generated from sales of these services and products will recover costs of development efforts. If we are not successful in growing our software and services businesses and expanding our customer base at the rate that is anticipated, we may not meet our growth and gross margin expectations, and operating results could be negatively impacted.

Our ability to anticipate and respond to changing industry trends and the needs and preferences of our customers may affect our competitiveness or demand for our products, which may adversely affect our operating results.

The industries in which we operate are subject to rapid technological advancements, new products and services, including mobile payment applications, an evolving competitive landscape, developing industry standards, and changing customer needs and preferences. We expect that new services and technologies applicable to the banking and retail industries will continue to emerge. These changes in technology may limit the competitiveness of and demand for our products and services. Also, our customers and their clients continue to adopt new technologies for business and personal uses. We must anticipate and respond to these changes in order to remain competitive within our relative markets. In addition, customers’ and their clients’ potential negative reaction to our products and services can spread quickly through social media and damage our reputation before we have the opportunity to respond. If the combined company is unable to anticipate or respond to technological changes or evolving industry standards on a timely basis, its ability to remain competitive could be materially adversely affected.

The development process for our products and services requires high levels of innovation from our research and development and product development teams and suppliers of the components embedded or incorporated in our products and services. In addition, we may need to build or expand, and maintain, infrastructure in order to support certain of our products and services. The development process also can be lengthy and costly, and requires us to commit a significant amount of resources to bring our business solutions to market. If we are unable to anticipate our customers’ needs and technological and industry trends accurately, or is otherwise unable to complete development efficiently, the combined company would be unable to introduce new products and services into the market on a timely basis, if at all, and its business and operating results could be impacted. Likewise, the combined company sometimes makes assurances to customers regarding the operability and specifications of new technologies, and our results could be impacted if we are unable to deliver such technologies, or if such technologies do not perform as planned. Once we have developed new products and services, if we cannot successfully market and sell those products and services, our business and operating results could be adversely affected.

Our ability to maintain effective internal control over financial reporting may be insufficient to allow us to accurately report our financial results or prevent fraud, and this could cause our financial statements to become materially misleading and adversely affect the market price of the notes.

We require effective internal control over financial reporting in order to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we cannot provide reasonable assurance with respect to our financial statements and effectively prevent fraud, our financial statements could become materially misleading, which could adversely affect the market price of the notes.

If we are not able to maintain the adequacy of our internal control over financial reporting, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business, financial condition and operating results could be harmed. Any material weakness could affect investor confidence in the accuracy and completeness of our financial statements. As a result, our ability to obtain any additional financing, or additional financing on favorable terms, could be materially and adversely affected. This, in turn, could materially and adversely affect our business, financial condition and the market value of our securities and require us to incur additional costs to improve our internal control systems and procedures. In addition, perceptions of us among customers, lenders, investors, securities analysts and others could also be adversely affected.

Diebold has had material weaknesses in its internal control over financial reporting in the past, and the combined company can give no assurances that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal control over financial reporting. In addition, although Diebold has been successful historically in strengthening its controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair presentation of the combined company’s financial statements included in its periodic reports filed with the SEC.

Low investment performance by Diebold’s domestic pension plan assets may result in an increase to the combined company’s net pension liability and expense, which may require it to fund a portion of its pension obligations and divert funds from other potential uses.

Diebold sponsors several defined benefit pension plans that cover certain eligible employees. Diebold’s pension expense and required contributions to its pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets and the actuarial assumptions it uses to measure the defined benefit pension plan obligations. A significant market downturn could occur in future periods resulting in a decline in the funded status of its pension plans and causing actual asset returns to be below the assumed rate of return used to determine pension expense. If return on plan assets in future periods perform below expectations, future pension expense will increase. Further, as a result of global economic instability in recent years, Diebold’s pension plan investment portfolio has been volatile.

Diebold establishes discount rate used to determine the present value of the projected and accumulated benefit obligations at the end of each year based upon the available market rates for high quality, fixed income investments. Diebold matches the projected cash flows of its pension plans against those generated by high-quality corporate bonds. The yield of the resulting bond portfolio provides a basis for the selected discount rate. An increase in the discount rate would reduce the future pension expense and, conversely, a decrease in the discount rate would increase the future pension expense.

Based on current guidelines, assumptions and estimates, including investment returns and interest rates, Diebold does not plan to make contributions to its pension plans in 2016. Changes in the current assumptions and estimates could result in contributions in years beyond 2016 that are greater than the projected 2016 contributions required. We cannot predict whether changing market or economic conditions, regulatory changes or other factors will further increase its pension expenses or funding obligations, diverting funds it would otherwise apply to other uses.

Our businesses are subject to inherent risks, some for which we maintain third-party insurance and some for which we self-insure. We may incur losses and be subject to liability claims that could have a material adverse effect on our financial condition, results of operations or cash flows.

We maintain insurance policies that provide limited coverage for some, but not all, of the potential risks and liabilities associated with our businesses. The policies are subject to deductibles and exclusions that result in our retention of a level of risk on a self-insurance basis. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Even where insurance coverage applies, insurers may contest their obligations to make payments. Our financial condition, results of operations and cash flows could be materially and adversely affected by losses and liabilities from un-insured or under-insured events, as well as by delays in the payment of insurance proceeds, or the failure by insurers to make payments. We also may incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations.

Diebold’s assumptions used to determine its self-insurance liability could be wrong and materially impact our business.

Diebold has evaluated its self-insurance liability based on historical claims experience, demographic factors, severity factors and other actuarial assumptions. However, if future occurrences and claims differ from these assumptions and historical trends, our business, financial results and financial condition could be materially impacted by claims and other expenses.

Demand for and supply of our services and products may be adversely affected by numerous factors, some of which we cannot predict or control. This could adversely affect our operating results.

Numerous factors may affect the demand for and supply of our services and products, including:

•	changes in the market acceptance of our services and products;

•	the mix of products that the combined company sells during any period;

•	competitor consolidation;

•	the entry of new competitors into the market;

•	development of new competitive products or services by others;

•	customer consolidation, which may reduce the number of customers and potential customers, create larger banks or financial institutions that may decide to perform in-house some or all of the services that we currently provide, and provide greater leverage to larger customers in negotiating terms with us;

•	changes in customer preferences;

•	changes in the amount the combined company spends for marketing and other efforts;

•	declines in general economic conditions;

•	changes in the combined company’s pricing policies or those of its competitors, including its responses to price competition;

•	delays between expenditures to develop and market new or enhanced products and services and the generation of sales from those products and services;

•	delays between expenditures to develop, acquire or license new technologies and processes, and the generation of sales related thereto;

•	changes in environmental regulations that would limit our ability to service and sell products in specific markets or that would increase our costs of production;

•	macro-economic factors affecting banks, credit unions and other financial institutions may lead to cost-cutting efforts by customers, which could cause us to lose current or potential customers or achieve less revenue per customer; and

•	availability of purchased products.

If any of these factors occur, the demand for and supply of our services and products could suffer, which could adversely affect our results of operations.

Increased energy and raw material costs could reduce our income.

Energy prices, particularly petroleum prices, are cost drivers for our business. In recent years, the price of petroleum has been highly volatile, particularly due to the unstable political conditions in the Middle East and increasing international demand from emerging markets. Price increases in fuel and electricity costs, such as those increases that may occur from climate change legislation or other environmental mandates, may continue to increase our cost of operations. Any increase in the costs of energy would also increase our transportation costs.

The primary raw materials in our product solutions are steel, plastics, and electronic parts and components. The majority of our raw materials are purchased from various local, regional and global suppliers pursuant to supply contracts. However, the price of these materials can fluctuate under these contracts in tandem with the pricing of raw materials.

Although we attempt to pass on higher energy and raw material costs to our customers, it is often not possible given the competitive markets in which we operate. If the combined company is not able to compensate for its increased costs or pass them on to customers, price increases could have a material adverse impact on the combined company’s business, financial condition and results of operations. In contrast, in times of falling commodity prices, it may not fully profit from such price decreases as it attempts to reduce the risk of rising commodity prices by several means, such as long-term contracting or physical and financial hedging. In addition to price pressure that the combined company may face from customers expecting to benefit from falling commodity prices or adverse market conditions, this could also adversely affect the combined company’s business, financial condition and results of operations.

We may face the interruption of our supply chain, including the inability of third parties to deliver parts, components and services on time.

Our financial performance depends in part on reliable and effective supply chain management for components, sub-assemblies and other materials. Capacity constraints and supply shortages resulting from ineffective supply chain management may lead to delays and additional cost. We rely on third parties to supply us with parts, components and services. Using third parties to manufacture, assemble and test products reduces our control over manufacturing yields, quality assurance, product delivery schedules and costs. The third parties that supply us with parts and components also have other customers and may not have sufficient capacity to meet all of their customers’ needs, including our needs, during periods of excess demand. Component supply delays can affect our performance.

Although we work closely with our suppliers to avoid supply-related problems, there can be no assurance that we will not encounter supply problems in the future or that we will be able to replace a supplier that is not able to meet our demand. This risk is particularly evident when we rely on a limited number of suppliers, such as the suppliers we rely on for the provision of certain contract manufacturing services and the provision of certain original equipment manufacturer, or OEM, products. Shortages and delays could materially harm our business. Unanticipated increases in the price of components or raw materials due to market shortages or other reasons could also adversely affect the performance of our business. Furthermore, we may be exposed to the risk of delays and interruptions of the supply chain as a consequence of natural disasters in case we are unable to identify alternative sources of supply or ways of transportation in a timely manner or at all. A general shortage of materials, components or sub-components as a result of natural disasters also bears the risk of unforeseeable fluctuations in prices and demand, which might adversely affect our business, financial condition and results of operations.

Our business may be affected by general economic conditions, cyclicality and uncertainty and could be adversely affected during economic downturns.

Demand for our services and products is affected by general economic conditions and the business conditions of the industries in which we sell our services and products. The business of most of our customers, particularly our financial institution customers, is, to varying degrees, cyclical and has historically experienced periodic downturns. Under difficult economic conditions, customers may seek to reduce discretionary spending by forgoing purchases of our services and products. This risk is magnified for capital goods purchases such as ATMs and physical security products. In addition, downturns in our customers’ industries, even during periods of strong general economic conditions, could adversely affect the demand for our services and products, and our sales and operating results.

In particular, continuing economic difficulties in the global markets have led to an economic recession in many of the markets in which we operate. Economic and credit conditions are influenced by a number of factors, including consumer confidence, unemployment levels, interest rates, foreign exchange rates, and the effects of government actions to address sovereign debt issues, improve global credit markets and generally stimulate economic growth. Slower growth in emerging markets can particularly have an adverse effect on the combined company’s results. Negative global economic conditions also may have a material effect on its customers’ ability to obtain financing for the purchase of the combined company’s products and services, which could adversely affect its operating results. As a result of these difficulties and other factors, including new or increased regulatory burdens, financial institutions have failed and may continue to fail, resulting in a loss of current or potential customers, or deferred or canceled orders, including orders previously placed. Any customer deferrals or cancellations could materially affect our sales and operating results.

Additionally, the unstable political conditions in the Middle East, among others, or the sovereign debt concerns of certain countries could lead to further financial, economic and political instability, and this could lead to an additional deterioration in general economic conditions. If we are not successful in adapting our production and cost structure to subsequent changes to conditions in the markets in which we operate, there can be no assurance that we will not experience adverse effects that may be material to our business, financial condition and results of operations.

Social and political instability caused by state-based conflicts, terrorist attacks, civil unrest, war, or international hostilities, as well as pandemic disease outbreaks or natural disasters, could disrupt our business operations.

Terrorist attacks and other acts of violence or war, civil and political unrest (such as in the Middle East, in Ukraine, and in certain parts of Africa), natural disasters (such as hurricanes, flooding, or similar events) or pandemic diseases (such as Ebola or Zika) could have a significant adverse effect on the related economy or beyond. Such an event could lead, for example, to the disruption or disablement of operations at certain of our locations, and could affect our ability to provide business services and maintain effective business operations. Furthermore, this could have a significant adverse effect on our suppliers as well as our customers and their investment decisions, which could have an adverse effect on our reputation, business, financial position, profit, and cash flows.

The proliferation of payment options other than cash, including credit cards, debit cards, stored-value cards, and mobile payments options could result in a reduced need for cash in the marketplace and a resulting decline in the usage of ATMs.

The United States, Europe and other developed markets have seen a shift in consumer payment trends since the late 1990’s, with more customers now opting for electronic forms of payment, such as credit cards and debit cards, for their in-store purchases over traditional paper-based forms of payment, such as cash and checks. Additionally, some merchants offer free cash back at the POS for customers that utilize debit cards for their purchases, thus providing an additional incentive for consumers to use these cards. The continued growth in electronic payment methods could result in a reduced need for cash in the marketplace and ultimately, a decline in the usage of ATMs. New payment technology and adoption of such technology such as Apple Pay or Square mobile payment technology, virtual currencies such as Bitcoin, or other new payment method preferences by consumers could further reduce the general population’s need or demand for cash and negatively impact sales of ATMs and selected hardware, software and services. To the extent either of these industries experiences a downturn and we are unable to penetrate and expand into other industries, our results of operations may be adversely affected. Additionally, if any of these industries develops new technologies or alternatives to our hardware or software products, our results of operations could be adversely affected.

A combined Diebold and Wincor Nixdorf may fail to realize the anticipated strategic and financial benefits sought from the Acquisition.

The combined company may not realize all of the anticipated benefits of the Acquisition or realize such benefits in the anticipated time frame of three full years after the completion of the Acquisition. The success of the Acquisition will depend on, among other things, Diebold’s ability to combine its business with Wincor Nixdorf’s business in a manner that facilitates growth in the value-added services sector and realizes anticipated cost savings. Diebold believes that the Acquisition will provide an opportunity for revenue growth in managed services, professional services, installation and maintenance services.

However, Diebold must successfully combine the businesses of Diebold and Wincor Nixdorf in a manner that permits these anticipated benefits to be realized. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. Further, providing managed services, professional services, installation and maintenance services can be highly complex and can involve the design, development, implementation and operation of new solutions and the transitioning of clients from their existing systems and processes to a new environment. If the combined company is not able to effectively provide value-added services and successfully achieve the growth and cost savings objectives, the anticipated benefits of the Acquisition may not be realized fully, or at all, or may take longer to realize than expected.

Diebold may be unable to integrate Wincor Nixdorf successfully.

Integrating the operations and personnel of Wincor Nixdorf with Diebold will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, and it may disrupt the businesses of either or both of the companies. The combined company may not realize all of the anticipated benefits of the Acquisition. Difficulties in the integration of the business, which may result in significant costs and delays, include:

•	managing a significantly larger combined company;

•	integrating and unifying the offerings and services available to customers and coordinating distribution and marketing efforts;

•	coordinating corporate and administrative infrastructures and harmonizing insurance coverage;

•	unanticipated issues in coordinating accounting, information technology, communications, administration and other systems;

•	difficulty addressing possible differences in corporate cultures and management philosophies;

•	challenges associated with changing Wincor Nixdorf’s financial reporting from IFRS to GAAP and compliance with the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder by the SEC;

•	legal and regulatory compliance;

•	creating and implementing uniform standards, controls, procedures and policies;

•	harmonizing the Diebold and Wincor Nixdorf legal and regulatory compliance procedures, as well as economic sanctions and trade compliance procedures;

•	litigation relating to the transactions contemplated by a potential post-completion reorganization, including shareholder litigation;

•	diversion of management’s attention from other operations;

•	maintaining existing agreements and relationships with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;

•	realizing benefits as a combined company from Wincor Nixdorf’s restructuring program, which we refer to as the Delta Program, and the shift to providing information technology from hardware;

•	unforeseen and unexpected liabilities related to the Acquisition or Wincor Nixdorf’s business, including the risk that certain Diebold executive officers who will become members of Wincor Nixdorf’s supervisory board may be subject to additional fiduciary duties and liability;

•	identifying and eliminating redundant and underperforming functions and assets;

•	effecting actions that may be required in connection with obtaining regulatory approvals; and

•	a deterioration of credit ratings.

Combining the businesses of Diebold and Wincor Nixdorf may be more difficult, costly or time-consuming than expected, which may adversely affect the combined company’s results.

If the combined company is not able to successfully combine the businesses of Diebold and Wincor Nixdorf in an efficient and effective manner, the anticipated benefits and cost savings of the Acquisition may not be realized fully, or at all, or it may take longer to realize them and at a significantly greater cost than expected.

An inability to realize the full extent of the anticipated benefits and cost savings of the Acquisition, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the market price of the notes.

In addition, the actual integration may result in additional and unforeseen costs and expenses, and the anticipated benefits of the integration plan may not be realized or sustainable. Actual growth and cost savings, if achieved, may be lower than what Diebold currently expects and may take longer to achieve than anticipated. If Diebold is not able to adequately address integration challenges, the combined company may be unable to successfully integrate Wincor Nixdorf’s operations or to realize the anticipated benefits of the integration of the two companies.

A combined Diebold and Wincor Nixdorf may experience operational challenges, negative synergies and loss of customers.

Prior to the Acquisition, Diebold and Wincor Nixdorf competed for and provided certain services and products to the same customers. As a combined company, Diebold may lose customers or its share of customers’ business as entities that were customers of both Diebold and Wincor Nixdorf seek to diversify their suppliers of services and products. Following the Acquisition, customers may no longer distinguish between Diebold and Wincor Nixdorf and their respective services and products. Retail and banking customers in particular may turn to competitors of Diebold and Wincor Nixdorf for products and services that they received from Diebold and Wincor Nixdorf prior to the Acquisition. As a result, the combined company may lose customers and revenues may decrease. In addition, third parties with whom Diebold and Wincor Nixdorf currently have relationships may terminate or otherwise reduce the scope of their relationship with either party. Any such loss of business could limit the combined company’s ability to achieve the anticipated benefits of the Acquisition.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and may not be an indication of Diebold’s future results of operations or financial condition. The actual future results of operations and financial condition of Diebold may be substantially different, which may adversely affect the market price of the notes.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus is presented for illustrative purposes only and should not be considered to be an indication of Diebold’s future results of operations or financial condition. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Diebold and Wincor Nixdorf and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. These adjustments, assumptions and estimates are preliminary and based on information available at the time of the preparation of this prospectus, and these kinds of adjustments, assumptions and estimates are difficult to make with accuracy. For example, the unaudited pro forma condensed combined financial information does not reflect all costs to be incurred by Diebold in connection with the Acquisition. For example, the impact of any incremental costs incurred in coordinating the operations of Diebold and Wincor Nixdorf are not reflected in the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus. As a result, the actual future results of operations and financial condition of Diebold may not be consistent with, or evident from, this unaudited pro forma condensed combined financial information, and any differences may be material. The assumptions used in preparing the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus may not prove to be accurate, and other factors may materially affect Diebold’s future results of operations or financial condition. Any potential decline in Diebold’s financial condition or results of operations may adversely affect the market price of the notes.

We may be unable to retain and motivate Wincor Nixdorf and/or Diebold personnel successfully.

The success of the Acquisition will depend in part on our ability to retain the talents and dedication of key employees. Such employees may decide not to remain with the combined company. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, our business activities may be adversely affected and management’s attention may be diverted from successfully integrating Wincor Nixdorf to hiring suitable replacements, all of which may cause the combined company’s business to suffer. We may not be able to locate suitable replacements for any key employees who leave, or offer employment to potential replacements on reasonable terms. In addition, we may not be able to motivate certain key employees due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons.

Diebold and Wincor Nixdorf incurred and will incur significant transaction fees and costs in connection with the Acquisition.

Diebold and Wincor Nixdorf have incurred and expect to incur a number of significant non-recurring implementation and restructuring costs associated with combining the operations of the two companies. In addition, Diebold and Wincor Nixdorf have incurred and will incur significant financing, investment banking, legal, accounting and other transaction fees and costs related to the Acquisition, which we currently estimate to be approximately $145.3 million less $4.3 million of net hedging gains. Furthermore, we currently expect the costs to achieve the cost savings attributable to the combination to be approximately $160.0 million. Additional costs substantially in excess of these currently anticipated costs may also be incurred in connection with the integration of the businesses of Diebold and Wincor Nixdorf.

Although Diebold and Wincor Nixdorf expect that the cost savings, as well as the realization of other efficiencies related to the integration of the businesses, will offset these transaction- and combination-related costs over time, this net benefit may not be achieved in the near term, or at all. In addition, the timeline in which cost savings are expected to be realized is lengthy and may not be achieved. Our failure to realize these synergies and other efficiencies in a timely manner or at all could have a material adverse effect on our business and cash flows, financial condition and results of operations.

The business combination remains subject to antitrust review by the Competition and Markets Authority of the United Kingdom, which, if approval is delayed or not granted, may impact our ability to integrate Wincor Nixdorf successfully.

While the Acquisition closed on August 15, 2016, and, accordingly, Wincor Nixdorf is an indirect subsidiary of Diebold, the business combination remains subject to review by the Competition and Markets Authority of the United Kingdom, or CMA. Although receipt of clearance from the CMA was not a condition to the consummation of the business combination, Diebold and Wincor Nixdorf are required to operate their businesses in the U.K. separately until such clearance has been received. The CMA has broad discretion in administering the governing regulations and may impose requirements, limitations or costs, mandate remedies, such as divestitures of certain business assets, or place additional restrictions on the conduct of our businesses, to ensure sufficient competition in the U.K. market. No assurance can be given as to the ultimate impact and outcome of the CMA review, that approval from the CMA will be obtained, or the terms, conditions and timing of such approval. Any delay or uncertainty relating to such approval may result in additional transaction costs and make it more difficult for us to maintain or pursue particular business strategies and integrate Wincor Nixdorf successfully. Conditions imposed by the CMA may restrict our ability to modify the operations of our business in response to changing circumstances or our ability to expend cash for other uses or otherwise have an adverse effect on the anticipated benefits of the business combination, thereby adversely impacting the business, financial condition and results of operations of Diebold.

Regulatory and legal risks pertaining to the combined company

An adverse determination that our services, products or manufacturing processes infringe the intellectual property rights of others, an adverse determination in a case in which we allege that a competitor has infringed our intellectual property rights, or our failure to enforce our intellectual property rights could have a materially adverse effect on our business, operating results or financial condition.

As is common in any high technology industry, others have asserted from time to time, and may assert in the future, that our services, products or manufacturing processes infringe their intellectual property rights. A court determination that our services, products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require us to make material changes to our services, products and/or manufacturing processes. We are unable to predict the outcome of assertions of infringement made against us.

We also seek to enforce our intellectual property rights against infringement. It is critical to our continued development of products that we be able to protect and enhance our proprietary rights in our intellectual property through patent, copyright, trademark and trade secret laws. These efforts include protection of the products and the application, diagnostic and other software we develop. In October 2015, Diebold filed a complaint with the U.S. International Trade Commission, or the ITC, and the U.S. District Court for the Northern District of Ohio alleging that Nautilus Hyosung Inc., and its subsidiary Nautilus Hyosung America Inc., infringed Diebold patents in certain ATMs. The complaints allege that Hyosung has infringed upon six Diebold patents which relate to features in Hyosung products. Based upon the complaint filed by Diebold, the ITC has decided to institute an investigation and has set a target date to complete the investigation in the first quarter of 2017. In response to these actions taken by Diebold, in February 2016, Nautilus Hyosung filed complaints against Diebold in front of the ITC and U.S. District Court for the Northern District of Texas alleging that Diebold infringed certain Nautilus Hyosung patents. Diebold is vigorously defending the claims asserted by Nautilus Hyosung.

We cannot assure you that any of our existing or future patents or other intellectual property rights will be enforceable, will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection or any competitive advantage. In addition, our pending patent applications may not be granted, and we may not be able to obtain foreign patents or elect to file applications corresponding to our European Union and/or U.S. patents. The laws of certain countries outside the European Union and the United States may not provide the same level of patent protection as in the European Union and the United States, and even if we assert our patents or obtain additional patents in countries outside of the United States and the European Union, effective enforcement of such patents may not be available. If our patents do not adequately protect our technology, our competitors may be able to offer additive manufacturing systems or other products similar to our products. Competitors may also be able to develop similar technology independently or design around our patents, and we may not be able to detect the unauthorized use of our proprietary technology or take appropriate steps to prevent such use. Any of the foregoing events would lead to increased competition and lower revenues or gross margins, which could adversely affect our operating results.

In addition, while we may enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated. Such agreements may be breached and confidential information may be willfully or unintentionally disclosed, or our competitors or other parties may learn of the information in some other way. Since we cannot legally prevent one or more other companies from developing similar or identical technology to our unpatented technology, it is likely that, over time, one or more other companies may be able to replicate our technology, thereby reducing our technological advantages. Also, patents are jurisdictional in nature and therefore offer protection only in certain markets, rather than globally. If we do not protect our technology or are unable to develop new technology that can be protected by patents or as trade secrets, we may face increased competition from other companies, which may adversely affect our results of operations.

We cannot predict the outcome of actions to enforce our intellectual property rights, and, although we seek to enforce our intellectual property rights, we cannot guarantee that we will be successful in doing so. Any of the foregoing could have a materially adverse effect on our business, operating results or financial condition.

We may be subject to claims alleging patent infringement.

Our products and technology, including the technology that we license from others, may infringe the intellectual property rights of third parties. Patent applications in most countries (such as the United States) are confidential for a period of time until they are published, and the publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, the nature of claims contained in unpublished patent filings around the world is unknown to us, and we cannot be certain that we were the first to conceive inventions covered by our patents or patent applications or that we were the first to file patent applications covering such inventions. Furthermore, it is not possible to know in which countries patent holders may choose to extend their filings under the Patent Cooperation Treaty or other mechanisms.

Any claims that our products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending and resolving such claims, and may prohibit or otherwise impair our ability to commercialize new or existing products. Any infringement by us or our licensors of the intellectual property rights of third parties may have a material adverse effect on our business, financial condition and results of operations.

Third-party claims of intellectual property infringement successfully asserted against us may require us to redesign infringing technology or enter into costly settlement or license agreements on terms that are unfavorable, prevent us from manufacturing or licensing certain of our products, subject us to injunctions restricting the sale of products and use of infringing technology, cause severe disruptions to our operations or the markets in which we compete, impose costly damage awards or require indemnification of our sales agents and end-users. In addition, as a consequence of such claims, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products or developing non-infringing substitute technology. Any of the foregoing developments could seriously harm our business.

Obtaining and maintaining patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the U.S. Patent and Trademark Office, or the USPTO, and non-U.S. patent agencies in several stages over the lifetime of the patent. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products and processes, our competitive position would be adversely affected.

The use of “open source” software could adversely affect our ability to sell our services and subject us to possible litigation.

We use open source software in providing our products and services, and we may use additional open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Under such licenses, if we engage in certain defined manners of use, we may be subject to certain conditions, including requirements that we offer our products and services that incorporate the open source software for no cost; that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software; and/or that we license such modifications or derivative works under the terms of the particular open source license. In addition, if a third-party software provider has incorporated open source software into software that we license from such provider in a manner that triggers one or more of the above requirements, we could be required to disclose any of our source code that incorporates or is a modification of such licensed software. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending such allegations and could be subject to significant damages, enjoined from the sale of our products and services that contained the open source software, and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our products and services.

Changes in laws or regulations or the manner of their interpretation or enforcement could adversely impact our financial performance and restrict our ability to operate our business or execute our strategies.

New laws or regulations, or changes in existing laws or regulations or the manner of their interpretation or enforcement, could increase our cost of doing business and restrict our ability to operate our business or execute our strategies. This includes, among other things, the possible taxation under U.S. law of certain income from foreign operations, compliance costs and enforcement under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and costs associated with complying with the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder. For example, under Section 1502 of the Dodd-Frank Act, the SEC has adopted additional disclosure requirements related to the source of certain “conflict minerals” for issuers for which such “conflict minerals” are necessary to the functionality or product manufactured, or contracted to be manufactured, by that issuer. The metals covered by the rules include tin, tantalum, tungsten and gold, commonly referred to as “3TG.” Our suppliers may use some or all of these materials in their production processes. The SEC’s rules require us to perform supply chain due diligence on our supply chain, including the mine owner and operator. Global supply chains can have multiple layers, thus the costs of complying with these requirements could be substantial. These requirements may also reduce the number of suppliers who provide conflict free metals, and may affect our ability to obtain products in sufficient quantities or at competitive prices. Compliance costs and the unavailability of raw materials could have a material adverse effect on our results of operations. As another example, the customs authority in Thailand has unilaterally changed its position with respect to its obligations under the World Trade Organization’s International Technology Agreement, or the ITA, which provides duty-free treatment for the importation of ATMs into Thailand from other member countries that have signed the ITA.

We face uncertainties with regard to regulations, lawsuits and other related matters.

In the normal course of business, we are subject to proceedings, lawsuits, claims and other matters, including, for example, those that relate to the environment, health and safety, labor and employment, employee benefits, import/export compliance, intellectual property, data privacy and security, product liability, commercial disputes and regulatory compliance, among others. Because such matters are subject to many uncertainties, their outcomes are not predictable and we must make certain estimates and assumptions in our consolidated financial statements. There can be no assurances that the amounts required to satisfy alleged liabilities from such matters will not impact future operating results. Additionally, we are subject to diverse and complex laws and regulations, including those relating to corporate governance, environmental safety and the discharge of materials into the environment, product safety, import and export compliance, data privacy and security, antitrust and competition, government contracting, anti-corruption, and labor and human resources, which are rapidly changing and subject to many possible changes in the future. Compliance with these laws and regulations, including changes in accounting standards, and taxation requirements, among others, may create a substantial burden and substantially increase costs to our organization or could have an impact on our future operating results.

Our business, financial condition and results of operations could suffer as a result of current or future litigation.

We are subject to numerous risks relating to legal, governmental and regulatory proceedings to which we either are a party now or may become a party in the future. We routinely become subject to legal, governmental and regulatory investigations and proceedings involving, among other things, requests for arbitration, allegations of improper delivery of goods or services, product liability, product defects, quality problems, intellectual property infringement, non-compliance with tax regulations and/or alleged or suspected violations of applicable laws. There can be no assurance that the results of these or any other proceedings will not materially harm our business, financial condition and results of operations. Moreover, even if we ultimately prevail on the merits in any such proceedings, we may have to incur substantial legal fees and other costs defending ourselves against the underlying allegations. Under certain circumstances we record a provision for risks arising from legal disputes and proceedings. In addition, we maintain liability insurance for certain legal risks at levels management believes are appropriate and consistent with industry practice. Our insurance policy, however, does not protect against reputational damage. Moreover, we may incur losses relating to legal proceedings beyond the limits, or outside the coverage, of such insurance or exceeding any provisions made for legal proceedings related losses. Finally, there can be no assurance that we will be able to maintain adequate insurance coverage on commercially reasonable terms in the future. Each of these risks may have a material adverse effect on our business, financial condition and results of operations.

Any actions or other governmental investigations or proceedings related to or arising from the matters that resulted in Diebold’s previous settlements could result in substantial costs to defend enforcement or other related actions that could have a materially adverse effect on our business, operating results or financial condition.

Diebold had previously reached an agreement in 2009 with the staff of the SEC to settle civil charges stemming from the staff’s enforcement inquiry and an agreement with the staff of the SEC and Department of Justice to settle the FCPA review in 2013. We could incur substantial additional costs to defend and resolve third-party litigation or other governmental actions, investigations or proceedings arising out of, or related to, the completed investigations or these settlements. The diversion of resources to address issues arising out of any such third-party or governmental actions may harm our business, operating results and financial condition in the future.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings.

In connection with the enforcement of our intellectual property rights, opposing third parties from obtaining patent rights or disputes related to the validity or alleged infringement of our or third-party intellectual property rights, including patent rights, we may in the future be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel, and by increasing the costs of doing business. We may not prevail in any such dispute or litigation, and an adverse decision in any legal action involving intellectual property rights, including any such action commenced by us, could limit the scope of our intellectual property rights and the value of the related technology. While we strive to avoid infringing the intellectual property rights of third parties, we cannot provide any assurances that we will be able to avoid any infringement claims.

Economic conditions and regulatory changes leading up to and following the United Kingdom’s likely exit from the European Union could have a material adverse effect on our business and results of operations.

Following a referendum in June in which voters in the United Kingdom approved an exit from the European Union, or the EU, it is expected that the United Kingdom government will initiate a process to leave the EU (often referred to as Brexit) and begin negotiating the terms of the United Kingdom’s future relationship with the EU. We face uncertainty regarding the impact of the likely exit of the United Kingdom from the EU. Adverse consequences such as deterioration in global economic conditions, stability in global financial markets, volatility in currency exchange rates or adverse changes in regulation of the cross-border agreements could have a negative impact on our operations, financial condition and results of operations.

Our historical and ongoing manufacturing activities subject us to environmental exposures and other potential liabilities.

Our facilities and operations are subject to a wide range of environmental protection laws, and our products are subject to environmental laws in a number of jurisdictions. Given the uncertainties inherent in such activities, there can be no assurances that the costs required to comply with applicable environmental laws will not impact future operating results. In addition, accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims against us for personal injury, property damages, or other losses. Furthermore, in the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations, and the presence of harmful substances or environmental damages on our premises could also interfere with the operations at such premises or with our ability to adapt our premises to different purposes. The amount of any costs, including fines or damages payments that we might incur under any such circumstances, could be substantial, and may substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.

We are subject to extensive export control and sanctions regulations due to our worldwide operations.

Companies that conduct business with customers in sanctioned countries, such as Iran, Syria and Cuba, are subject to restrictions imposed by the United States, the EU or other countries or organizations. Although we have no assets or offices in any sanctioned countries, Diebold and Wincor Nixdorf have historically had, from time to time, immaterial transactions or dealings implicating sanctioned countries. Applicable laws and regulations may inhibit with whom and where we can conduct business. New or expanded export control regulations, economic sanctions, embargoes or other forms of trade restrictions imposed on Iran, Syria or on other sanctioned countries may also be promulgated. Violations or investigations of alleged violations of export controls and sanctions could harm our reputation and could have a material adverse effect on our business, financial condition and results of operations. We are also aware of initiatives by institutional investors, such as pension funds or other companies, to adopt or consider adopting policies prohibiting investment in and transactions with, or requiring divestment of interests in entities doing business with, Iran and other countries identified as state sponsors of terrorism by the U.S. Secretary of State.

We may be exposed to liabilities under the FCPA, which could harm our reputation and have a material adverse effect on our business.

We are subject to compliance with various laws and regulations, including the FCPA and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments to foreign officials for the purpose of obtaining or retaining business or gaining an unfair business advantage. The FCPA also requires proper record keeping and characterization of such payments in our reports filed with the SEC.

Our employees and agents are required to comply with these laws. We operate in many parts of the world that have experienced governmental and commercial corruption to some degree, and strict compliance with anti-bribery laws may conflict with local customs and practices. Foreign companies, including some that may compete with us, may not be subject to the FCPA and may follow local customs and practices. Accordingly, such companies may be more likely to engage in activities prohibited by the FCPA, which could have a significant adverse impact on our ability to compete for business in such countries.

Despite our commitment to legal compliance and corporate ethics, we cannot ensure that our policies and procedures will always protect us from intentional, reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in financial penalties, debarment from government contracts, injunctions against future conduct, profit disgorgements, disqualifications from directly and indirectly engaging in certain types of business, the loss of business licenses or permits and other consequences that may have a material adverse effect on our reputation, business, financial condition or results of operations. Future changes in anti-bribery or economic sanctions laws and enforcement could also result in increased compliance requirements and related expenses that may also have a material adverse effect on our business, financial condition or results of operations.

Even if we are not formally excluded from participating in government business, government agencies or intergovernmental or supranational organizations may informally exclude us from tendering for or participating in certain contracts. For example, legislation of member states of the EU could in certain cases result in the mandatory or discretionary exclusion of us from public contracts in case of a conviction for bribery and certain other offenses or for other reasons. In addition, future developments in ongoing and potential future investigations, such as responding to the requests of governmental authorities and cooperating with them, could divert management’s attention and resources from other issues facing the business.

In addition, our business opportunities in select geographies have been or may be adversely affected by the settlement of the FCPA matter that Diebold settled with the U.S. government in late 2013. Some countries in which we do business may also initiate their own reviews and impose penalties, including prohibition of our participating in or curtailment of business operations in those jurisdictions. We could also face third-party claims in connection with this matter or as a result of the outcome of the current or any future government reviews. Our disclosure, internal review and any current or future governmental review of this matter could, individually or in the aggregate, have a material adverse effect on our reputation and our ability to obtain new business or retain existing business from our current clients and potential clients, to attract and retain employees and to access the capital markets.

Risks Associated with the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the Exchange Offer.

If you do not exchange your original notes for exchange notes in the Exchange Offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the Exchange Offer or who receive freely transferable exchange notes in the Exchange Offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the Exchange Offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the Exchange Offer.

To the extent that original notes are exchanged in the Exchange Offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the Exchange Offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that original notes exchanged in the Exchange Offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

Some holders who exchange their original notes may be deemed to be underwriters.

If you exchange your original notes in the Exchange Offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the Exchange Offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the Exchange Offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the Exchange Offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See “The Exchange Offer.”

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

An active trading market may not develop for the exchange notes and, as a result, you may not be able to resell them.

Prior to the Exchange Offer, there has been no public market for the exchange notes. The exchange notes are a new class of securities that have never been traded. We cannot assure you that an active trading market for the exchange notes will develop or, if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements that are included or incorporated by reference in this prospectus that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements include, but are not limited to, statements regarding the Acquisition, the other Transactions, our expected future performance (including expected results of operations and financial guidance), and our future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “will,” “believes,” “estimates,” “potential,” “target,” “predict,” “project,” “seek,” and variations or similar expressions. These statements are used to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and involve significant risks and uncertainties that could cause actual results to differ materially.

Although we believe that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, our knowledge of our business and key performance indicators that impact our business, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:

•	the ultimate outcome and results of integrating operations with Wincor Nixdorf, the ultimate outcome of operating strategy applied to Wincor Nixdorf and the ultimate ability to realize synergies;

•	the ultimate impact and outcome of the review of the Acquisition by the Competition and Markets Authority in the United Kingdom;

•	the implementation, ultimate impact and outcome of the domination and profit and loss transfer agreement between Diebold and Wincor Nixdorf, including that its effectiveness may be delayed as a result of litigation or otherwise;

•	the success of Diebold’s strategic business alliance with Securitas AB;

•	Diebold’s ability to successfully consummate its transaction with the Inspur Group;

•	Diebold’s ability to reduce stranded costs related to its electronic security business from its ongoing operations;

•	competitive pressures, including pricing pressures and technological developments;

•	changes in the combined company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;

•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the combined company’s operations, including any impact related to the United Kingdom’s likely exit from the EU;

•	global economic conditions, including any additional deterioration and disruption in the financial markets, including the bankruptcies, restructurings or consolidations of financial institutions, which could reduce our customer base and/or adversely affect our customers’ ability to make capital expenditures, as well as adversely impact the availability and cost of credit;

•	acceptance of our product and technology introductions in the marketplace;

•	our ability to maintain effective internal controls;

•	changes in Diebold’s intention to further repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions, which could negatively impact foreign and domestic taxes;

•	unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments;

•	variations in consumer demand for FSS technologies, products and services;

•	potential security violations to the combined company’s information technology systems;

•	the investment performance of our pension plan assets, which could require us to increase our pension contributions, and significant changes in healthcare costs, including those that may result from government action;

•	the amount and timing of repurchases of our common shares, if any;

•	our ability to achieve benefits from our cost-reduction initiatives and other strategic changes, as well as our business process outsourcing initiative; and

•	other factors discussed elsewhere in or in documents incorporated by reference into this prospectus, including the section of this prospectus titled “Risk Factors.”

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf concerning the Acquisition or other matters addressed in this prospectus or in documents incorporated by reference into this prospectus are expressly qualified in their entirety by this cautionary statement. You are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof or the documents in which they are included.

Furthermore, in light of ongoing difficult macroeconomic conditions, both globally and in the industries in which we operate, it is particularly difficult to forecast results. We expressly disclaim and do not assume any liability in connection with any inaccuracies in any of the forward-looking statements in this document or in any document incorporated by reference herein or in connection with any use by any third party of such forward-looking statements. Actual results could differ materially from those anticipated in such forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to update any of these forward-looking statements to reflect events or circumstances, whether as a result of new information, future events or otherwise.

THE TRANSACTIONS

The takeover offer and the business combination agreement

On November 23, 2015, Diebold entered into a business combination agreement, or the Business Combination Agreement, with Wincor Nixdorf. The Business Combination Agreement provides that, upon the terms and subject to the conditions set forth therein, Diebold and Wincor Nixdorf intend to combine their respective businesses.

Pursuant to the exchange offer document (Angebotsunterlage), as published on February 5, 2016, Diebold made a voluntary public takeover offer for all ordinary shares of Wincor Nixdorf, or the takeover offer, in exchange for €38.98 in cash and 0.434 common shares of Diebold per Wincor Nixdorf ordinary share, or the Offer Consideration. The acceptance period for the takeover offer expired on March 22, 2016, and a statutory additional acceptance period pursuant to the German Takeover Act expired on April 12, 2016. On August 4, 2016, we announced that we had received all of the requisite antitrust clearances required under the regulatory condition of the takeover offer and, accordingly, all closing conditions to the takeover offer had been satisfied. Withdrawal rights for the takeover offer ceased at the end of the acceptance period on March 22, 2016.

On August 15, 2016, Diebold delivered the Offer Consideration to Wincor Nixdorf shareholders who validly tendered, and did not withdraw, their Wincor Nixdorf ordinary shares in the takeover offer. Pursuant to the terms of the takeover offer, the ownership of the tendered shares was transferred to Diebold Holding Germany Inc. & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien) and a wholly owned subsidiary of Diebold, or Diebold KGaA. To the extent that former Wincor Nixdorf shareholders were entitled to fractional shares, those fractional entitlements were aggregated and sold in the market and the proceeds of such sale distributed pro rata.

In connection with the closing, Diebold issued 9,928,514 new shares of Diebold common shares, or New Shares. At the closing, Diebold indirectly acquired (through Diebold KGaA) 22,876,760 Wincor Nixdorf ordinary shares, representing 69.15 percent of the total number of issued Wincor Nixdorf ordinary shares inclusive of treasury shares (76.7 percent of all Wincor Nixdorf ordinary shares outstanding) in exchange for an aggregate Offer Consideration of approximately €891.7 million in cash and the New Shares. The New Shares commenced trading on the New York Stock Exchange under the symbol “DBD” and all Diebold common shares commenced trading on the Frankfurt Stock Exchange under the symbol “DBD”.

On August 16, 2016, the board of directors of Diebold and the supervisory and management boards of Wincor Nixdorf approved the conclusion of a domination and profit and loss transfer agreement between Diebold KGaA, as controlling company, and Wincor Nixdorf, as controlled company. The parties executed the agreement after a meeting of shareholders of Wincor Nixdorf that approved the agreement on September 26, 2016. See “—Post-completion reorganization transactions—Domination and profit and loss transfer agreement” below.

The Acquisition remains subject to review by the CMA. Although receipt of antitrust clearance from the CMA was not a condition to the consummation of the business combination, Diebold and Wincor Nixdorf are required to operate their businesses in the U.K. separately until such clearance has been received. The CMA has broad discretion in administering the governing regulations and may impose requirements, limitations or costs, require divestitures, including the sale of Diebold’s or Wincor Nixdorf’s U.K. businesses or of Wincor Nixdorf, or place additional restrictions on the conduct of our businesses.

Post-completion reorganization transactions

We intend to pursue a post-completion reorganization which could eliminate any minority shareholder interest in Wincor Nixdorf remaining after the takeover offer or allow Diebold to control Wincor Nixdorf to the greatest extent permissible. Post-completion reorganization transactions include:

(1)	the domination and profit and loss transfer agreement, pursuant to which remaining Wincor Nixdorf shareholders will be offered to elect either (i) to continue to hold their Wincor Nixdorf ordinary shares and receive the Recurring Compensation (as defined below) pursuant to Section 304 of the German Stock Corporation Act, or (ii) to receive the Exit Compensation (as defined below) in exchange for their Wincor Nixdorf ordinary shares pursuant to Section 305(2) of the German Stock Corporation Act; and/or

(2)	a potential squeeze-out transaction with respect to Wincor Nixdorf ordinary shares that Diebold does not already own, pursuant to (a) a cash merger squeeze-out under Section 62(5) of the German Transformation Act, or (b) a corporate squeeze-out under Sections 327a et seq. of the German Stock Corporation Act. In such a squeeze-out transaction, ordinary shares of remaining Wincor Nixdorf shareholders would be automatically converted into the right to receive a compensation in cash.

In each of cases (1) and (2), an appraisal proceeding may, subject to applicable law, be available to Wincor Nixdorf shareholders under the German Appraisal Proceedings Act (Spruchverfahrensgesetz).

We have, through our wholly-owned subsidiary, Diebold KGaA, as controlling company, entered into a domination and profit and loss transfer agreement with Wincor Nixdorf, as controlled company. See “—Domination and profit and loss transfer agreement”. Whether we pursue a squeeze-out transaction and the type of such transaction will depend on the percentage of additional Wincor Nixdorf ordinary shares we may acquire following the Acquisition:

•	if Diebold (through Diebold KGaA) holds at least 90 percent of Wincor Nixdorf’s issued share capital (when determining the relevant share capital, treasury shares will not be taken into account) but, directly or indirectly, less than 95 percent, Diebold KGaA will conduct a cash merger squeeze-out under Section 62(5) of the German Transformation Act;

•	if Diebold (through Diebold KGaA) holds directly or indirectly at least 95 percent of Wincor Nixdorf’s issued share capital or Wincor Nixdorf’s voting share capital (when determining the relevant share capital, treasury shares will not be taken into account) we may consider initiating a corporate squeeze-out under Sections 327a et seq. of the German Stock Corporation Act. See “—Squeeze-out transactions”.

Domination and profit and loss transfer agreement

On August 16, 2016, the board of directors of Diebold and the supervisory and management boards of Wincor Nixdorf approved the conclusion of a domination and profit and loss transfer agreement between Diebold KGaA, as controlling company, and Wincor Nixdorf, as controlled company. The parties executed the agreement after a meeting of shareholders of Wincor Nixdorf that approved the agreement on September 26, 2016. Effectiveness of the agreement remains subject to registration with the commercial register (Handelsregister) of the local court (Amtsgericht) at the registered offices of Wincor Nixdorf. While we plan to apply for registration of the agreement without undue delay, registration may be delayed considerably pending potential shareholder litigation, if any, in Germany.

Under the domination and profit and loss transfer agreement, when effective and subject to certain limitations pursuant to applicable law, (i) Diebold KGaA will be entitled to issue binding instructions to the management board of Wincor Nixdorf, (ii) Wincor Nixdorf will transfer all of its annual profits to Diebold KGaA, subject to, among other things, the creation or dissolution of certain reserves, and (iii) Diebold KGaA will generally absorb all annual losses incurred by Wincor Nixdorf. In addition, when effective and subject to certain limitations pursuant to applicable law, the domination and profit and loss transfer agreement will provide that Wincor

Nixdorf shareholders be offered, at their election, (i) to put their Wincor Nixdorf ordinary shares to Diebold KGaA in exchange for a compensation in cash of €55.02 per Wincor Nixdorf ordinary share, or Exit Compensation, or (ii) to remain Wincor Nixdorf shareholders and receive a recurring compensation in cash of €3.13 (€2.82 net under the current taxation regime) for each full fiscal year of Wincor Nixdorf and for each Wincor Nixdorf ordinary share, or Recurring Compensation (based on the risk-free rate of 0.5 percent, which takes into account the current interest rates as well as interest structure data published by the German Federal Bank (Deutsche Bundesbank)).

Should remaining minority shareholders of Wincor Nixdorf question the adequacy of the Exit Compensation and/or the Recurring Compensation, they can have the adequacy examined in appraisal proceedings. For a more detailed discussion, see “—Appraisal rights” below.

Squeeze-out transactions

Depending on the percentage of Wincor Nixdorf ordinary shares acquired by us, we may consider, as the principal shareholder of Wincor Nixdorf, initiating (directly or indirectly) a mandatory buy-out of Wincor Nixdorf ordinary shares that we do not already own. Under German law, two categories of squeeze-out transactions may become available to us, subject to applicable law:

•	the cash merger squeeze-out pursuant to Section 62(5) of the German Transformation Act;

•	the corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act.

In addition to a cash merger squeeze-out and a corporate squeeze-out, a third squeeze-out category may be available to an acquirer in connection with a public takeover offer, which we refer to as a takeover squeeze-out, pursuant to the requirements of Sections 39a et seq. of the German Takeover Act. However, we have not filed an application with the district court of Frankfurt am Main to effect such takeover squeeze-out within the time period required by Section 39a of the German Takeover Act and, accordingly, we will not pursue a takeover squeeze-out in connection with the takeover offer.

Cash merger squeeze-out. Pursuant to Section 62(5) of the German Transformation Act, within a three-month period following the date the acquired corporation and the acquirer enter into a merger agreement, the meeting of shareholders of the acquired corporation may resolve, if the acquirer is a German stock corporation (Aktiengesellschaft) or a German partnership limited by shares (Kommanditgesellschaft auf Aktien) and owns at least 90 percent of the acquired corporation’s issued share capital (when determining the relevant share capital, treasury shares will not be taken into account), to transfer ownership of the shares held by the minority shareholders to the acquirer in exchange for an adequate compensation in cash, determined by the principal shareholder. The squeeze-out resolution requires a majority of the votes cast in the meeting of shareholders, and the acquirer may participate in the vote.

Consequently, Diebold will be able to effect a cash merger squeeze-out only if it holds at least 90 percent of Wincor Nixdorf’s issued share capital (when determining the relevant share capital, treasury shares will not be taken into account) through Diebold KGaA. Sections 327a et seq. of the German Stock Corporation Act apply with respect to the entitlement to compensation and the procedure of the squeeze-out transaction (see “—Corporate squeeze-out” below).

Wincor Nixdorf shareholders who did not tender their Wincor Nixdorf ordinary shares in the takeover offer may, subject to applicable law, have appraisal rights following effectiveness of a cash merger squeeze-out. For a more detailed discussion, see “—Appraisal rights” below. In addition, each Wincor Nixdorf shareholder who was present at the meeting of shareholders that passed the squeeze-out resolution and who did object to the squeeze-out resolution at the meeting (Widerspruch zur Niederschrift) may initiate an action for voidance (Anfechtungsklage) under the requirements of Sections 243 et seq. of the German Stock Corporation Act.

Corporate squeeze-out. Pursuant to Sections 327a et seq. of the German Stock Corporation Act, the meeting of shareholders of a corporation may, at the request of a shareholder that owns, directly or indirectly, at least 95 percent of the issued share capital (Grundkapital), or the Principal Shareholder, resolve to transfer ownership of the shares held by the remaining minority shareholders to the Principal Shareholder in exchange for an adequate compensation in cash (angemessene Barabfindung) determined by the Principal Shareholder. The squeeze-out resolution (Übertragungsbeschluss) requires a majority of the votes cast in the meeting of shareholders, and the Principal Shareholder may participate in the vote.

Wincor Nixdorf shareholders who did not tender their Wincor Nixdorf ordinary shares in the takeover offer may, subject to applicable law, have appraisal rights following effectiveness of a corporate squeeze-out. For a more detailed discussion, see “—Appraisal rights” below. In addition, each Wincor Nixdorf shareholder who was present at the meeting of shareholders that passed the squeeze-out resolution and who did object to the squeeze-out resolution at the meeting (Widerspruch zur Niederschrift) may initiate an action for voidance (Anfechtungsklage) under the requirements of Sections 243 et seq. of the German Stock Corporation Act.

Appraisal rights

An appraisal proceeding may, subject to applicable law, be available to Wincor Nixdorf shareholders with respect to potential post-completion reorganization transactions under the German Appraisal Proceedings Act (Spruchverfahrensgesetz).

Under the German Appraisal Proceedings Act, a court may be asked to determine the adequacy of the consideration or compensation paid to minority shareholders in certain corporate transactions, including:

•	In the case of the domination and profit and loss transfer agreement, the court may review the adequacy of the compensation offered to the minority shareholders in connection with such shareholders’ election to either (i) continue to hold their Wincor Nixdorf ordinary shares and receive the Recurring Compensation pursuant to Section 304 of the German Stock Corporation Act, or (ii) receive the Exit Compensation in exchange for their Wincor Nixdorf ordinary shares pursuant to Section 305(2) of the German Stock Corporation Act; and

•	In each case of a cash merger squeeze-out pursuant to Section 62(5) of the German Transformation Act and a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, the court may review the adequacy of the compensation received by minority shareholders in the squeeze-out transaction.

The Recurring Compensation will be paid to the remaining minority Wincor Nixdorf shareholders based on the amount that is likely to be distributed as the average dividend per share, given Wincor Nixdorf’s past and current results of operations determined pursuant to the German Commercial Code and the German Stock Corporation Act and its future earnings prospects.

The Exit Compensation is based on the value of the shares determined using generally accepted valuation methods (such as, the discounted earnings method (Ertragswertmethode)). Generally, unless the shares lack sufficient liquidity, the compensation may not be less than the weighted average market price of Wincor Nixdorf’s shares during the applicable reference period.

In all post-completion reorganization transactions described above, Diebold determines the amount of consideration or compensation to be offered. Following the approval of such transaction at the shareholders’ meeting of Wincor Nixdorf, each shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act. The appraisal proceeding generally does not take into account the offer consideration when valuing the shares. Therefore, the form and amount of compensation paid for Wincor Nixdorf shares in an appraisal proceeding, if any, may be different, and higher, than the Offer Consideration, and such difference may be material.

Pursuant to Sections 2 and 4 of the German Appraisal Proceedings Act, a minority shareholder must file a motion to commence an appraisal proceeding with the competent district court (Landgericht) within the applicable time period as follows:

•	In the case of the domination and profit and loss transfer agreement, within a three-month period following the publication of the registration of that agreement with the commercial register; and

•	In each case of a cash merger squeeze-out pursuant to Section 62(5) of the German Transformation Act and a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, within a three-month period following the publication of the registration of that squeeze-out transaction with the commercial register.

The court’s decision in an appraisal proceeding is binding for all remaining minority shareholders. If the court awards a higher cash compensation in the appraisal proceeding, all minority shareholders will be able, subject to applicable law, to receive the benefit of that increase even if they themselves did not file an application to initiate the appraisal proceeding.

THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF APPLICABLE GERMAN LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GERMAN STOCK CORPORATION ACT, THE GERMAN TAKEOVER ACT, THE GERMAN TRANSFORMATION ACT, AND THE GERMAN APPRAISAL PROCEEDINGS ACT. WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN GERMAN LEGAL ADVISOR IF ANY SUCH TRANSACTION SHOULD BE INITIATED AT SOME POINT IN TIME.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the Exchange Offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Year ended December 31,						Six Months Ended
	2015	2014	2013		2012	2011	June 30, 2016
Ratio of earnings to fixed charges	1.83	3.79	—	(1)	2.59	3.91	0.67

(1)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2013 by approximately $229.3 million.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On April 19, 2016, or the Issue Date, we offered the original notes in a transaction exempt from registration under the Securities Act. Pursuant to a registration rights agreement entered into with the initial purchasers of the original notes, we and our subsidiary guarantors agreed, for the benefit of holders of the original notes, to:

•	within 150 days after the Issue Date, file a registration statement on an appropriate form with respect to a registered offer to exchange the original notes for the exchange notes, which shall also be guaranteed by the subsidiary guarantors, with terms identical in all material respects to the original notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate for failure to comply with the registration rights agreement); and

•	use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 240 days after the Issue Date; and

•	use our commercially reasonable efforts to complete the Exchange Offer within 270 days after Issue Date.

For each original note tendered to us pursuant to the Exchange Offer, we will issue to the holder of such original note an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor, or, if no interest has been paid on such original note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the Exchange Offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the Exchange Offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the Exchange Offer, or Participating Broker-Dealers, will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the Exchange Offer registration statement.

Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the Exchange Offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business; that at the time of the commencement of the Exchange Offer it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act; and that it is not an “affiliate” of ours or any subsidiary guarantor, as defined in Rule 405 of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Shelf Registration Statement

In the event that:

(1)	we and the subsidiary guarantors determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date of acceptance for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC;

(2)	if for any other reason the Exchange Offer is not completed within 270 days after the Issue Date; or

(3)	in certain circumstances, any initial purchaser so requests in connection with any offer or sale of original notes then, we and the subsidiary guarantors will, subject to certain exceptions,

(x)	file a shelf registration statement relating to resales of the original notes as soon as practicable, but not later than 300 days after the Issue Date; and

(y)	use commercially reasonable efforts to cause such shelf registration statement to become effective within 60 days after the filing thereof and to keep that shelf registration statement effective until the date that is 12 months after the date such shelf registration statement becomes effective, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

We and the subsidiary guarantors will, in the event of such a shelf registration, provide to each participating holder of notes copies of a prospectus, notify each participating holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of notes (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us, including for up to 60 days in any three-month period, but not to exceed 90 days in any twelve-month period, if we determine that the use of such prospectus would require the disclosure of non-public material information that, in our reasonable judgment, would be detrimental to us if so disclosed or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction or such action is required by applicable law (any such period is also referred to as a Blackout Period). Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their notes for registered notes in the Exchange Offer.

Liquidated Damages

We will pay additional cash interest on the original notes and exchange notes, subject to certain exceptions, upon the occurrence of any of the following events:

(1)	we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the Exchange Offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 360th day after the Issue Date;

(2)	we receive a request by an initial purchaser to file a shelf registration statement and it does not become effective by the later of the 360th day after the Issue Date or the 90th day following such request; or

(3)	if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable, subject to any Blackout Period, on more than two occasions during the required effectiveness period or, at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) (the 31st such day is referred to as the Trigger Date).

Each such event referred to in the preceding clauses (1) through (3) is referred to herein as a Registration Default. Additional cash interest on the original notes and exchange notes will be payable from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

Additional interest shall accrue on the principal amount of the notes that are “registrable securities” (as defined in the registration rights agreement) at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on the 361st day after the Issue Date until the Exchange Offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be “registrable securities.”

We will be entitled to consummate the Exchange Offer on the expiration date, provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on November 17, 2016, unless we, in our sole discretion, extend the period during which the Exchange Offer is open, in which event the expiration date is the latest time and date on which the Exchange Offer, as so extended by us, expires. We reserve the right to extend the Exchange Offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the Exchange Offer, all original notes previously tendered pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•	terminate the Exchange Offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

If we waive any material condition to the Exchange Offer, or amend the Exchange Offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such five business day period.

This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of outstanding original notes. We will accept for exchange any and all original notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The Exchange Offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the Exchange Offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “—Conditions of the Exchange Offer.” Original notes may be tendered only in multiples of $1,000. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered original notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of the date of this prospectus, $400 million in aggregate principal amount of the original notes are outstanding. Solely for reasons of administration, we have fixed the close of business on October 18, 2016 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be sent initially. Only a holder of the original notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of U.S. Bank National Association, as registrar, or whose original notes are held of record by the depositary, may participate in the Exchange Offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the Exchange Offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered original notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the Indenture as a result of the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their original notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of original notes under the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the Exchange Offer. See “—Solicitation of Tenders; Expenses” for more information about the costs of the Exchange Offer.

We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the Exchange Offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the Exchange Offer and, if the holder chooses to participate in the Exchange Offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus (including the documents incorporated by reference in this prospectus) and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures.

A holder of an original note may tender the same by properly completing and signing the applicable letter of transmittal or a facsimile thereof (all references in this prospectus to the letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below), to the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” on or prior to the expiration date.

If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an Eligible Institution, that is a member of a recognized signature guarantee medallion program, which we refer to herein as an Eligible Program, within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Book-Entry Transfer.

The exchange agent will make a request to establish an account with respect to the original notes at The Depository Trust Company, which we refer to herein as the Book-Entry Transfer Facility, for purposes of the Exchange Offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth in “The Exchange Offer—Exchange Agent” on or prior to the expiration date.

The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

The party tendering original notes for exchange, whom we refer to herein as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Original notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent”. Any such notice of withdrawal must specify the person named in the letter of transmittal as having tendered the original notes to be withdrawn, the certificate numbers of the original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the Exchange Offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the Exchange Offer prior to the expiration date, promptly after the Exchange Offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the Exchange Offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

•	there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939;

•	all governmental approvals that we deem necessary for the consummation of the exchange have not been obtained;

•	there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the Exchange Offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the Exchange Offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

U.S. BANK NATIONAL ASSOCIATION.

Processor: Mike Tate

By Facsimile:

(651) 466-7367

By Email:

cts.specfinance@usbank.com

Confirm by Telephone:

(800) 934-6802

By Mail, Hand or Courier:

U.S. Bank National Association, as Exchange Agent

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, Minnesota 55107-1402

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the Exchange Offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the Exchange Offer.

Federal Income Tax Consequences

We believe that the exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and that holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Material United States Federal Income Tax Considerations.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the Exchange Offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the Exchange Offer. The expense of the Exchange Offer will be expensed over the term of the exchange notes.

Other

Participation in the Exchange Offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the Exchange Offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the Exchange Offer will continue to hold such original notes and will be entitled to all the rights and limitations applicable thereto under the Indenture and the registration rights agreement, except for any terms of such documents which, by their terms, terminate or cease to have further effect as a result of the making of this Exchange Offer. See “Description of the Exchange Notes.” All untendered original notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that original notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the original notes not tendered and accepted in the Exchange Offer could be adversely affected. See “Risk Factors—Risks Associated with the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the Exchange Offer.”

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the Exchange Offer.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

We and certain of our subsidiaries are borrowers or guarantors under a credit agreement, dated as of November 23, 2015, as amended on December 23, 2015, May 6, 2016 and August 16, 2016 (as further amended, supplemented and otherwise modified), or the Senior Credit Facility, with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other persons party thereto, which provides for (a) the Revolving Facility in a principal amount of up to $520.0 million, (b) the Term Loan A Facility in a principal amount of up to $230.0 million, (c) the Delayed Draw Term Loan A Facility in a principal amount of up to $250.0 million and (d) the Term Loan B Facility, which provides a U.S. dollar-denominated tranche for borrowings of up to $1,000.0 million in principal amount that will bear interest at LIBOR, subject to a 0.75 percent floor, plus an applicable margin of 4.50 percent, (or, at our option, prime rate, subject to a 1.75 percent floor, plus an applicable margin of 3.50 percent) and a euro-denominated tranche for borrowings of up to €350.0 million in principal amount that will bear interest at EURIBOR, subject to a 0.75 percent floor, plus an applicable margin of 4.25 percent. Upon the closing of the Acquisition and funding of the Term Loan B Facility, the Senior Credit Facility will be secured by substantially all assets of Diebold and our subsidiaries that are guarantors under the Senior Credit Facility, subject to certain exceptions and permitted liens.

Funding (other than escrowed fundings) of the Delayed Draw Term Loan A Facility and the Term Loan B Facility is conditioned on, among other things, the consummation of the Acquisition, the administrative agent’s receipt of certain closing documents, a borrowing request from us, a solvency certificate, no changes to the Business Combination Agreement materially adverse to the arrangers or the lenders under the Credit Agreement without the consent of the arrangers, payment of fees and expenses, and other conditions fully set forth in the credit agreement governing the Senior Credit Facility. On May 6, 2016, we borrowed into escrow the full amount available under the U.S. dollar-denominated tranche and the euro-denominated tranche provided by the Term Loan B Facility, which borrowings were released from escrow and were used to fund a portion of the purchase price of the Acquisition.

The Revolving Facility will terminate on, and each of the Term Loan A Facility and the Delayed Draw Term Loan A Facility will mature on, December 23, 2020. The Term Loan B Facility will mature seven and one-half years from May 6, 2016 (the date it was funded into escrow).

The proceeds of loans under the Delayed Draw Term Loan A Facility may be, and the Term Loan B Facility was, used by us to fund, in part, the Acquisition, the refinancing of indebtedness of Wincor Nixdorf and its subsidiaries, the refinancing of certain of our existing indebtedness and to pay all or a portion of the costs incurred by us or any of our subsidiaries in connection with the Acquisition. The proceeds of loans under the Term Loan A Facility and the Revolving Facility were used to replace our prior senior revolving and term credit facilities, and may be used going forward for general corporate purposes.

The terms of the Senior Credit Facility require us to reduce unused commitments and prepay loans thereunder with 100 percent of net cash proceeds received from certain asset sales (other than, prior to the Domination Agreement Effective Date, sales of assets of Wincor Nixdorf and its subsidiaries) and incurrences of indebtedness, subject to certain exceptions, and may require prepayments based on excess cash flow. The commitments under the Senior Credit Facility automatically terminate as to the Delayed Draw Term Loan A Facility upon the earliest of (i) the date on which all payments made or to be made for “Certain Funds Purposes” (as defined in the agreement governing the Senior Credit Facility) have been paid in full in cleared funds and (ii) the first anniversary of the consummation of the Acquisition.

The Senior Credit Facility is guaranteed by substantially all of our domestic subsidiaries, subject to certain exceptions. Borrowings under the Senior Credit Facility bear interest at a per annum rate (subject to specified floors), based on our election of either the prime rate or LIBOR plus, in each case, an applicable margin (with respect to the Revolving Facility, the Term Loan A Facility and the Delayed Draw Term Loan A Facility, determined by reference to our total net leverage ratio).

The credit agreement governing the Senior Credit Facility contains affirmative and negative covenants usual and customary for facilities of this type including, but not limited to: delivery of financial information; use of proceeds; delivery of notices of default; conduct of business (including maintenance of existence and rights); taxes; insurance; compliance with laws; properties and inspection; collateral matters and further assurances; maintenance of ratings; guaranties; limitations on mergers, consolidations and fundamental changes; limitations on sales of assets; limitations on investments and acquisitions; limitations on liens; limitations on transactions with affiliates; limitations on indebtedness; limitations on negative pledge clauses; limitations on restrictions on subsidiary distributions; limitations on hedge agreements; limitations on receivables indebtedness; limitations on restricted payments; limitations on certain payments of indebtedness; limitations on amendments to organizational documents; “MFN” requirements regarding certain additional covenants; and covenants regarding the Acquisition; provided that, prior to the Domination Agreement Effective Date, neither Wincor Nixdorf nor any of its subsidiaries will be subject to any of the restrictive covenants contained in the Senior Credit Facility. Additionally, we will have to pay a repricing premium of 1.00 percent in relation to the Term Loan B Facility should we reprice, refinance or amend to reduce yield on or prior to May 6, 2017.

In addition, the Credit Agreement includes, applicable to the Term Loan A Facility, the Delayed Draw Term Loan A Facility and the Revolving Facility only, a maximum consolidated net leverage ratio of 4.50 to 1.00 (stepping down to 4.25 to 1.00 on December 31, 2017, 4.00 to 1.00 on December 31, 2018 and 3.75 to 1.00 on June 30, 2019) and a minimum consolidated interest coverage ratio of 3.00 to 1.00.

The credit agreement governing the Senior Credit Facility contains certain events of default regarding: inaccuracy of representations and warranties, certificates or other written information in any material respect; nonpayment of principal, interest, fees or other amounts; breach of covenants; cross payment default and cross default to indebtedness or net hedging obligations in excess of $50.0 million; voluntary and involuntary bankruptcy or insolvency proceedings; condemnation reasonably likely to have a material adverse effect; unpaid material judgments; certain pension and benefit events; certain environmental events reasonably expected to have a material adverse effect; change of control; and actual or asserted invalidity of the facilities documentation, guarantees or, after effectiveness thereof, security documents or any domination and profit and loss transfer agreement with respect to Wincor Nixdorf, and failure to maintain a perfected first priority security interest on a material portion of the collateral, in each case with grace periods, thresholds, qualifications and exceptions detailed in the Senior Credit Facility.

Lines of Credit

As of June 30, 2016, Diebold had various international short-term uncommitted lines of credit with borrowing limits of $113.5 million. The weighted-average interest rate on outstanding borrowings on the short-term uncommitted lines of credit as of June 30, 2016 and 2015 was 10.49 percent and 6.38 percent, respectively. Short-term uncommitted lines of credit mature in less than one year. The amount available under the short-term uncommitted lines of credit at June 30, 2016 was $97.5 million.

DESCRIPTION OF THE EXCHANGE NOTES

The Company will issue 8.5% Senior Notes due 2024 (the “Exchange Notes”) offered by this prospectus under the Indenture (the “Indenture”) among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture incorporates certain provisions of the Trust Indenture Act and will be qualified under the Trust Indenture Act. The Company is issuing the Exchange Notes in exchange for the 8.5% Senior Notes due 2024 that were issued under the Indenture by the Company on April 19, 2016 (the “Original Notes”). Solely for purposes of this section entitled “Description of the Exchange Notes”, we refer to the Exchange Notes, the Original Notes, the Original Notes not exchanged for the Exchange Notes and any other Additional Notes as the “Notes”. The Exchange Notes offered hereby and any Original Notes not tendered pursuant to the terms hereof will be treated as a single class under the Indenture, including for purposes of determining whether the required percentage of Holders have given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders.

The Indenture is unlimited in aggregate principal amount, although the issuance of the Original Notes in the notes offering was limited to $400.0 million. The Company will issue up to $400.0 million aggregate principal amount of Exchange Notes. We may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue (the “Additional Notes”); provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number and ISIN from the Exchange Notes. We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture, including the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any Additional Notes will be part of the same issue as the Notes that we previously offered, including for purposes of determining whether the required percentage of Holders have given approval or consent to an amendment, supplement or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders.

This Description of the Exchange Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this Description of the Exchange Notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Exchange Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company, the Guarantors and your rights. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Diebold, Incorporated and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The Exchange Notes

The Exchange Notes:

•	will be general unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of $400.0 million, subject to our ability to issue Additional Notes;

•	mature on April 15, 2024;

•	will be unconditionally Guaranteed on a senior basis by each Domestic Restricted Subsidiary that is a borrower under or that guarantees Obligations under the Senior Credit Facility or other Indebtedness for borrowed money of the Company or any Guarantor. See “—Note guarantees”;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will rank equally in right of payment with any existing and future senior Indebtedness of the Company;

•	will be effectively subordinated to all Secured Indebtedness of the Company (including Obligations under the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be structurally subordinated to all liabilities of any Non-Guarantor Subsidiary; and

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

As of the Issue Date, all of our Subsidiaries were “Restricted Subsidiaries.” Subject to the provisions of the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” None of our Unrestricted Subsidiaries will provide a Note Guarantee or be subject to any of the restrictive covenants in the Indenture.

Interest

Interest on the Notes will:

•	accrue at the rate of 8.5% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on April 15 and October 15, commencing on October 15, 2016;

•	be payable to the Holders of record at the close of business on April 1 and October 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

We also will pay Additional Interest to Holders if we fail to complete the Exchange Offer within 360 days after the Issue Date or if certain other conditions contained in the Registration Rights Agreement are not satisfied. See “The Exchange Offer.” All references in the Indenture and this “Description of the Exchange Notes,” in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest required to be paid pursuant to the Registration Rights Agreement.

Payments on the Exchange Notes; paying agent and registrar

We will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent (the “Paying Agent”) and registrar (the “Registrar”). We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay the principal, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of any selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until April 15, 2019. On and after April 15, 2019, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice mailed or otherwise sent to each Holder in accordance with the applicable procedures of DTC, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2019	106.375%
2020	104.250%
2021	102.125%
2022 and thereafter	100.000%

Prior to April 15, 2019, the Company may, on any one or more occasions, redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, upon not less than 30 nor more than 60 days’ notice mailed or otherwise sent to each Holder in accordance with the applicable procedures of DTC, at a redemption price equal to 108.5% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided that

(1)	at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	such redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to April 15, 2019, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed or otherwise sent to each Holder in accordance with the applicable procedures of DTC, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot in accordance with the applicable procedures of DTC or by such other method as the Trustee in its sole discretion deems to be fair and appropriate, although no Note of $2,000 in principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory redemption; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the Option of Holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Ranking

The Notes are general unsecured obligations of the Company that rank senior in right of payment to all future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated, are effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and are structurally subordinated to the liabilities of our Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding-up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other senior Secured Indebtedness, the assets of the Company and the Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all Indebtedness under such Senior Credit Facility and other senior Secured Indebtedness and certain related secured Hedging Obligations, banking services and cash management obligations have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Note Guarantees then outstanding.

On a pro forma basis, after giving effect to the Transactions, as of June 30, 2016:

•	we would have had approximately $2,614.2 million of total indebtedness (including the Notes);

•	of our total indebtedness, we would have had approximately $2,189.1 million of Secured Indebtedness, all of which would have been Incurred under the Senior Credit Facility, to which the Notes would have been effectively subordinated to the extent of the value of the assets securing such Indebtedness;

•	we would have had availability of $210.0 million under the Senior Credit Facility and $97.5 million available under uncommitted lines of credit; and

•	our Non-Guarantor Subsidiaries would have had $1,892.4 million of liabilities (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

Although the Indenture limits the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes.

Note guarantees

Each Domestic Restricted Subsidiary that either is a borrower under or that guarantees Obligations under the Senior Credit Facility guarantees the Notes. The Guarantors, jointly and severally, irrevocably and unconditionally guarantee, on a senior unsecured basis, the Company’s Obligations under the Notes and all Obligations under the Indenture. Such Guarantors have, jointly and severally, agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under the Note Guarantees.

Each of the Note Guarantees:

•	is a general unsecured, senior obligation of each Guarantor;

•	ranks equally in right of payment with any existing and future senior Indebtedness of each such entity;

•	is effectively subordinated to all Secured Indebtedness of a Guarantor (including the Guarantee of the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness;

•	is senior in right of payment to any future Guarantor Subordinated Obligations of the Guarantors; and

•	is structurally subordinated to all liabilities of any Non-Guarantor Subsidiary.

On a pro forma basis after giving effect to the Transactions, as of June 30, 2016, the Guarantors would have had no Guarantor Subordinated Obligations.

Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes.

For the six months ended June 30, 2016, on a pro forma basis after giving effect to the Transactions, the Non-Guarantor Subsidiaries represented approximately 79.5 percent of net sales on a consolidated basis. As of June 30, 2016, on a pro forma basis after giving effect to the Transactions, the Non-Guarantor Subsidiaries represented approximately 55.2 percent of total assets and had $1,892.4 million of total liabilities on a consolidated basis, including debt and trade payables but excluding intercompany liabilities, all of which would be structurally senior to the Notes.

Any entity that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks related to the notes and our debt—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.”

The Indenture provides that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

(1) (a)	any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture;

(b)	the release or discharge of such Guarantor from its Guarantee of Indebtedness of the Company and Restricted Subsidiaries under the Senior Credit Facility (including, by reason of the termination of the Senior Credit Facility) and all other Indebtedness for borrowed money of the Company and the Guarantors, including the Guarantee that resulted in the obligation of such Guarantor to Guarantee the Notes, if such Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture, except a release or discharge by or as a result of payment under such Guarantee; provided that if such Guarantor has Incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Limitation on Indebtedness,” such Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Limitation on Indebtedness”;

(c)	the proper designation of any Guarantor as an Unrestricted Subsidiary;

(d)	with the consent of the Holders in accordance with the provisions under the caption “—Amendments and Waivers”;

(e)	the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance”; or

(f)	the satisfaction and discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2)	in the case of clauses 1(a), (c), (d), (e) and (f) only, such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction or release have been complied with.

At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release and discharge in respect of the applicable Guarantee.

In the event that any released Guarantor (in the case of clause 1(b), (c) and (d) above) thereafter borrows money or guarantees Indebtedness under the Senior Credit Facility or guarantees any other Indebtedness for borrowed money of the Company or any Guarantor, such former Guarantor will again provide a Note Guarantee if required pursuant to the covenant described under “Certain Covenants—Future Guarantors.”

Repurchase at the option of holders

Change of Control

If a Change of Control occurs, the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on a record date to receive any interest due on the Change of Control Payment Date (as defined below).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” the Company will mail a notice of such Change of Control Offer to each Holder or otherwise send notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1)	that a Change of Control Offer is being made, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise sent in accordance with the applicable procedures of DTC) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the applicable record date to receive interest due on the Change of Control Payment Date (as defined below);

(2)	the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”);

(3)	if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and setting forth a brief description of the definitive agreement for the Change of Control; and

(4)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) validly tendered and not validly withdrawn pursuant to the Change of Control Offer provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2)	deposit with the Paying Agent (or, if the Company or any Restricted Subsidiary is acting as Paying Agent, segregate and hold in trust) an amount sufficient to make the Change of Control Payment in respect of all Notes or portions of Notes so validly tendered and not validly withdrawn; and

(3)	deliver or cause to be delivered to the Trustee for cancellation of the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (or otherwise send in accordance with the applicable procedures of DTC) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise send in accordance with the applicable procedures of DTC) (or cause to be transferred by book-entry) to each Holder a new Note (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or send such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to, but excluding, the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date. Unless the Company defaults in the payment of the Change of Control Payment, interest will cease to accrue on the Notes or portions thereof purchased on the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Senior Credit Facility provides, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may provide, that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Credit Facility or any such future Indebtedness, we could seek a waiver of such default or seek to refinance the Senior Credit Facility. In the event we do not obtain such a waiver or do not refinance the Senior Credit Facility, such default could result in amounts outstanding under the Senior Credit Facility being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (2) the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption.” Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

Certain provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries (provided that, prior to the Domination Agreement Effective Date, this covenant will not apply to any Purchased Entity) to, cause, make or suffer to exist any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released or which have been discharged by operation of law or otherwise;

(2)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 1.25% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Within 365 days from the later of the date of such Asset Disposition and the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or such Restricted Subsidiary, as the case may be, as follows:

(a)	to permanently reduce (and permanently reduce commitments with respect thereto): (i) Secured Indebtedness under the Senior Credit Facility and (ii) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Guarantor or Indebtedness of a Non-Guarantor Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(b)	to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Guarantor (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes, as provided under “—Optional Redemption,” through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed;

(c)	in the case of an Assets Disposition by a Non-Guarantor Subsidiary, to permanently reduce Indebtedness of (i) a Non-Guarantor Subsidiary (other than Indebtedness owed to the Company or a Guarantor) or (ii) the Company or a Guarantor;

(d)	to make capital expenditures or invest in Additional Assets; or

(e)	any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c), (d) or (e) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within the later of

365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $40.0 million, the Company will be required to make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the Asset Disposition Purchase Date (as defined below), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds to reduce Indebtedness and for other general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness (provided that the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness). Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be offered for purchase pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Asset Disposition Purchase Date is on or after an applicable interest record date and on or before the related interest payment date, any accrued and unpaid interest to, but excluding, the Asset Disposition Purchase Date will be paid on the Asset Disposition Date to the Person in whose name a Note is registered at the close of business on such record date. Unless the Company defaults in the payment of the purchase price for Notes accepted by the Company for purchase pursuant to this covenant, interest will cease to accrue on the Notes or portions thereof purchased on the Asset Disposition Purchase Date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Notes so accepted and that such Notes were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and instruments required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail (or otherwise send in accordance with the applicable procedures of DTC) to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not validly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail (or otherwise send in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or send such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or sent by the Company to the Holder thereof.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain covenants

Prior to the Domination Agreement Effective Date, none of the Purchased Entities will be subject to any of the restrictive covenants in the Indenture. See “Risk Factors—Risks related to the notes and our debt—Prior to the Domination Agreement Effective Date, neither Wincor Nixdorf nor any of its subsidiaries will be subject to any of the restrictive covenants contained in the Indenture or the Senior Credit Facility.”

Effectiveness of covenants

Following the first day (such date, a “Suspension Date”):

(a)	the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(b)	no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings:

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Future Guarantors” (but only with respect to any Person that is required to become a Guarantor on or after the date of the commencement of the applicable Suspension Date)

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,” and

•	clause (4) of the first paragraph of “—Merger and Consolidation”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.” In addition, during any Suspension Period, the amount of Excess Proceeds shall be reset at zero.

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (in each case to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. There can be no assurance that the Notes will ever achieve an Investment Grade Rating.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries (provided that, prior to the Domination Agreement Effective Date, this covenant will not apply to any Purchased Entity), directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)	dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)	purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a)	Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (5) of the second paragraph of the covenant “—Limitation on Indebtedness;” or

(b)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) above (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)	no Default shall have occurred and be continuing (or would result therefrom);

(B)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness” covenant; and

(C)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (8), (9), (10), (12), (14), (15), (16) and (17) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than

Disqualified Stock and Capital Stock issued in connection with the Transactions) or other capital contributions subsequent to the Issue Date, other than:

(x)	Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y)	Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of “—Optional Redemption;”plus

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of the preceding paragraph;

(2)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing

Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitute Refinancing Indebtedness;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitutes Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the Option of Holders—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the Option of Holders—Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)	any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under “—Repurchase at the Option of Holders—Asset Sales;”

(6)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

(7)	the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company held by any future, present or former directors, officers, employees, management or consultants or advisors of the Company or any Subsidiary of the Company or their assigns, estates, heirs, family members or former family members or any other permitted transferee, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements to compensate such persons approved by the Board of Directors of the Company; provided that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any fiscal year, with any unused amounts in any fiscal year being carried over to the two succeeding fiscal years (the “Carryover Amount” and, for purposes of calculating the Carryover Amount for any fiscal year, the unused amounts from any prior fiscal years shall be deemed to have been utilized first by making any Restricted Payment pursuant to this clause (7) in such fiscal year), although such amount in any fiscal year may be increased by an amount not to exceed:

(a)	the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to future, existing or former employees, directors, consultants or members of management of the Company or any of its Subsidiaries that occurs after the Issue Date; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments made since the Issue Date with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

provided, further, that the cancellation of Indebtedness owing to the Company from employees, directors, officers or consultants or members of management of the Company or any of its Subsidiaries (including their permitted transferees) in connection with any repurchase of Capital Stock will not be deemed to constitute a Restricted Payment under the Indenture;

(8)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)	repurchases of Capital Stock deemed to occur (A) upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof or (B) as a result of Capital Stock being utilized to satisfy tax withholding obligations upon (i) the exercise of stock options or (b) the vesting of other equity awards that constitute Capital Stock;

(10)	any payment of cash in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities of the Company;

(11)	the declaration and payment of cash dividends on the Company’s Common Stock in an amount not to exceed (i) $30.0 million in any fiscal quarter prior to the fiscal quarter in which the Acquisition Closing Date occurs and (ii) 12.5 cents per share in any fiscal quarter beginning with the fiscal quarter in which the Acquisition Closing Date occurs (as adjusted so that the aggregate amount payable pursuant to this clause (11) is not increased or decreased solely as a result of any stock split, stock dividend or similar transaction);

(12)	any Restricted Payment made to consummate the Transactions as contemplated by the Acquisition Documents and any subsequent acquisitions of Wincor Nixdorf Shares;

(13)	any Restricted Payment so long as, after giving pro forma effect thereto, the Total Net Leverage Ratio of the Company would not exceed 2.75 to 1.00;

(14)	the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(15)	Restricted Payments made pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan (or any successor thereto) in an aggregate amount (net of employee contributions) not to exceed $3.0 million in any fiscal year;

(16)	the repurchase or redemption of the Company’s Capital Stock or rights to purchase such Capital Stock issued in connection with any future shareholder rights plan of the Company;

(17)	Restricted Payments required to be made pursuant to the terms of the Domination Agreement; and

(18)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (18) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (a) $100.0 million and (b) 2.5% of Total Tangible Assets (with the Fair Market Value of each Restricted Payment being measured at the time made and without giving effect to subsequent changes in value);

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (8), (11), (13) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment (without giving effect to subsequent changes in value) of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

To the extent any cash or any other property is paid or distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company or upon any other acquisition or retirement of any Indebtedness of the Company or any of its Restricted Subsidiaries for an amount based on the value of such Capital Stock, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted, exchanged, acquired or retired and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of the first paragraph of this covenant and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted, exchanged, acquired or retired shall be deemed to be a Restricted Payment described in clause (3) of the first paragraph of this covenant if such Indebtedness is a Subordinated Obligation or Guarantor Subordinated Obligation. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company in the open market at a price in excess of the principal amount of such Indebtedness and any accrued and unpaid interest thereon, such excess amount shall be deemed to be a Restricted Payment described in clause (2) of the first paragraph of this covenant.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries (provided that, prior to the Domination Agreement Effective Date, this covenant will not apply to any Purchased Entity) to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis (1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00 and (2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company or any Guarantor Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount outstanding at any one time not to exceed $3,000.0 million;

(2)	Indebtedness of the Company represented by the Notes (other than any Additional Notes) and Indebtedness of any Guarantor represented by a Note Guarantee (other than in respect of any Additional Notes);

(3)	Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (6), (8), (10), (11), (15), (16), (19), (20) and (21) of this paragraph);

(4)	Guarantees by (a) the Company or Guarantors of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(5)	Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b)	if a Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(c)	(i)any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity)

shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(6)	Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in such Preferred Stock being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and

(b)	any sale or other transfer of any such Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity)

shall be deemed in each case under this clause (6) to constitute an Incurrence of such Preferred Stock by such Subsidiary;

(7)	Indebtedness of Persons (other than any Purchased Entity) Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either

(i)	the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant on a pro forma basis after giving effect to the Incurrence of such Indebtedness pursuant to this clause (7); or

(ii)	on a pro forma basis, the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or higher than such ratio immediately prior to such acquisition or merger;

(8)	Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9)	Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed the greater of (a) $50.0 million and (b) 1.25% of Total Tangible Assets;

(10)	Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11)	Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earn-out, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary;

(12)	Indebtedness of Foreign Subsidiaries of the Company not to exceed the greater of (a) $150.0 million and (b) 3.75% of Total Tangible Assets at any one time outstanding;

(13)	the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (7), (21) and this clause (13) of the second paragraph of this covenant;

(14)	Indebtedness Incurred under working capital facilities, letter of credit facilities, bank guarantee facilities or similar facilities in an aggregate amount outstanding at any one time not to exceed $50.0 million;

(15)	Indebtedness consisting of avals by any of the Company or its Restricted Subsidiaries for the benefit of, and with respect to obligations that are not classified as Indebtedness of, any of the Company or its Restricted Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices;

(16)	Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(17)	Indebtedness Incurred in (a) Qualified Receivables Transactions and (b) Permitted Factoring Transactions to the extent that such Permitted Factoring Transactions are recourse to the Company or any Domestic Restricted Subsidiary in an aggregate amount outstanding at any one time not to exceed $100.0 million;

(18)	Integrated Service Contract Debt in an aggregate amount outstanding at any one time not to exceed $100.0 million;

(19)	Indebtedness Incurred in the ordinary course of business in connection with cash pooling arrangements and cash management arrangements in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject to such arrangements;

(20)	Indebtedness consisting of the financing of insurance premiums;

(21)	Indebtedness of any Purchased Entity permitted to survive the Acquisition or be incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation (and any Refinancing Indebtedness in respect thereof), which Indebtedness is not secured by assets of the Company or its Restricted Subsidiaries (other than Wincor Nixdorf and its Subsidiaries) or guaranteed by the Company or its Restricted Subsidiaries (other than Wincor Nixdorf and its Subsidiaries);

(22)	Indebtedness Incurred under Bi-lateral LC/WC Agreements in an aggregate principal amount outstanding at any one time not to exceed $300.0 million (with the aggregate principal amount outstanding at any one time in respect of Bi-lateral LC/WC Agreements constituting revolving credit facilities not to exceed $50.0 million (in each case, such amounts will be calculated exclusive of any bank guarantee or the like issued in connection with a squeeze-out of any minority shareholders of Wincor Nixdorf (i) in accordance with Sec. 327b(3) of the German Stock Corporation Act (Aktiengesetz), (ii) in accordance with Sec. 62 of the German Transformation Act (Umwandlungsgesetz) in conjunction with 327b(3) of the German Stock Corporation Act (Aktiengesetz) or (iii) in relation to a squeeze-out pursuant to 39a and 39b of the German Takeover Code (Wertpapiererwerbs- und Übernahmegesetz)); and

(23)	in addition to the items referred to in clauses (1) through (22) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (23) and then outstanding, will not exceed the greater of (a) $100.0 million and (b) 2.5% of Total Tangible Assets at any time outstanding (with Total Tangible Assets being measured at the time of Incurrence of such Indebtedness and without giving effect to subsequent changes in value).

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor.

For purposes of determining compliance with this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with the second paragraph of this covenant and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under the second paragraph of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility, and all Indebtedness (or the portion thereof) Incurred under clause (1) of the second paragraph of this covenant, shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2)	if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as Incurred pursuant to such Debt Facility and such other Indebtedness shall not be included; and

(3)	except as provided in clause (2) of this paragraph, Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of the Indenture, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries (provided that, prior to the Domination Agreement Effective Date, this covenant will not apply to any Purchased Entity) to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)	in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in clauses (1) and (2) above.

Future guarantors

The Company will cause (i) each Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) that is not a Guarantor that, on the Issue Date or any time thereafter, becomes a borrower or Guarantees the Obligations under the Senior Credit Facility and (ii) each Restricted Subsidiary (other than a Foreign Subsidiary, a Receivables Entity or an Immaterial Subsidiary) that is not a Guarantor that, on the Issue Date or any time thereafter, Guarantees any other Indebtedness for borrowed money of the Company or any Guarantor to promptly execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other Obligations under the Indenture. Notwithstanding the foregoing, none of the Purchased Entities will be required to provide a Note Guarantee prior to the Domination Agreement Effective Date.

At each time of distribution of annual or quarterly financial information pursuant to clauses (1) or (2) of the covenant described below under “—Reports,” the Company shall calculate the total assets and total revenues of all Immaterial Subsidiaries of the Company. In the event that the total assets or total revenues of all Immaterial Subsidiaries of the Company that Guarantee any Indebtedness of the Company or any Guarantor for borrowed money (other than Obligations under the Senior Credit Facility) would exceed 10.0% of the total assets or total revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP and as shown on the Company’s consolidated balance sheet as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available and its consolidated statement of operations for the period of the most recent four consecutive fiscal quarters ending on such balance sheet date, the Company shall, within 30 days of the date of distribution of such financial information, cause one or more Immaterial Subsidiaries of the Company that Guarantee any Indebtedness of the Company or any Guarantor for borrowed money (other than Obligations under the Senior Credit Facility) to provide Note Guarantees as and to the extent required to cause the total assets and total revenues of all Immaterial Subsidiaries of the Company not to exceed 10.0% of the total assets or total revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary (provided that, prior to the Domination Agreement Effective Date, this covenant will not apply to any Purchased Entity) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding paragraph will not prohibit encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2)	the Indenture, the Notes and the Note Guarantees;

(3)	any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4)	any agreement or other instrument governing Indebtedness assumed in connection with the Acquisition in existence at the time of Acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than Wincor Nixdorf and its Subsidiaries, or the property or assets of Wincor Nixdorf and its Subsidiaries (including after-acquired property);

(5)	any agreement or other instrument of a Purchased Entity permitted under the terms of the Acquisition Documentation to (i) survive the Acquisition or (ii) be entered into after the Acquisition and prior to the Domination Agreement Effective Date;

(6)	any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (4) or (5) of this paragraph or this clause (5); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith determination of the Company, taken as a whole, no more restrictive with respect to encumbrances and restrictions of the nature described in clauses, (1), (2) and (3) of the first paragraph of this covenant contained in the agreements referred to in clauses (1), (2), (3), (4) or (5) of this paragraph on the Issue Date, the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary or the Domination Agreement Effective Date, whichever is applicable;

(7)	in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(9)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(10)	restrictions on cash or other deposits or net worth imposed by customers, suppliers, lessors or landlords or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(11)	any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and consistent with past practices;

(12)	restrictions on cash or other deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom, performance and appeal bonds or other obligations of a like nature (including standby letters of credit or completion guarantees), in each case in the ordinary course of business;

(13)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(14)	any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Company or the relevant Restricted Subsidiary, as applicable, are necessary or appropriate to effect such Qualified Receivables Transaction;

(15)	any customary provisions in partnership agreements, limited liability company agreements, joint venture agreements, other similar agreements and related governance documents entered into in the ordinary course of business;

(16)	to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries; and

(17)	other Indebtedness Incurred or Preferred Stock issued by a Restricted Subsidiary permitted to be Incurred pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that, in the good faith determination of the Company, are not more restrictive with respect to encumbrances and restrictions of the nature described in clauses (1), (2) and (3) of the first paragraph of this covenant, taken as a whole, than those applicable to the Company in the Indenture or the Senior Credit Facility on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary level comparable to those applicable to the Company).

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate after the Issue Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default or Event of Default has occurred and is continuing after giving effect to such Designation;

(2)	the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company;

(3)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Subsidiary: or

(b)	to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and

(5)	either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such Designation would be permitted under the covenant described above under “—Limitation on Restricted Payments” or the definition of “Permitted Investment.”

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect to such Revocation:

(1)	(a) The Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant or (b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation;

(2)	all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture; and

(3)	no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries (provided that, prior to the Domination Agreement Effective Date, this covenant will not apply to any Purchased Entity) to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving an aggregate consideration in excess of $5.0 million, unless:

(1)	the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate;

(2)

in the event such Affiliate Transaction involves an aggregate consideration in excess of $30.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the

Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company has received a written opinion from an Independent Financial Advisor stating that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness;”

(2)	Restricted Payments permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” or Permitted Investments;

(3)	issuances or sales of Capital Stock (other than Disqualified Stock) of the Company in connection with any contribution to the capital of the Company;

(4)	the pledge of Capital Stock of any Unrestricted Subsidiary;

(5)	any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(6)	the payment of reasonable and customary fees and reimbursed expenses paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(7)	loans or advances to employees, officers, directors or consultants of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices;

(8)	any transaction with a Person (other than an Unrestricted Subsidiary and, prior to the Domination Agreement Effective Date, any Purchased Entity) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns Capital Stock in or otherwise controls such Person;

(9)	any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(10)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(11)	transactions with Wincor Nixdorf and its Restricted Subsidiaries or any agreement between Wincor Nixdorf and any of its Restricted Subsidiaries and an Affiliate of Wincor Nixdorf permitted to survive the completion of the Acquisition or be Incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation;

(12)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(13)	any grant, issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(14)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(15)	transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate; and

(16)	the Transactions and the payment of all fees and expenses related to the Transactions, as contemplated by the Acquisition Documents, or transactions with Wincor Nixdorf and/or its Subsidiaries in accordance with the terms of a Domination Agreement.

Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations) (in either case, including any extension as would be permitted by Rule 12b-25 under the Exchange Act):

(1)	all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)	all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and

(3)	all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports,

in each case in a manner that complies in all material respects with the requirements specified in such form provided, however, that the Trustee shall have no responsibility whatsoever to determine if such filing has occurred.

Notwithstanding the foregoing, (i) the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the preceding paragraph and (ii) the Company will not be obligated to provide to the Trustee or the Holders or make available to prospective purchasers of the Notes any materials for which it has sought and received confidential treatment by the SEC. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to clauses (1) or (2) above, the Company shall also fuhold live quarterly conference calls with the opportunity to ask questions of management for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions (any such call, a “Bondholder Call”); provided that, so long as the Company holds quarterly conference calls for investors of its Common Stock, it shall not be required to hold separate or additional Bondholder Calls. If the Company holds any Bondholder Call, no fewer than five calendar days prior to the date such Bondholder Call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such Bondholder Call for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions, which press release shall contain the time and the date of such Bondholder Call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such Bondholder Call.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by the preceding paragraphs shall include a reasonably detailed presentation, as determined in good faith by the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Merger and consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)	the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant; or

(b)	the Consolidated Coverage Ratio of the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of the second succeeding paragraph shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(6)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding-up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Subject to certain limitations, the Successor Company will succeed to, and be substituted for, the Company under the Indenture, the Notes and the Registration Rights Agreement. Notwithstanding clause (4) of the preceding paragraph,

(1)	the Company may consolidate with, merge with or into or transfer all or part of its properties and assets to any Restricted Subsidiary, and any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company, so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (6) of the preceding paragraph; and

(2)	the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

In addition, the Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1) (a)	if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(b)	the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Guarantor under the Registration Rights Agreement;

(c)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)	the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding-up or disposition and such supplemental indenture (if any) comply with the Indenture; or

(2)	in the event the transaction results in the release of the Subsidiary’s Note Guarantee under clause (1)(a) under “—Note Guarantees, the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time).

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture, the Note Guarantee of such Guarantor and the Registration Rights Agreement.

Notwithstanding the foregoing, any Guarantor may consolidate or merge with or into or transfer all or part of its properties and assets to a Guarantor or consolidate or merge with or into a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Guarantor.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, as the case may be, which properties and assets, if held by the Company or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Upon any consolidation, merger, winding-up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with this covenant, the Company and a Guarantor, as the case may be, will be released from its obligations under the Indenture and the Notes or its Note Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Notes, the Registration Rights Agreement and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee.

Payments for consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

Events of Default

Each of the following is an “Event of Default” (provided that, prior to the Domination Agreement Effective Date, these provisions will not apply to any Purchased Entity):

(1)	default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2)	default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon mandatory or optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company or any Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation”;

(4)	failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under the covenants described under “—Repurchase at the Option of Holders” or “—Certain Covenants” (in each case, other than (a) a failure to purchase Notes, which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “—Certain Covenants—Merger and Consolidation” which constitutes an Event of Default under clause (3) above or (c) a failure to comply with “—Certain Covenants—Reports” or “—Certain Covenants—Payments for Consent,” which constitutes an Event of Default under clause (5) below);

(5)	failure by the Company or any Guarantor to comply for 60 days (or, in the case of a failure to comply with “—Certain Covenants—Reports,” 120 days) after notice as provided below with its other agreements contained in the Indenture or the Notes;

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(b)	results in the acceleration of such Indebtedness prior to its maturity.

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(7)	failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(8)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(9)	any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

The Indenture provides that if a Default occurs and is continuing and is actually known to a responsible officer of the Trustee, the Trustee will mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within ten Business Days after the occurrence thereof following the date on which the Company becomes aware of such Default, receives notice of such Default or becomes aware of such action, as applicable, a certificate specifying any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each affected Holder, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder), among other things:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)	reduce the premium payable upon the redemption or repurchase of any Note or change the date on which any Note may be redeemed or repurchased as described above under “—Optional Redemption,” “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Asset Disposition” and “Change of Control”);

(6)	make any Note payable in a currency other than that stated in the Note;

(7)	amend the contractual right expressly set forth in the Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)	make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)	modify the Note Guarantees in any manner materially adverse to the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors (except that no existing Guarantor will be required to execute any amendment or supplement of the Indenture that solely relates to changes described in clause (5) below) and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under the Indenture, the Notes or the Note Guarantees in accordance with “—Certain Covenants—Merger and Consolidation;”

(3)	provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4)	to comply with the rules of any applicable depositary;

(5)	add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or the Indenture, in each case, in accordance with the applicable provisions of the Indenture;

(6)	secure the Notes and the Note Guarantees;

(7)	add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(8)	make any change that does not materially adversely affect the legal rights under the Indenture, the Notes or the Note Guarantees of any Holder;

(9)	comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(10)	evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11)	provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to the Exchange Notes except that they will not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(12)	conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section contained in that certain Offering Memorandum, to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, as confirmed in an Officer’s Certificate delivered to the Trustee; or

(13)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the Indenture and the outstanding Notes and the Note Guarantees issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Note Guarantees in effect at such time will be automatically released.

The Company and the Guarantors at any time may be released from their respective obligations described under “—Repurchase at the Option of Holders” and under the covenants described under “—Certain Covenants” (other than “—Merger and Consolidation”), and clause (4) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Note Guarantees in effect at such time will be automatically released.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, an Event of Default specified in clause (3) that resulted solely from the failure of the Company to comply with clause (4) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above, clause (4) (only with respect to covenants that are released as a result of such covenant defeasance), clause (5) (only with respect to covenants that are released as a result of such covenant defeasance), clause (6), clause (7), clause (8) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or clause (9) under “—Events of Default” above, in each case, shall not constitute an Event of Default.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest, if any, due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)	the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

(6)	the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(7)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (6) above).

In the event of a bankruptcy of the Company within 90 days of the defeasance of the notes issued under a high-yield indenture, creditors of the bankrupt estate may allege that the deposit to defease the Notes constituted a “preference” under U.S. bankruptcy laws.

Satisfaction and discharge

The Indenture will be discharged, and will cease to be of further effect as to all Notes and Note Guarantees issued thereunder, when either:

(1)	all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company) have been delivered to the Trustee for cancellation; or

(2) (a)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee to the extent any Government Securities are deposited, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c)	the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

(d)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and shareholders

No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

U.S. Bank National Association, by acceptance of its duties as Trustee under the Indenture, has not reviewed this prospectus (other than this “Description of the Exchange Notes” section) and has made no representations whatsoever as to the information contained herein.

Governing law

The Indenture provides that it, the Notes and any Note Guarantee are and will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the initial acquisition by the Company or any of its Restricted Subsidiaries of a number of shares in Wincor Nixdorf which represent (after taking into account any treasury shares held by Wincor Nixdorf subject to the Non-Tender Agreement) at least 75% of the voting rights in Wincor Nixdorf via a tender offer completed pursuant to the Acquisition Documentation.

“Acquisition Closing Date” means the date of the consummation of the Acquisition.

“Acquisition Documentation” means, collectively, the Offer Documentation and the Business Combination Agreement.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset (excluding working capital or current assets) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the Exchange Offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note, and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on April 15, 2019, (such redemption price being described under “—Optional Redemption”) plus (ii) all required remaining scheduled interest payments due on such Note through April 15, 2019 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity), including any such disposition by means of a Sale/Leaseback Transaction, merger, consolidation or similar transaction;

(2)	the sale or other disposition of cash or Cash Equivalents in the ordinary course of business or in connection with cash management activities;

(3)	a disposition of inventory in the ordinary course of business;

(4)	dispositions of obsolete, damaged, worn out or surplus assets, in each in the ordinary course of business;

(5)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary (other than a Receivables Entity);

(7)	for purposes of “—Repurchase at the Option of Holders—Asset Sales” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries (but excluding any securities, notes or other obligations that are subsequently converted into cash)) or a disposition that is permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(8)	sales or transfers of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to or by a Receivables Entity;

(9)	sales or transfers of accounts or lease receivables and related assets or an interest therein (i) pursuant to a Permitted Factoring Transaction in the ordinary course of business or (ii) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt;

(10)	dispositions of assets in any single transaction or series of related transactions with an aggregate Fair Market Value of less than $20.0 million;

(11)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12)	discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof, in each case exclusive of factoring or similar arrangements;

(13)	the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(14)	(i) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and (ii) the abandonment or allowance to lapse of intellectual property which, in the case of this clause (ii), in the good faith determination of the Company is not material to the Company and its Restricted Subsidiaries, taken as a whole;

(15)	foreclosure on assets;

(16)	dispositions resulting from (i) any taking or condemnation of any property of the Company or any Restricted Subsidiary by any governmental authority or (ii) any casualty;

(17)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(18)	sales and exchanges of assets in connection with the concurrent purchase of assets useful in a Similar Business to the extent that the assets received by the Company or its Restricted Subsidiaries are of equivalent or greater Fair Market Value than the assets transferred;

(19)	dispositions of real property in connection with any Sale/Leaseback Transaction;

(20)	any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims;

(21)	dispositions of machinery, equipment or other fixed assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days, (ii) such assets are exchanged within 180 days for machinery, equipment or other fixed assets having a Fair Market Value equal to or greater than the assets being traded in or (iii) the proceeds of such disposition are applied to the purchase price of replacement assets within 180 days;

(22)	the unwinding of any Hedging Obligations;

(23)	dispositions of Common Stock of the Company held by any Restricted Subsidiary in connection with any acquisition made by the Company or any Restricted Subsidiary;

(24)	sales and/or transfers of joint venture equity interests and assets to facilitate the China Joint Venture; and

(25)	sales and/or transfers of joint venture equity interests and assets to facilitate the Wincor Joint Venture.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by

(2)	the sum of the amounts of all such payments.

“BaFin” means the Bundesanstalt für Finanzdienstleistungsaufsicht.

“Bi-lateral LC/WC Agreement” means an agreement between the Company and/or any of its Restricted Subsidiaries and a financial institution providing for foreign and/or domestic revolving credit facilities and/or the issuance of letters of credit, bank guarantees and/or similar obligations, which agreement has been designated in writing as a Bi-lateral LC/WC Agreement pursuant to an Officer’s Certificate delivered to the Trustee setting forth the maximum principal amount available or permitted to be Incurred under such agreement. The Company may rescind such designation or decrease or increase the maximum principal amount available or permitted to be Incurred under any such agreement pursuant to an Officer’s Certificate delivered to the Trustee. On and after the Acquisition Closing Date, Liens on the collateral in respect of the Senior Credit Facility securing obligations in respect of any Bi-lateral LC/WC Agreements shall be required to be secured pursuant to clauses (35) and/or (36) of the definition of “Permitted Liens.”

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any duly authorized committee of the Board of Directors;

(3)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 23, 2015, between the Company and Wincor Nixdorf, as described, in all material respects, in the “The Transactions” section contained in that certain Offering Memorandum.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or North Canton, Ohio are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	U.S. dollars, Canadian dollars, Swiss Francs, Pounds Sterling, Japanese Yen, Euros or any national currency of any participating member state of the EMU or, in the case of a Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof);

(3)	marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof or issued by any foreign government or any political subdivision or any public instrumentality thereof, in each case having an Investment Grade Rating;

(4)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any commercial bank having a combined capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million, in the case of non-U.S. banks;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	bonds with an Investment Grade Rating and Preferred Stock issued by Persons with an Investment Grade Rating, including municipal bonds, corporate bonds and treasury bonds;

(7)	(i) commercial paper issued by any bank meeting the qualifications specified in clause (4) above or by the parent company of any such bank, (ii) commercial paper with a short-term commercial paper rating of at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and (iii) marketable short-term money market and similar funds having the equivalent of an Investment Grade Rating;

(8)	interests in any money market fund substantially all of the assets of which are comprised of instruments of the type specified in clauses (1) through (7) above;

(9)	other securities and financial instruments which offer a security comparable to the instruments specified in clauses (1) through (8) above; and

(10)	in the case of any Foreign Subsidiary, investments of the type and maturity described in clauses (1) through (9) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Cash Management Agreement” means any agreement providing cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services that is in effect on the Issue Date or thereafter and is by and among the Company or any of its Restricted Subsidiaries and a Cash Management Bank.

“Cash Management Bank” means the administrative agent and any lender under the Senior Credit Facility or any Affiliate thereof that is a party to a Cash Management Agreement with the Company or any of its Restricted Subsidiaries and, with respect to any Cash Management Agreement entered into prior to the Issue Date, any Person that was the administrative agent, a lender under the Senior Credit Facility or any Affiliate thereof at the time it entered into a Cash Management Agreement with the Company or any of its Restricted Subsidiaries.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(3)	the first day on which a majority of the members of the full Board of Directors of the Company or any direct or indirect parent entity of the Company are not Continuing Directors; or

(4)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any direct or indirect parent entity of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(5)	the adoption by the shareholders of the Company or any direct or indirect parent entity of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“China Joint Venture” means the Company’s joint venture with Inspur Group, Inspur Financial Technology Service Co., Ltd. (including any successor entity thereto).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means, with respect to any Person, any commodity future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)

if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations (and, for the avoidance of doubt, all other calculations to be made pursuant to this definition) shall be made in good faith by a responsible financial or accounting officer of the Company. Without duplication of clauses (h), (i) and (j) of the definition of “Consolidated EBITDA,” any such calculation shall give effect to the Synergies, Costs of Synergies and other non-recurring costs, charges, accruals, reserves or expenses that have been incurred or realized or are reasonably anticipated to be incurred or realized in good faith subject, in any calculation of pro forma Consolidated EBITDA, to the applicable limitations on such Synergies, Costs of Synergies and other non-recurring costs, charges, accruals, reserves or expenses set forth in the definition of “Consolidated EBITDA.”

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Coverage Ratio) will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)	if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such determination.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation and amortization expense; plus

(d)	goodwill, long-lived assets and other impairment charges; plus

(e)	other non-cash charges, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(f)	(i) fees, costs and expenses (including, without limitation, any taxes paid in connection therewith and retention payments in respect of Wincor Nixdorf) incurred in connection with the Acquisition or Future Acquisitions, (ii) any fees, costs, expenses or charges relating to (x) the exercise of options and (y) stock issued by Wincor Nixdorf or the target of a Future Acquisition, (iii) any fees, costs, expenses or charges related to any equity offering, Future Acquisition, Asset Disposition or other Investment permitted under the Indenture, recapitalization or incurrence or amendments of Indebtedness permitted to be made under the Indenture (whether or not successful) and (iv) any fees, costs, expenses or charges incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock of the Company; plus

(g)	any fees, expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in connection with any Future Acquisition, Asset Disposition, Investment, sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); plus

(h)	synergies and cost savings of the Company and its Restricted Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives (“Synergies”) and costs, charges, accruals, reserves or expenses of the Company and its Restricted Subsidiaries attributable or related to such Synergies (“Costs of Synergies”), in each case relating to the Acquisition (it being understood any such increases pursuant to this clause (h) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof), in each case, that are set forth in an Officer’s Certificate and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken, or in the case of Costs of Synergies, such costs or expenses are incurred, in each case within 24 months following the consummation of the Acquisition (calculated on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” and net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period); provided that the aggregate amount of Synergies added back in reliance on this clause (h) in any four-fiscal quarter period shall not exceed $160.0 million; plus

(i)

Synergies and Costs of Synergies, in each case relating to any Future Acquisition, any Asset Disposition by the Company or its Restricted Subsidiaries outside the ordinary course of business or any initiatives relating to restructuring, reorganization, operating expense reductions, operating improvements and similar restructuring initiatives enacted after the date hereof (it being understood any such increases pursuant to this clause (i) related to a Future Acquisition or Asset Disposition shall only be available subject to the consummation of the Future Acquisition or Asset Disposition and not in contemplation thereof), in each case, that are set forth in an Officer’s Certificate and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the consummation of the Future Acquisition or Asset Disposition or the decision to implement such restructuring initiative (calculated on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount added back in reliance on this clause

(i) in any four-fiscal quarter period shall not exceed 10.0% of Consolidated EBITDA for such four-fiscal quarter period (calculated before giving effect to any add-backs and adjustments in this clause (i) and in clauses (h) above and (j) below); plus

(j)	non-recurring costs, charges, accruals, reserves or expenses attributable or related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives incurred by Wincor Nixdorf and its Restricted Subsidiaries prior to March 31, 2016 that are set forth in an Officer’s Certificate and are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate), it being understood any such increases pursuant to this clause (j) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof; provided that the aggregate amount added back in reliance on this clause (j) in any four-fiscal quarter period shall not exceed €80.0 million; and

(2)	decreased (without duplication) by non-cash items increasing such Consolidated Net Income (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period) and if Consolidated Income Taxes is a benefit, by the amount of such benefit.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its consolidated Restricted Subsidiaries or other payments required to be made by such Person or any of its consolidated Restricted Subsidiaries to any governmental authority, which taxes or other payments are calculated by reference to the income or profits or capital of such Person or any of its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, whether paid or accrued, plus, to the extent not included in such interest expense (without duplication):

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs (other than debt issuance costs and other capitalized fees and expenses that are Incurred in connection with the Transactions); provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	the net costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)	interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock or on Preferred Stock of Non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP; and

(9)	Receivables Fees;

provided, however, that any interest expense attributable to Integrated Service Contract Debt permitted to be Incurred under clause (18) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness” shall not be included in Consolidated Interest Expense.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income on the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) and subject to the proviso above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)	subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been obtained or waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain or loss (excluding all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary outside the ordinary course of business;

(4)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards, including any such charge or expense Incurred in connection with any merger, consolidation or acquisition;

(5)	any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

(6)	any extraordinary gain or loss;

(7)	any net after-tax effect of gains or losses attributable to disposed or discontinued operations;

(8)	any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests; and

(9)	the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or any direct or indirect parent company of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Agreement” means, with respect to any Person, any foreign exchange future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate delivered to the Trustee setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” and such repurchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments.” Notwithstanding the foregoing, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, shareholder agreement or similar agreement that may be in effect from time to time.

“Disregarded Domestic Restricted Subsidiary” means a Domestic Restricted Subsidiary substantially all of the assets of which consist of equity interests of Foreign Subsidiaries.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“Domination Agreement” means the domination agreement (Beherrschungvertrag) within the meaning of Sec 291(1) of the German Stock Corporation Act (Aktiengesetz), dated September 26, 2016, among the Company (or any of its direct or indirect Wholly Owned Subsidiaries), Wincor Nixdorf and the other parties thereto.

“Domination Agreement Effective Date” means the initial date on which the Domination Agreement is effective.

“EMU” means the European Economic and Monetary Union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Equity Offering” means an offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Euro” means the means the single currency unit of the member states of the European Union that have the euro as its lawful currency in accordance with the EMU Legislation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, in connection with receivables factoring arrangements.

“Factoring Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Factoring Transaction on any date of determination that would be characterized as principal if such Factoring Transaction were structured as a secured lending transaction rather than as a purchase.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means (A) (i) any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary and (ii) any Restricted Subsidiary of such Foreign Subsidiary and (B) any Disregarded Domestic Restricted Subsidiary.

“Future Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of the Issue Date (other than the Acquisition) by which the Company or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the total voting power of the Voting Stock of any Person.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations, contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary that, together with its Subsidiaries on a consolidated basis, accounts for not more than (1) 5.0% of the total assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available or (2) 5.0% of the total revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on such balance sheet date; provided that the aggregate total assets or revenues for all Immaterial Subsidiaries shall not at any time exceed 10.0% of the total assets or revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit (other than letters of credit that are secured by cash or Cash Equivalents), bankers’ acceptances or other similar instruments (excluding reimbursement obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables, unless such obligation remains unsatisfied for more than five Business Days);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due more than three months after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(6)	the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)	to the extent not otherwise included in this definition, (a) the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction, (b) the Factoring Transaction Amount outstanding relating to a Factoring Transaction and (c) any Integrated Service Contract Debt.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness;”provided that such money is held to secure the payment of such interest.

Notwithstanding the foregoing, the amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

For purposes of clause (6) above, the “maximum mandatory redemption or repurchase price” of any Disqualified Stock or Preferred Stock, as applicable, that does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock, as applicable, were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Integrated Service Contract” means a contract pursuant to which the Company and/or a Subsidiary provides both equipment and services to a customer.

“Integrated Service Contract Debt” means Indebtedness Incurred in connection with and for the primary purpose of financing the acquisition of equipment subject to or anticipated to become subject to an Integrated Service Contract.

“interest” with respect to the Notes means interest with respect thereto and Additional Interest, if any.

“Interest Rate Agreement” means, with respect to any Person, any interest rate future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding (i) accounts receivable and other extensions of trade credit and/or accrued expenses, in each case arising in the ordinary course of business and payable in accordance with customary practices and (ii) any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business;

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company;

(4)	the acquisition of property and other assets from suppliers and other vendors in the ordinary course of business; and

(5)	prepaid expenses and workers’ compensation, utility, lease and similar deposits in the ordinary course of business.

For purposes of “—Certain Covenants—Limitation on Restricted Payments” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”:

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)	if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means April 19, 2016.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received (including after release from any required escrow), but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or reasonably expected to be paid or accrued as a liability under GAAP (after taking into account any tax credits or deductions that are available or reasonably expected to be available and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition;

(5)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets subject to such Asset Disposition at the time of, or within 30 days after, such Asset Disposition; and

(6)	with respect to any Asset Disposition involving a disposition of assets of a Foreign Subsidiary and solely to the extent the proceeds have not been applied to reduce Indebtedness, make capital expenditures or investments in Additional Assets in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” the Net Available Cash attributable to such assets of such Foreign Subsidiary to the extent that the repatriation of such Net Available Cash to the Company or any of its Domestic Restricted Subsidiaries (i) is prohibited, restricted or delayed by applicable laws, rules or regulations or (ii) could reasonably be expected to result in adverse tax consequences to the Company and its Restricted Subsidiaries; provided that the Company will use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any costs to comply with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings and Standard Factoring Undertakings shall not be considered recourse.

“Non-Tender Agreement” means the Non-Tender Agreement, executed in December 2015, among the Company, Wincor Nixdorf and Wincor Nixdorf Facility GmbH.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer Document” means the tender offer document (Angebotsunterlage) (including all exhibits, schedules, annexes and other attachments thereto) published by the Company in connection with the Acquisition.

“Offer Documentation” means (i) the Offer Document and (ii) and all other related documents made available by the Company to BaFin in respect to the acquisition of the Wincor Nixdorf Shares.

“Offering Memorandum” means the Offering Memorandum dated as of April 5, 2016 related to the offer and sale of the Original Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary of the Company or, if the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantor (in each case, without giving effect to collateral arrangements).

“Permitted Factoring Transaction” means any Factoring Transaction that may be entered into by the Company or any of its Restricted Subsidiaries on a non-recourse basis (except for Standard Factoring Undertakings), which is not entered into in connection with or as part of a Qualified Receivables Transaction and does not constitute Integrated Service Contract Debt.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company or a Restricted Subsidiary (other than a Receivables Entity);

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents;

(4)	Investments in exchange for consideration consisting only of Capital Stock (other than Disqualified Stock) of the Company or Net Cash Proceeds of a substantially concurrent sale of Capital Stock of the Company; provided, however, that the issuance of such Capital Stock or such Net Cash Proceeds will be excluded from clause (C)(ii) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(5)	receivables owing to the Company or any Restricted Subsidiary and extensions of trade credit in the ordinary course of business;

(6)	payroll, commission, travel and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7)	loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary (i) in the ordinary course of business or (ii) in an aggregate amount not to exceed $10.0 million to fund the purchase of Capital Stock of the Company by such persons;

(8)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	as part of the settlement of litigation or arbitration;

(b)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(c)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9)	Investments received in settlement of amounts due to the Company or any Restricted Subsidiary effected in the ordinary course of business;

(10)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Disposition;

(11)

Investments in existence on the Issue Date or, in the case of any Purchased Entity, on the Domination Agreement Effective Date, or made pursuant to binding commitments existing on the Issue Date or, in the case of any Purchased Entity, on the Domination Agreement Effective Date, or an Investment consisting of any extension, modification or replacement of any such Investment or binding commitment existing on the Issue Date or, in the case of any Purchased Entity, on the Domination Agreement Effective Date, but, in each case only to the extent not involving additional advances, contributions or other Investments or other increases thereof;

(12)	Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness;”

(13)	Guarantees issued in accordance with “—Certain Covenants—Limitations on Indebtedness;”

(14)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(15)	Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction (provided, however, that any Investment in any such Person is in the form of a Purchase Money Note), or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(16)	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)	any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Restricted Subsidiaries in effect with respect to (i) refinancings of Indebtedness otherwise permitted under the Indenture and (ii) Future Acquisitions permitted under the Indenture and not yet consummated;

(18)	prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(19)	to the extent constituting Investments, transactions to facilitate the China Joint Venture in an aggregate amount at the time of each such Investment not to exceed $100.0 million;

(20)	to the extent constituting Investments, transactions to facilitate the Wincor Joint Venture in an aggregate amount at the time of each such Investment not to exceed $100.0 million; and

(21)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (21), in an aggregate amount at the time of each such Investment not to exceed the greater of (i) $350.0 million and (ii) 10.0% of Total Tangible Assets outstanding at any one time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations permitted to be Incurred under clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness,” related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations of the Company;

(2)	pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges or levies that are not yet overdue for more than 45 days or that are being contested in good faith by appropriate proceedings, provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations (including standby letters of credit and completion guarantees) issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not secure any monetary obligations and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(9)	judgment Liens not giving rise to an Event of Default or that secure appeal or surety bonds related to such judgments;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, revocation, refund, chargeback or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a Cash Management Agreement or (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

(13)	Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction; provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or its Restricted Subsidiaries;

(14)	Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;

(15)	Liens arising from Uniform Commercial Code (or similar law of any foreign jurisdiction) financing statement filings or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(16)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(17)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(18)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(19)	deposits in the ordinary course of business to secure liability to insurance carriers;

(20)	options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under the Indenture;

(21)	Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(22)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(23)	Liens securing the Notes and the Note Guarantees;

(24)	Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (16), (17), (18) and (30) and this clause (24) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(25)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(26)	Liens in favor of the Company or any Restricted Subsidiary;

(27)	Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(28)	Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(29)	Liens arising out of or related to the rights of buyers of accounts receivable under any Permitted Factoring or Integrated Service Contract or otherwise in connection with the Incurrence of Integrated Service Contract Debt permitted under the Indenture;

(30)	Liens on property and assets of Wincor Nixdorf and its Restricted Subsidiaries permitted to survive the completion of the Acquisition or be Incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation;

(31)	Liens on assets and property of Non-Guarantor Subsidiaries that secure Indebtedness and other obligations of Non-Guarantor Subsidiaries;

(32)	Liens on the Capital Stock of an Unrestricted Subsidiary securing Indebtedness and other obligations of Unrestricted Subsidiaries;

(33)	Liens on deposits and other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Restricted Subsidiaries to a seller after the consummation of a Future Acquisition;

(34)	Liens on cash or Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(35)	Liens on the collateral in respect of the Senior Credit Facility securing obligations in respect of any Bi-Lateral LC/WC Agreement permitted to be Incurred under clause (22) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(36)	Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $200.0 million and (b) 5.0% of Total Tangible Assets (with Total Tangible Assets being measured at the time of Incurrence of such Indebtedness and without giving effect to subsequent changes in value); and

(37)	Liens securing Indebtedness; provided that at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) of the Company would not exceed 2.5 to 1.0.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Purchased Entities” means Wincor Nixdorf and its Subsidiaries.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization involving Receivables.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, Factoring Transaction, Integrated Service Contract or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, Factoring Transaction, Integrated Service Contract or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” “refinanced” and “refinancing” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including additional Indebtedness Incurred to pay premiums (including tender premiums), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Indebtedness) in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums required by the instruments governing such existing Indebtedness or tender premiums, defeasance costs, accrued interest and fees and expenses in connection with any such refinancing);

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among the Company, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Secured Indebtedness (other than (a) Indebtedness consisting of money borrowed by the Company or any Restricted Subsidiary against the cash value of life insurance policies owned by the Company or such Restricted Subsidiary, (b) Integrated Service Contract Debt up to an aggregate amount outstanding at any one time not to exceed $100.0 million, (c) Indebtedness described in clauses (15) and (19) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (d) the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction and the Factoring Transaction Amount outstanding relating to a Permitted Factoring Transaction) of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) to (2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement, dated as of November 23, 2015, among the Company, the guarantors parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business similar in nature to any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries or by Wincor Nixdorf and its Subsidiaries on the Issue Date or any business that is reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries or by Wincor Nixdorf and its Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Standard Factoring Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in non-recourse Factoring Transactions.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Net Indebtedness” means, as of any date of determination, the total Indebtedness (other than (a) Indebtedness consisting of money borrowed by the Company or any Restricted Subsidiary against the cash value of life insurance policies owned by the Company or such Restricted Subsidiary, (b) Integrated Service Contract Debt up to an aggregate amount outstanding at any one time not to exceed $100.0 million, (c) Indebtedness described in clauses (15) and (19) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (d) the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction and the Factoring Transaction Amount outstanding relating to a Permitted Factoring Transaction) of the Company and its Restricted Subsidiaries after deducting all Unencumbered Cash of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (1) Total Net Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) to (2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on such balance sheet date. The Total Net Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Total Tangible Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries after deducting all intangible assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company and calculated on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Coverage Ratio.

“Transactions” means the Acquisition (and subsequent acquisitions of any Wincor Nixdorf Shares by the Company or its Restricted Subsidiaries), the borrowings under the Senior Credit Facility, the issuance of the Original Notes, the refinancing of Indebtedness of the Company, Wincor Nixdorf and their respective Subsidiaries and the issuance of Capital Stock of the Company in connection therewith and, in each case, the use of the proceeds thereof and the payment of fees and expenses in connection therewith.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 15, 2019; provided, however, that if the period from the redemption date to April 15, 2019 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to April 15, 2019 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unencumbered Cash” means, as of any date of determination, all cash and Cash Equivalents with maturities of less than one year owned by the Company or any Restricted Subsidiary not disclosed as restricted cash or restricted Cash Equivalents in the Company’s financial statements as of such date; provided that (i) cash or Cash Equivalents drawn under the Senior Credit Facility and held in escrow for the purpose of funding the Transactions shall not be disqualified from being considered Unencumbered Cash solely due to Liens or escrow restrictions arising from such escrow arrangement and (ii) any cash and Cash Equivalents subject to any cash pooling arrangement or cash management in respect of netting services and similar arrangements shall be considered Unencumbered Cash only to the extent, with respect to any such arrangements, that the total amount of cash and Cash Equivalent on deposit subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

“Wincor Joint Venture” means any single joint venture that may be entered into by one or more of the Purchased Entities.

“Wincor Nixdorf” means Wincor Nixdorf Aktiengesellschaft.

“Wincor Nixdorf Shares” means the Capital Stock of Wincor Nixdorf proposed to be acquired by the Company and/or its Restricted Subsidiaries in connection with the Acquisition (for the avoidance of doubt, including any acquisition of such Capital Stock subsequent to the Acquisition Closing Date).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the exchange of original notes for exchange notes pursuant to the Exchange Offer and the ownership and disposition of the exchange notes. It is not a complete analysis of all the potential tax considerations relating to the Exchange Offer or the ownership and disposition of the exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service, or the IRS, or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations of the exchange of original notes for exchange notes pursuant to the Exchange Offer or the ownership and disposition of the exchange notes.

This summary is limited to beneficial owners of the notes (i) that purchased original notes upon their initial issuance at their “issue price” (generally, the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that exchange their original notes for exchange notes pursuant to the Exchange Offer, and (ii) that hold their notes as “capital assets” within the meaning of section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities or commodities;

•	certain former citizens and former long-term residents of the United States;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	Non-U.S. Holders (as defined below) subject to special rules under the Code, including “controlled foreign corporations” and “passive foreign investment companies”; or

•	entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds notes, you are urged to consult your tax advisor regarding the tax consequences of the exchange of original notes for exchange notes pursuant to the Exchange Offer and the ownership and disposition of the exchange notes.

This summary of United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation, as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable income tax treaty.

The Exchange Offer

The exchange of an original note for an exchange note pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes, and the exchange note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the corresponding original note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the Exchange Offer, your holding period for an exchange note will include your holding period for the original note exchanged therefor and your tax basis in an exchange note will be the same as your adjusted tax basis in the original note immediately before the exchange.

In the following discussion of material United States federal income tax considerations, references to the “notes” shall be to the exchange notes, unless otherwise indicated.

Certain additional payments

Under certain circumstances, we may become obligated to make payments on the notes in excess of stated principal and interest. See, for example, “Description of the Exchange Notes—Repurchase at the option of holders—Change of control.” Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. We believe the possibility of making additional payments on the notes is remote and/or incidental. Therefore, we intend to treat the possibility of the payment of such additional amounts as not resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our treatment will be binding on all holders, except for a holder that discloses its differing treatment in a statement attached to its timely filed United States federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, however, which may take a contrary position and treat the notes as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Consequences to U.S. holders

The following discussion is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. A “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States, if one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Stated interest

Stated interest on the notes will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the exchanged original note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Surtax on net investment income

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% surtax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You are urged to consult your own tax advisor regarding the applicability of this surtax to your income and gains in respect of your investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and principal on notes and the proceeds of sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. United States federal backup withholding (currently at a rate of 28%) generally will apply to such payments if you fail to provide us or our paying agent with your taxpayer identification number or certification of exempt status on a properly completed and executed IRS Form W-9, you have been notified by the IRS that payments to you are subject to backup withholding or you otherwise fail to comply with the applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Consequences to non-U.S. holders

The following discussion is a summary of the general United States federal income tax consequences that will apply to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note and you are not a U.S. Holder or an entity that is treated as a partnership for U.S. federal income tax purposes.

Payments of interest

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act, or FATCA, below, payments of interest on the notes to you generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•	you do not conduct a trade or business within the United States to which the interest income is effectively connected (and, if required by an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States);

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership; and

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code.

The portfolio interest exemption generally applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes generally will be subject to a 30% United States federal withholding tax, unless you provide us either with (i) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty, or (ii) a properly completed and executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you realize gain described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to United States federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including any gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to your permanent establishment or fixed base in the United States), you will generally be subject to United States federal income tax (but not the surtax on net investment income described above or the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally meet these certification requirements by providing a properly completed and executed IRS Form W-8ECI (or successor form) to us or our paying agent. If you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments and, in certain circumstances when the sale is made within the United States or conducted through certain United States-related financial intermediaries, proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a United States person (and the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code) or you are otherwise exempt from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including pursuant to FATCA. Pursuant to FATCA, foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30%

withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations, withholding under FATCA will generally apply to payments of U.S.-source interest on the notes, although withholding will be deferred until January 1, 2019 for gross proceeds from dispositions of the notes. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account, pursuant to the Exchange Offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of Diebold, Incorporated as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, incorporated by reference in this prospectus, and the effectiveness of internal control over financial reporting as of December 31, 2015, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated herein by reference.

The consolidated financial statements of Wincor Nixdorf AG and its subsidiaries, comprising the consolidated balance sheets as of September 30, 2015 and September 30, 2014, and the related consolidated statements of income, comprehensive income, cash flows and changes in group equity for each of the fiscal years in the three-year period ended September 30, 2015, incorporated by reference in this prospectus, have been audited by KPMG AG Wirtschaftsprüfungsgesellschaft, Germany, independent auditors, as stated in their report incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the periodic reporting and other informational requirements of the Exchange Act. In addition, under the terms of the Indenture, we have agreed that whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent registered public accounting firm and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330.  Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in the prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on April 28, 2016, and for the quarter ended June 30, 2016, filed with the SEC on July 28, 2016; and

•	Our Current Reports on Form 8-K filed with the SEC on February 4, 2016, March 30, 2016, April 5, 2016, April 6, 2016, April 19, 2016, April 26, 2016, May 12, 2016, June 23, 2016, August 8, 2016, August 19, 2016, September 23, 2016, September 29, 2016 and October 14, 2016 and our Current Report on Form 8-K/A filed with the SEC on September 23, 2016.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing to Corporate Secretary, Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 (telephone number (330) 490-4000). In order to ensure timely delivery of this information, any request should be made by November 9, 2016, five business days prior to the expiration date of the Exchange Offer.

Diebold, Incorporated

OFFER TO EXCHANGE

Up to $400,000,000 aggregate principal amount of its 8.5% Senior Notes due

2024 registered under the Securities Act of 1933 for

any and all outstanding 8.5% Senior Notes due 2024

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” with the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market making activities or other trading activities.